Exhibit 2.1

Deed

Project Nitro

Amending deed

Brookfield Infrastructure Partners Limited as general

partner of Brookfield Infrastructure Partners L.P.

Asciano Limited

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia	T +61 2 9225 5000 F +61 2 9322 4000
GPO Box 4227 Sydney NSW 2001 Australia	herbertsmithfreehills.com DX 361 Sydney

Amending deed

Date ▶ 9 November 2015

Between the parties

Brookfield	Brookfield Infrastructure Partners Limited as general partner of Brookfield Infrastructure Partners L.P.

of 73 Front Street

Hamilton, HM 12, Bermuda

Asciano	Asciano Limited

ACN 123 652 862 of Level 6, 15 Blue Street

North Sydney, NSW 2060

Recitals	1 The parties entered into a Scheme Implementation Deed on 17 August 2015 (Principal Deed) and amended the Principal Deed on or about 28 September 2015.

2 Clause 17.6 of the Principal Deed provides that a variation of any term of the Principal Deed must be in writing and executed by the parties.

3 The parties wish to amend and restate the Principal Deed in the manner set out in this deed.

This deed witnesses as follows:

Amending deed        page 1

1	Definitions, interpretation and deed components

1.1	Definitions

In this deed, a word or phrase defined in the Principal Deed has the same meaning as in the Principal Deed.

1.2	Interpretation

Clause 1.2 of the Principal Deed applies to this deed.

1.3	Deed components

This deed includes any schedule.

2	Amendment to Principal Deed

2.1	Amendment

(a)	The Principal Deed is amended and restated as set out in Schedule 1.

(b)	The amendments to the Principal Deed take effect on and from the date of this deed.

2.2	Amendments not to affect validity, rights, obligations

(a)	This deed is intended only to vary the Principal Deed and not to terminate, discharge, rescind or replace it.

(b)	The amendments to the Principal Deed do not affect the validity or enforceability of the Principal Deed.

(c)	Nothing in this deed:

(1)	prejudices or adversely affects any right, power, authority, discretion or remedy which arose under or in connection with the Principal Deed before the date of this deed; or

(2)	discharges, releases or otherwise affects any liability or obligation which arose under or in connection with the Principal Deed before the date of this deed.

2.3	Confirmation

On and with effect from the date of this deed, each party is bound by the Principal Deed as amended by this deed.

Amending deed        page 2

2.4	Acknowledgement

Each party acknowledges that this deed is issued in accordance with the Principal Deed.

3	General

3.1	Governing law and jurisdiction

(a)	This deed is governed by the law in force in New South Wales.

(b)	Each party irrevocably submits to the non–exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed.

(c)	Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

3.2	Further action to be taken at each party’s own expense

Each party must, at its own expense, do all things and execute all documents necessary to give full effect to this deed and the transactions contemplated by it.

3.3	Counterparts

(a)	This deed may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this deed by signing any counterpart.

Amending deed        page 3

Schedule 1

Amended and restated Principal Deed

Amending deed        page 4

Deed

Implementation Deed

Brookfield Infrastructure Partners Limited as general

partner of Brookfield Infrastructure Partners L.P.

Asciano Limited

Contents 1

Contents

1	Definitions and interpretation		2
	1.1	Definitions	2
	1.2	Interpretation	2
	1.3	Deed components	2
2	Agreement to proceed with the Transactions		2
	2.1	Scheme Transaction	2
	2.2	Takeover Bid Transaction	2
3	Conditions		3
	3.1	Scheme Conditions	3
	3.2	Bid Conditions	5
	3.3	Reasonable endeavours	5
	3.4	Waiver of Conditions	7
	3.5	Termination on failure of Conditions	7
	3.6	Certain notices relating to Conditions	9
4	Steps relevant to Scheme Transaction		9
	4.1	Scheme	9
	4.2	No amendment to the Scheme without consent	9
	4.3	Scheme Consideration	10
	4.4	Scheme Consideration election mechanism	10
	4.5	Provision of election updates and Asciano Share information	10
	4.6	Asciano Board recommendation of Scheme	11
5	Steps relevant to Takeover Bid Transaction		12
	5.1	Bidder’s Statement and Target’s Statement	12
	5.2	Despatch of Offers	12
	5.3	Independent expert	12
	5.4	Variation	12
	5.5	Waiver of Bid Conditions and extension	13
	5.6	Support for the Takeover Bid	13
	5.7	Asciano Board recommendation of Takeover Bid	13
	5.8	Failure to satisfy minimum bid price condition	13
	5.9	Offer extension	14
	If the	Offer becomes free from all of the Bid Conditions, Brookfield will procure Brookfield Sub to extend the end date of the Offers to a date that is at least two weeks from the date that a notice is given to the ASX of that circumstance	14
6	Steps relevant to both Transactions		14
	6.1	Asciano Rights	14
	6.2	Asciano Permitted Special Dividend	14
	6.3	Delay	15
	6.4	Change in recommendation	15
	6.5	Deferral of Scheme Meeting	15
	6.6	Enforcement of rights	16
7	Scheme implementation		16
	7.1	Asciano’s obligations	16

Contents 2

Contents 3

Contents 4

Contents

Schedule 6

Asciano Rights	79

Schedule 7

Bid Conditions	80

Schedule 8

Agreed Bid Terms	82

Signing page	83

Attachment 1

Part 1 – Indicative Scheme Timetable

Part 2 – Indicative Takeover Bid Timetable

Attachment 2

Scheme of arrangement

Attachment 3

Deed poll
Herbert Smith Freehills owns the copyright in this document and using it without permission is strictly prohibited.

Contents 5

Implementation Deed

Date ▶

Between the parties

Brookfield	Brookfield Infrastructure Partners Limited as general partner of Brookfield Infrastructure Partners L.P.

of 73 Front Street Hamilton, HM 12, Bermuda

Asciano	Asciano Limited

ACN 123 652 862 of Level 6, 15 Blue Street North Sydney, NSW 2060

Recitals	1 The parties have agreed that Brookfield Sub will acquire all of the ordinary shares in Asciano by means of:

– a scheme of arrangement under Part 5.1 of the Corporations Act between Asciano and the Scheme Shareholders; or

– a takeover bid by Brookfield Sub for all of the ordinary shares in Asciano that it does not already own.

2 The parties have agreed to implement the scheme of arrangement and the takeover bid on the terms and conditions set out in this deed.

This deed witnesses as follows:

1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this deed are set out in Schedule 1.

1.2	Interpretation

Schedule 1 contains interpretation rules for this deed.

1.3	Deed components

This deed includes any schedule to it.

2	Agreement to proceed with the Transactions

2.1	Scheme Transaction

(a)	Asciano agrees to propose the Scheme on and subject to the terms and conditions of this deed.

(b)	Brookfield agrees to:

(1)	assist Asciano to propose the Scheme; and

(2)	procure Brookfield Sub to assist Asciano to propose the Scheme,

on and subject to the terms and conditions of this deed.

(c)	Asciano and Brookfield agree to implement the Scheme on and subject to the terms and conditions of this deed.

2.2	Takeover Bid Transaction

(a)	Brookfield agrees to procure that Brookfield Sub (or another controlled entity of Brookfield, in either case for convenience referred to as ‘Brookfield Sub’ in this deed) will:

(1)	subject to clause 5.8, make offers pursuant to an off market takeover bid under Chapter 6 of the Corporations Act to acquire all the Asciano Shares that it does not already own on terms and conditions no less favourable to Asciano Shareholders than the Agreed Bid Terms; and

(2)	without limiting this clause 2.2(a), publicly announce a proposal to make offers under the Takeover Bid, in accordance with clause 13, promptly on the Amendment Date.

(b)	Asciano represents and warrants that:

(1)	the Asciano Board has met and considered the possibility of Brookfield Sub making the Takeover Bid; and

3 Conditions

(2)	all of the Asciano Board Members have informed Asciano that, if Brookfield complies with clause 2.2(a), they will:

(A)	unanimously recommend that Asciano Shareholders accept the Offer to be made to them under the Takeover Bid; and

(B)	accept, or procure the acceptance of, the Offer in respect of any Asciano Shares that they, or their associates, own or control, including the Asciano Shares set out in Schedule 7,

in each case in the absence of a Superior Proposal and subject to the Independent Expert opining that the Takeover Bid is fair and reasonable to Asciano Shareholders.

3	Conditions

3.1	Scheme Conditions

Subject to this clause 3, the Scheme will not become Effective, and the respective obligations of the parties in relation to the implementation of the Scheme are not binding, until each of the following Scheme Conditions is satisfied or waived to the extent and in the manner set out in this clause 3.

(a)	Regulatory Approvals: before 8.00am on the Second Court Date:

(1)	FIRB: either

(A)	the Treasurer of the Commonwealth of Australia (or his delegate) provides written advice or confirmation to Brookfield that there is no objection under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA) or the foreign investment policy of the Australian Government to the acquisition by Brookfield Sub of the Asciano Shares under the Scheme (including to any direct or indirect investment by GIC Special Investments Pte Ltd or British Columbia Investment Management Corporation in Brookfield Sub) and that advice is not subject to conditions, or is only subject to conditions that are acceptable to Brookfield, acting reasonably; or

(B)	the Treasurer of the Commonwealth of Australia becomes precluded by passage of time from making any order under Part II of FATA in respect of the acquisition by Brookfield Sub of the Asciano Shares under the Scheme;

(2)	ACCC: Brookfield has received informal merger clearance in respect of the acquisition of Asciano Shares by Brookfield Sub, either unconditionally or on conditions that are acceptable to Brookfield, acting reasonably, by notice in writing from the ACCC stating, or stating to the effect, that the ACCC does not propose to intervene or seek to prevent the acquisition of Asciano Shares by Brookfield Sub and that notice has not been withdrawn, revoked or adversely amended before 8.00am on the Second Court Date;

(3)	OIO: Brookfield has received all consents, approvals or clearances required under the Overseas Investment Act 2005 (NZ) and the Overseas Investment Regulations 2005 (NZ) for the implementation of the Scheme Transaction on terms and conditions acceptable to

3 Conditions

Brookfield, acting reasonably, and such consents, approvals or clearances (as the case may be) have not been withdrawn, suspended, revoked or adversely amended before 8.00am on the Second Court Date; and

(4)	ASIC and ASX: ASIC and ASX issue or provide all reliefs, waivers confirmations, exemptions, consents or approvals, and do all other acts, necessary, or which Asciano and Brookfield agree are desirable, to implement the Scheme and such reliefs, waivers confirmations, exemptions, consents, approvals or other acts (as the case may be) have not been withdrawn, suspended or revoked before 8.00am on the Second Court Date.

(b)	Shareholder approval: Asciano Shareholders (other than Excluded Shareholders) agree to the Scheme at the Scheme Meeting by the requisite majorities under subparagraph 411(4)(a)(ii) of the Corporations Act.

(c)	Independent Expert: the Independent Expert issues an Independent Expert’s Report which concludes that the Scheme is in the best interest of Asciano Shareholders before the time when the Scheme Booklet is registered by ASIC.

(d)	Court approval: the Court approves the Scheme in accordance with paragraph 411(4)(b) of the Corporations Act.

(e)	Restraints: between (and including) the date of this deed and 8.00am on the Second Court Date:

(1)	there is not in effect any temporary, preliminary or final order, injunction, decision or decree issued by any court of competent jurisdiction or Government Agency;

(2)	no action or investigation is announced or commenced by a Government Agency,

in consequence of, or in connection with, the Scheme which:

(3)	restrains or prohibits (or could restrain or prohibit), or otherwise materially adversely impacts on, the Scheme or the completion of any transaction contemplated by the Scheme (whether subject to conditions or not) or the rights of Brookfield or Brookfield Sub in respect of Asciano and the Asciano Shares to be acquired under the Scheme; or

(4)	requires the divestiture by Brookfield or Brookfield Sub of any Asciano Shares, or the divestiture of any assets of Asciano or its Related Bodies Corporate, BIP or its Related Bodies Corporate or otherwise;

unless any such order, injunction, decision, decree, application, action or investigation has been disposed of to the satisfaction of Brookfield, or is otherwise no longer effective or enforceable, by 8.00am on the Second Court Date.

(f)	No Asciano Prescribed Occurrence: no Asciano Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date.

(g)	No Asciano Material Adverse Change: no Asciano Material Adverse Change occurs or is reasonably likely to occur, or is discovered, announced, disclosed or otherwise becomes known to Brookfield between (and including) the date of this deed and 8.00am on the Second Court Date.

3 Conditions

(h)	No Brookfield Prescribed Occurrence: no Brookfield Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date.

(i)	No Brookfield Material Adverse Change: no Brookfield Material Adverse Change occurs or is reasonably likely to occur, or is discovered, announced, disclosed or otherwise becomes known to Asciano between (and including) the date of this deed and 8.00am on the Second Court Date.

(j)	New BIP Interests – TSX & NYSE/ASX:

(1)	the issue of the New BIP Interests underlying the New BIP CDIs to be issued pursuant to the Scheme has been approved by the Toronto Stock Exchange and the New York Stock Exchange, and those New BIP Interests have received listing approval from each of the Toronto Stock Exchange and the New York Stock Exchange subject to customary conditions (including notice of official issuance) by, and such approvals remain in full force and effect in all respects at, 8.00am on the Second Court Date; and

(2)	Brookfield is approved for admission to the official list of ASX (as a foreign exempt listing) and the New BIP CDIs to be issued pursuant to the Scheme are approved for official quotation by ASX, subject to customary conditions by, and such approvals remain in full force and effect in all respects at, 8.00am on, the Second Court Date.

(k)	Third party consents: all approvals and consents of a third party that are listed in Schedule 5 and any additional approvals and consents of a third party that Brookfield and Asciano agree are necessary or desirable to implement the Scheme are obtained (including approvals or consents to avoid breach of any change of control provisions) and such approvals and consents have not been withdrawn, suspended or revoked before 8.00am on the Second Court Date.

3.2	Bid Conditions

The Takeover Bid Transaction will be subject to the Bid Conditions.

3.3	Reasonable endeavours

(a)	Asciano must, to the extent it is within its power to do so, use its reasonable endeavours to procure that each of:

(1)	the Scheme Conditions in clause 3.1(b), 3.1(d), 3.1(f), 3.1(g) and 3.1(k); and

(2)	the Bid Conditions in paragraphs (b), (c) and (i) of Schedule 7,

is satisfied as soon as practicable after the date of this deed and continue to be satisfied at all times until the last time that the relevant Condition provides that it is to be satisfied.

(b)	Brookfield must, to the extent it is within its power to do so, use its reasonable endeavours to procure that each of:

(1)	the Scheme Conditions in clause 3.1(h), 3.1(i) and 3.1(j); and

(2)	the Bid Condition in paragraph (d) of Schedule 7,

is satisfied as soon as practicable after the date of this deed and continue to be satisfied at all times until the last time that Condition provides that it is to be satisfied.

3 Conditions

(c)	Each party must, to the extent it is within their power to do so (including in the case of Asciano, by fully supporting Brookfield’s ACCC application process and cooperating in relation to undertakings reasonably requested by the ACCC in connection with any relevant clearance and, in the case of Brookfield, by acting reasonably in considering the provision of undertakings or other concessions requested or required by the ACCC to facilitate clearance), use its reasonable endeavours to procure that each of:

(1)	the Scheme Conditions in clause 3.1(a) and 3.1(e); and

(2)	the Bid Conditions in paragraph (a) and (h) of Schedule 7,

is satisfied as soon as practicable after the date of this deed and continues to be satisfied at all times until the last time that the relevant Condition provides that it is to be satisfied and there is no occurrence within its control or the control of any of its Subsidiaries that would prevent any of the Conditions, which that party (alone or together with the other party) must use reasonable endeavours to satisfy, being or remaining satisfied. To avoid doubt, nothing requires any party to use its reasonable endeavours to procure that the Bid Condition in paragraph (g) of Schedule 7 is satisfied (or to seek to prevent occurrences that would result in that Condition not being satisfied).

(d)	Without limiting this clause 3.3, each party must:

(1)	promptly apply for all relevant Regulatory Approvals (as applicable);

(2)	take all steps it is responsible for as part of the Regulatory Approval process, including responding to requests for information from the relevant Government Agencies at the earliest practicable time;

(3)	promptly provide the other party with all information reasonably requested in connection with the applications for the Regulatory Approvals, including copies of all communications with Government Agencies in respect of obtaining the Regulatory Approvals;

(4)	consult with the other party in advance in relation to the progress of obtaining the Regulatory Approvals and provide the other party with a draft copy of any submission or correspondence; and

(5)	provide the other party or the relevant Government Agency with all assistance and information that it reasonably requests in connection with an application for a Regulatory Approval to be lodged by that other party, provided that:

(6)	neither party is required to disclose materially commercially sensitive information to the other party or information which would be damaging to the commercial or legal interests of the discloser or any of its Related Bodies Corporate, or information disclosure of which is not permitted by law;

(7)	the party applying for a Regulatory Approval is not prevented from taking any step (including communicating with a Government Agency) in respect of a Regulatory Approval if the other party has not promptly responded under clause 3.3(d)(4); and

(8)	neither party is required to dispose of any assets (and, for the avoidance of doubt, in acting reasonably as contemplated by the Scheme Condition in clause 3.1(a) in relation to whether or not regulatory conditions are acceptable to it, and as contemplated in clause 3.3, Brookfield is not obliged to accept a condition involving disposal of assets).

3 Conditions

3.4	Waiver of Conditions

(a)	The following Conditions cannot be waived:

(1)	the Scheme Conditions in clauses 3.1(a) (except for the condition in clause 3.1(a)(2)), 3.1(b) and 3.1(d); and

(2)	the Bid Condition in paragraph (a) of Schedule 7 (except for the condition in sub-paragraph (2)).

(b)	The following Conditions are for the sole benefit of Brookfield and may only be waived by Brookfield (in its absolute discretion) in writing:

(1)	the Scheme Conditions in clauses 3.1(f), 3.1(g) and 3.1(k); and

(2)	the Bid Conditions in paragraphs (b), (c), (e), (f), (g), and (i) of Schedule 7.

(c)	The Scheme Conditions in clauses 3.1(h) and 3.1(i) are for the sole benefit of Asciano and may only be waived by Asciano (in its absolute discretion) in writing.

(d)	The following Conditions are for the benefit of both Asciano and Brookfield and may only be waived by written agreement between Asciano and Brookfield:

(1)	the Scheme Conditions in clauses 3.1(a)(2), 3.1(c), 3.1(e) and 3.1(j); and

(2)	the Bid Conditions in paragraph (a)(2), (d) and (h) of Schedule 7.

(e)	If a party waives the breach or non-satisfaction of any of the Conditions, that waiver does not prevent that party from suing the other party for any breach of this deed that resulted in the breach or non-satisfaction of the relevant Condition.

(f)	Waiver of a breach or non-satisfaction in respect of one Condition does not constitute:

(1)	a waiver of breach or non-satisfaction of any other Condition resulting from the same event; or

(2)	a waiver of breach or non-satisfaction of that Condition resulting from any other event.

3.5	Termination on failure of Conditions

(a)	If:

(1)	there is an event or occurrence that would, or does, prevent any of the Conditions (other than the Bid Conditions in paragraphs (f) and (g) of Schedule 7) being satisfied; or

(2)	there is an event or occurrence that would, or does, prevent any of the Conditions (other than the Bid Conditions in paragraphs (f) and (g) of Schedule 7) being satisfied by the time and date specified in this deed for the satisfaction of that Condition, the parties must consult in good faith to:

(3)	consider and, if agreed, determine whether one or both of the Transactions may proceed (for example because the relevant Condition only affects one but not both of the Transactions), or may proceed by way of alternative means or methods;

3 Conditions

(4)	consider and, if agreed, change the date of the application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed to in writing by Brookfield and Asciano (being a date no later than 5 Business Days before the End Date); or

(5)	consider and, if agreed, extend the relevant date for satisfaction of the Conditions or End Date.

(b)	Subject to clauses 3.5(d) and 3.5(e), if no way of implementing at least one of the Transactions has been identified and agreed:

(1)	within 5 Business Days of becoming aware of relevant events or occurrences that would, or does, both prevent a Scheme Condition being satisfied and prevent a Bid Condition (other than the Bid Conditions in paragraphs (f) and (g) of Schedule 7) being satisfied;

(2)	within 5 Business Days after the time and date when both a Scheme Condition and a Bid Condition (other than the Bid Conditions in paragraphs (f) and (g) of Schedule 7) have not been satisfied by the time and date specified in this deed for the satisfaction of such Conditions; or

(3)	by the End Date,

as appropriate, then, unless the relevant Conditions have been waived in accordance with clause 3.4, either party may terminate this deed without any liability to the other party because of that termination. However, a party may not terminate this deed pursuant to this clause 3.5(b) if the relevant occurrence or event, or the failure of the Condition to be satisfied, arises out of a breach of clauses 3.3 or 3.6 by that party, although in such circumstances the other party may still terminate this deed. For the avoidance of doubt, nothing in this clause 3.5(b) affects the obligation of a party to pay a Reimbursement Fee, if it is required to do so under clause 16. To avoid doubt, neither party may terminate this deed pursuant to this clause 3.5(b) if either the Scheme or the Takeover Bid remains able to proceed (or if the sole reason why the Takeover Bid is unable to proceed is a failure to satisfy the Bid Condition in paragraph (f) of Schedule 7, in which case clause 5.8 shall apply).

(c)	Subject to any rights or obligations arising under or pursuant to clauses that are expressed to survive termination (including by virtue of clause 17.3), on termination of this deed, no party shall have any rights against or obligations to any other party under this deed except for those rights and obligations which accrued prior to termination.

(d)	If the Scheme Condition in clause 3.1(b) is not satisfied only because of a failure to obtain the majority required by sub-subparagraph 411(4)(a)(ii)(A) of the Corporations Act, then either party may by written notice to the other within 3 Business Days after the date of the conclusion of the Scheme Meeting require the approval of the Court to be sought, pursuant to the Court’s discretion in that sub-subparagraph, provided the party has, in good faith, reasonably formed the view that the prospect of the Court exercising its discretion in that way is reasonable.

(e)	If the Court refuses to make an order approving the Scheme which satisfies the Scheme Condition in clause 3.1(d), at Brookfield’s request Asciano must appeal the Court’s decision to the fullest extent possible (except to the extent that the parties agree otherwise, or an independent Senior Counsel indicates that, in his or her view, an appeal would have negligible prospects of success before the End Date). Asciano may bring an appeal even if not requested by Brookfield. If

4 Steps relevant to Scheme Transaction

any such appeal is undertaken at the request of Brookfield, Brookfield will bear Asciano’s costs of the appeal (including costs of the independent Senior Counsel) unless the parties otherwise agree. If any such appeal is undertaken by Asciano, without the prior request from Brookfield, Asciano will bear Brookfield’s costs of the appeal unless the parties otherwise agree.

3.6	Certain notices relating to Conditions

(a)	Asciano and Brookfield (as the case may be) must promptly advise each other, orally and in writing, of satisfaction of a Condition.

(b)	If a Scheme Condition is not satisfied by the time and date specified for satisfaction of that Condition, then, unless there is no reasonable prospect that the Condition will be satisfied before the End Date, Asciano must make an application to defer the Second Court Date (and if necessary the Scheme Meeting) until such time (being not later than a time which will allow the Second Court Date to occur on the Business Day before the End Date) as reasonably required to enable the relevant Condition to be satisfied.

(c)	If, before the time and date specified for satisfaction of a Condition, an event or occurrence that will prevent that Condition being satisfied occurs, the party with knowledge of that event must give the other party written notice of that event or occurrence as soon as possible.

(d)	Asciano and Brookfield (as the case may be) must promptly advise each other, orally and in writing, of any fact, matter, change, event or circumstance causing, or which, so far as can reasonably be foreseen, would cause:

(1)	a representation or warranty provided in this deed by the relevant party to be false;

(2)	a breach or non-satisfaction of any of the Conditions; or

(3)	a material breach of this deed by the relevant party.

(e)	Asciano must, unless Brookfield agrees otherwise, use reasonable endeavours to seek to change the date of the Scheme Meeting so as to enable it to be held after satisfaction or waiver of the Bid Conditions (other than the Bid Condition in paragraph (g) of Schedule 7).

4	Steps relevant to Scheme Transaction

4.1	Scheme

Asciano must propose the Scheme to Asciano Shareholders on and subject to the terms of this deed.

4.2	No amendment to the Scheme without consent

Asciano must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of Brookfield (such consent not to be unreasonably withheld or delayed in relation to procedural or administrative matters that do not relate to the value of the Scheme Consideration or the Scheme Shares).

4 Steps relevant to Scheme Transaction

4.3	Scheme Consideration

(a)	The Scheme Consideration to be provided in respect of each Scheme Share is as described in clause 5 of the Scheme.

(b)	Each Scheme Shareholder is entitled to receive the Scheme Consideration in respect of each Scheme Share held by that Scheme Shareholder, in accordance with the terms of this deed, the Scheme and the Deed Poll. Such Scheme Consideration will be received in the form of either the Maximum Cash Consideration, the Maximum Scrip Consideration or the Standard Consideration, in accordance with the election process outlined in clauses 4.4 and 4.5 and in the Scheme (and subject to the provisions contained in the Scheme for the sale on their behalf of New BIP CDIs attributable to Ineligible Foreign Holders and certain Scheme Shareholders who would otherwise receive less than a Marketable Parcel of BIP Interests).

(c)	Subject to clauses 3.1 and 17 and the terms of the Scheme, Brookfield undertakes and warrants to Asciano that, in consideration of the transfer to Brookfield Sub of each Asciano Share held by a Scheme Shareholder under the terms of the Scheme, on the Implementation Date Brookfield agrees:

(1)	to procure that that Brookfield Sub will accept that transfer; and

(2)	to provide, as relevant, to each Scheme Shareholder the Scheme Consideration for each Scheme Share in accordance with the terms of this deed, the Scheme and the Deed Poll.

(d)	The BIP Interests issued as part of the Scheme Consideration will not carry any entitlement to the Brookfield Permitted Distributions.

4.4	Scheme Consideration election mechanism

(a)	Asciano must ensure that the Scheme Booklet sent to Asciano Shareholders (other than Excluded Shareholders) is accompanied by a form of election (Election Form) under which each Asciano Shareholder (other than Excluded Shareholders) is requested to elect to receive either Maximum Cash Consideration, Maximum Scrip Consideration or Standard Consideration in respect of all of their Asciano Shares, and which sets out the election process, including that if no election is made the Asciano Shareholder will be taken to have elected to receive Standard Consideration.

(b)	The Election Form must include the relevant matters set out in the Scheme (including, where any BIP Interests included in a Scheme Shareholder’s Scheme Consideration comprise less than a Marketable Parcel, an option for the relevant Shareholder to ‘opt out’ of having those BIP Interests sold through the Sale Facility and an option for Shareholders to opt in to the Sale Facility on the terms set out in the Scheme) and must otherwise be in a form agreed by the parties in writing.

(c)	Asciano must procure that, to the extent practicable, Scheme Shareholders who acquired Asciano Shares after the date of the despatch of the Scheme Booklet and Election Form receive an Election Form on request to Asciano.

4.5	Provision of election updates and Asciano Share information

(a)	In order to facilitate the provision of the Scheme Consideration, Asciano must provide, or procure the provision of, to Brookfield or a nominee of Brookfield:

4 Steps relevant to Scheme Transaction

(1)	reasonable written updates of the elections that have been received in the period up to the Election Time;

(2)	written details of the final elections made by each Scheme Shareholder, within one Business Day after the Election Time; and

(3)	a complete copy of the Asciano Share Register as at the Scheme Record Date (which must include the name, Registered Address and registered holding of each Scheme Shareholder as at the Scheme Record Date), within one Business Day after the Scheme Record Date.

(b)	The details and information to be provided under clause 4.5(a) must be provided in such form as Brookfield, its nominee or the Brookfield Registry may reasonably require.

4.6	Asciano Board recommendation of Scheme

(a)	Asciano must use its best endeavours to procure that, subject to clause 4.6(b), the Asciano Board Members unanimously recommend that Asciano Shareholders (other than Excluded Shareholders) vote in favour of the Scheme at the Scheme Meeting in the absence of a Superior Proposal and subject to the Independent Expert concluding in the Independent Expert’s Report that the Scheme is in the best interest of Scheme Shareholders, and that the Scheme Booklet and any other public statements made by Asciano in relation to the Scheme include a statement by the Asciano Board to that effect.

(b)	Asciano must use its best endeavours to procure that the Asciano Board collectively, and the Asciano Board Members individually, do not change, withdraw or modify its, his or her recommendation to vote in favour of the Scheme unless:

(1)	the Independent Expert provides a report to Asciano (including either the Independent Expert’s Report or any update, addendum or variation to it) that concludes that the Scheme is not in the best interest of Scheme Shareholders;

(2)	Asciano has received, other than as a result of a breach of clause 15, a Superior Proposal; or

(3)	the Scheme Condition in clause 3.1(b) has become incapable of satisfaction or there is no reasonable prospect that the Scheme Meeting will be held (provided that (1) at the relevant time no Asciano Board Member has withdrawn, adversely revised or adversely qualified his or her support of the Takeover Bid and (2) the recommendation to vote in favour of the Scheme is only modified in a way that indicates that, while the Scheme remains recommended as an outcome which is in the best interests of Asciano Shareholders, in their or his or her view the Scheme Condition in clause 3.1(b) has become incapable of satisfaction or there is no reasonable prospect that the Scheme Meeting will be held), and Asciano has complied with its obligations under clause 16.

(c)	For the purposes of this clause, customary qualifications and explanations contained in the Scheme Booklet in relation to a recommendation to vote in favour of the Scheme to the effect that the recommendation is made in the absence of a superior proposal from a third party will not be regarded as a failure to make or withdraw the making of a recommendation in favour of the Scheme.

5 Steps relevant to Takeover Bid Transaction

5	Steps relevant to Takeover Bid Transaction

5.1	Bidder’s Statement and Target’s Statement

(a)	Brookfield will procure that Brookfield Sub will, to the extent practicable, give Asciano a reasonable opportunity to review an advanced draft of the Bidder’s Statement at least 5 Business Days before Brookfield Sub lodges the Bidder’s Statement with ASIC, and will consult in good faith with Asciano with respect to any comments Asciano may have.

(b)	Asciano will, to the extent practicable, give Brookfield a reasonable opportunity to review an advanced draft of the Target’s Statement at least 5 Business Days before Asciano lodges the Target’s Statement with ASIC, and will consult in good faith with Brookfield in relation to any comments Brookfield may have.

(c)	Asciano will provide all relevant assistance reasonably required by Brookfield in connection with Brookfield Sub’s preparation of the Bidder’s Statement and assistance in connection with the Offers generally and Brookfield will provide all relevant assistance reasonably required by Asciano in connection with Asciano’s preparation of the Target’s Statement.

(d)	Brookfield and Asciano will take responsibility for their information in connection with the Bidder’s Statement and Target’s Statement and any supplementary Bidder’s Statement and Target’s Statement, on materially the same basis as the parties have taken responsibility for information in the Scheme Booklet (and the Bidder’s Statement and Target’s Statement and any supplementary Bidder’s Statement and Target’s Statement will contain responsibility statements (as applicable) to that effect).

5.2	Despatch of Offers

(a)	Asciano agrees that the Offers and accompanying documents to be sent by Brookfield Sub under item 6 of section 633(1) of the Corporations Act may be sent on a date nominated by Brookfield that is earlier than the date prescribed by item 6 of section 633(1) of the Corporations Act.

(b)	Each party agrees to use reasonable endeavours to implement the Takeover Bid in accordance with the Takeover Bid Timetable.

(c)	Each party agrees to use reasonable endeavours to send the Bidder’s Statement and Target’s Statement to Asciano Shareholders together.

5.3	Independent expert

The parties acknowledge and agree that Asciano will commission the preparation of an independent expert’s report for the Target’s Statement.

5.4	Variation

Asciano agrees that Brookfield Sub may vary the terms and conditions of the Takeover Bid in any manner which is permitted by the Corporations Act, provided that the varied terms and conditions are not less favourable to Asciano Shareholders than the Agreed Bid Terms.

5 Steps relevant to Takeover Bid Transaction

5.5	Waiver of Bid Conditions and extension

Subject to the Corporations Act and clause 3.4, the parties agree that Brookfield Sub may declare the Takeover Bid to be free from any Bid Condition or extend the Takeover Bid at any time.

5.6	Support for the Takeover Bid

During the Offer Period, in the absence of a Superior Proposal and subject to the Independent Expert opining that the Takeover Bid is fair and reasonable to Asciano Shareholders, the Asciano Board will support the Takeover Bid and ensure that Asciano officers and management participate in efforts reasonably required by Brookfield to promote the merits of the Takeover Bid, including meeting with key Asciano Shareholders, analysts, management, customers and press if requested to do so by Brookfield.

5.7	Asciano Board recommendation of Takeover Bid

(a)	Asciano must use its best endeavours to procure that, subject to clause 5.7(b), the Asciano Board Members unanimously recommend that Asciano Shareholders accept the Takeover Bid (and indicate that each Asciano Board Member intends to accept, or procure the acceptance of, the Takeover Bid in respect of all Director Asciano Shares they own or control), in the absence of a Superior Proposal and subject to the Independent Expert opining that the Takeover Bid is fair and reasonable to Asciano Shareholders, and that the Target’s Statement and any other public statements made by Asciano in relation to the Takeover Bid include a statement by the Asciano Board to that effect.

(b)	Asciano must use its best endeavours to procure that the Asciano Board collectively, and the Asciano Board Members individually, do not change, withdraw or modify its, his or her recommendation to accept the Takeover Bid unless:

(1)	the Independent Expert fails to opine that the Takeover Bid is fair and reasonable to Asciano Shareholders (including in either the Independent Expert’s Report contained in the Target’s Statement or any updated, addendum or variation to it); or

(2)	Asciano has received, other than as a result of a breach of clause 15, a Superior Proposal,

and Asciano has complied with its obligations under clause 16.

(c)	For the purposes of this clause, customary qualifications and explanations contained in the Target’s Statement in relation to a recommendation to accept the Takeover Bid to the effect that the recommendation is made in the absence of a superior proposal from a third party will not be regarded as a failure to make or withdraw the making of a recommendation to accept the Takeover Bid.

5.8	Failure to satisfy minimum bid price condition

(a)	If it becomes impossible for the Bid Condition in paragraph (f) of Schedule 7 to be satisfied in respect of an Offer, Brookfield must procure Brookfield Sub to make another offer on the Agreed Bid Terms on the earlier of:

(1)	subject to obtaining any necessary ASIC relief required (so that either the original Offer can be withdrawn or there can be more than one

6 Steps relevant to both Transactions

Offer on foot at any one time), the date on which the parties believe, on reasonable grounds, that the Bid Condition in paragraph (f) of Schedule 7 will be satisfied in respect of an Offer; and

(2)	the Four Month Date,

(the Repeat Offer).

(b)	This deed will apply to the Repeat Offer as if it was the Offer and, to avoid doubt, if it becomes impossible for the Bid Condition in paragraph (f) of Schedule 7 to be satisfied in respect of the Repeat Offer, clause 5.8(a) will apply to the Repeat Offer.

(c)	Any Offer or Repeat Offer made on or after the Four Month Date will not include the Bid Condition in paragraph (f) of Schedule 7.

5.9	Offer extension

If the Offer becomes free from all of the Bid Conditions, Brookfield will procure Brookfield Sub to extend the end date of the Offers to a date that is at least two weeks from the date that a notice is given to the ASX of that circumstance.

6	Steps relevant to both Transactions

6.1	Asciano Rights

Asciano must take all actions necessary to ensure that no more than the number of Asciano Rights set out in the third column of the table in Schedule 6 vest and/or have any restrictions on their exercise waived and that any remaining Asciano Rights lapse or are cancelled upon Completion.

6.2	Asciano Permitted Special Dividend

(a)	Subject to clauses 6.2(b) to 6.2(c), Asciano may, in its sole discretion, pay Asciano Shareholders who are recorded in the Asciano Share Register as a holder of Asciano Shares at the Special Dividend Record Date the Asciano Permitted Special Dividend (which shall be fully franked) on the Special Dividend Payment Date. The amount per Asciano Share of the Asciano Permitted Special Dividend shall not exceed such amount as can be fully franked utilising the franking account balance but ensuring that it is not reasonably anticipated to be in deficit on Completion.

(b)	Brookfield must notify Asciano in writing at least 10 Business Days before Brookfield Sub intends to free the Offers from the last of the Bid Conditions that remain outstanding (Final Conditions) such that the Offers become unconditional (Notice Date).

(c)	Brookfield agrees to procure that Brookfield Sub:

(1)	will not free the Offers from the Bid Condition in paragraph (b) of Schedule 7 before the date which is 10 Business Days after the Notice Date; and

(2)	will free the Offers from the Final Conditions such that the Offers become unconditional on the date which is 11 Business Days after the Notice Date,

6 Steps relevant to both Transactions

provided that this clause 6.2 will cease to apply if there is a breach of any Final Condition after the Notice Date and prior to the Offer being freed of the relevant Bid Condition and such breach is not waived by Brookfield Sub (in its absolute discretion).

(d)	The parties agree to consult and cooperate with each other in respect of the timing and mechanics associated with the Asciano Permitted Special Dividend with a view to ensuring that the dividend can be fully franked.

6.3	Delay

(a)	Subject to agreement as to the Ordinary Dividend Permitted Amount under clause 6.3(b), Asciano may pay a dividend of up to the Ordinary Dividend Permitted Amount at any time without there being any reduction in the Standard Consideration under the Agreed Bid Terms if:

(1)	the Offers have not become unconditional by; or

(2)	the Implementation Date of the Scheme has not occurred by, 17 February 2016.

(b)	The Ordinary Dividend Permitted Amount will be an amount agreed between Asciano and Brookfield acting reasonably in good faith to reflect the delays since the original targeted Implementation Date of 8 December 2015, and which will also have regard to any Brookfield distributions to which Asciano Shareholders may become entitled, depending on the timing of expected receipt of New BIP CDIs.

(c)	The parties acknowledge that there may be delays during which the Offers and the Scheme may be implemented. The parties will negotiate in good faith in relation to any necessary changes to the provisions of this agreement, including if appropriate the End Date, to reflect those delays.

6.4	Change in recommendation

Without limiting the operation of clause 16 or the provisions of clauses 4.6 and 5.6, if circumstances arise (including the receipt or expected receipt of an unfavourable report from the Independent Expert) which may lead to any one or more Asciano Board Members changing, withdrawing or modifying his or her recommendation to vote in favour of the Transactions or either of them (other than such circumstances as provided for in clause 15.3 or 15.4 which shall be regulated by those clauses), Asciano must:

(a)	promptly notify Brookfield of this fact; and

(b)	consult with Brookfield in good faith to determine whether there are any steps that can be taken to avoid such a change, withdrawal or modification (as applicable).

6.5	Deferral of Scheme Meeting

Asciano will, as and when reasonably requested by Brookfield, seek deferrals by the Court of the date for the Scheme Meeting, and the parties will otherwise co-operate with each other in relation to matter relating to the interaction of the Takeover Bid Transaction and the Scheme Transaction.

7 Scheme implementation

6.6	Enforcement of rights

Asciano will consult with Brookfield in connection with the enforcement of any rights agreed by Asciano with Third Parties in connection with the provision of confidential information including standstill obligations.

7	Scheme implementation

7.1	Asciano’s obligations

Asciano must take all necessary steps to implement the Scheme as soon as is reasonably practicable (except, to avoid doubt, that it is agreed that the parties will use reasonable endeavours to ensure that the Scheme Meeting will not, without the parties’ written agreement, occur prior to January 2016) and, without limiting the foregoing, use reasonable endeavours to ensure that each step in the Scheme Timetable is met by the relevant date set out beside that step (and must consult with Brookfield on a regular basis about its progress in that regard, but, to avoid doubt, no party is entitled to require the other party to perform steps in the Scheme Timetable at an earlier time than set out in the Scheme Timetable), including doing any acts it is authorised and able to do on behalf of Asciano Shareholders, and including each of the following:

(a)	preparation of Scheme Booklet: prepare and despatch the Scheme Booklet in accordance with all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60 and the Listing Rules;

(b)	directors’ recommendation: include in the Scheme Booklet a statement by the Asciano Board:

(1)	unanimously recommending that Asciano Shareholders (other than Excluded Shareholders) vote in favour of the Scheme in the absence of a Superior Proposal; and

(2)	that each Asciano Board Member will (in the absence of a Superior Proposal) vote, or procure the voting of, any Director Asciano Shares at the time of the Scheme Meeting in favour of the Scheme at the Scheme Meeting, unless there has been a change of recommendation permitted by clause 4.6;

(c)	paragraph 411(17)(b) statement: apply to ASIC for the production of:

(1)	an indication of intent letter stating that it does not intend to appear before the Court on the First Court Date; and

(2)	a statement under paragraph 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(d)	Court direction: apply to the Court for orders pursuant to subsection 411(1) of the Corporations Act directing Asciano to convene the Scheme Meeting;

(e)	Scheme Meeting: convene the Scheme Meeting to seek Asciano Shareholders’ agreement to the Scheme in accordance with the orders made by the Court pursuant to subsection 411(1) of the Corporations Act;

(f)	Court documents: consult with Brookfield in relation to the content of the documents required for the purpose of each of the Court hearings held for the purpose of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act in relation to the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders) and consider in good faith, for the purpose of

7 Scheme implementation

amending drafts of those documents, reasonable comments from Brookfield and its Related Persons on those documents provided such comments are provided in a timely manner;

(g)	Court approval: (subject to all Scheme Conditions, other than the Scheme Condition in clause 3.1(d), being satisfied or waived in accordance with this deed) apply to the Court for orders approving the Scheme as agreed to by the Asciano Shareholders (other than Excluded Shareholders) at the Scheme Meeting;

(h)	Certificate: at the hearing on the Second Court Date provide to the Court a certificate confirming whether or not the Scheme Conditions (other than the Scheme Condition in clause 3.1(d)) have been satisfied or waived in accordance with this deed. A draft of such certificate shall be provided by Asciano to Brookfield by 4.00 pm on the date that is 3 Business Days prior to the Second Court Date;

(i)	lodge copy of Court order: lodge with ASIC an office copy of the Court order in accordance with subsection 411(10) of the Corporations Act approving the Scheme by no later than the Business Day after the date on which the Court order was made (or such later date as agreed in writing by Brookfield);

(j)	Scheme Consideration: if the Scheme becomes Effective, finalise and close the Asciano Share Register as at the Scheme Record Date, and determine entitlements to the Scheme Consideration, in accordance with the Scheme and the Deed Poll;

(k)	transfer and registration: if the Scheme becomes Effective and subject to Brookfield having issued the Scheme Consideration in accordance with the Scheme and Deed Poll:

(1)	execute, on behalf of Scheme Shareholders, instruments of transfer of Asciano Shares held by Scheme Shareholders to Brookfield Sub; and

(2)	register all transfers of Asciano Shares held by Scheme Shareholders to Brookfield Sub on the Implementation Date;

(l)	consultation with Brookfield in relation to Scheme Booklet: consult with Brookfield as to the content and presentation of the Scheme Booklet including:

(1)	providing to Brookfield drafts of the Scheme Booklet and the Independent Expert’s Report for the purpose of enabling Brookfield to review and comment on those draft documents. In relation to the Independent Expert’s Report, Brookfield’s review is to be limited to a factual accuracy review;

(2)	taking all reasonable comments made by Brookfield into account in good faith when producing a revised draft of the Scheme Booklet provided such comments are provided in a timely manner;

(3)	providing to Brookfield a revised draft of the Scheme Booklet within a reasonable time before the Regulator’s Draft is finalised and to enable Brookfield to review the Regulator’s Draft before the date of its submission;

(4)	obtaining written consent from Brookfield for the form and content in which the Brookfield Information appears in the Scheme Booklet; and

(5)	confirming in writing to Brookfield that the Asciano Information in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

7 Scheme implementation

(m)	information: provide all necessary information, and procure that the Asciano Registry provides all necessary information, in each case in a form reasonably requested by Brookfield, about the Scheme, the Scheme Shareholders and Asciano Shareholders to Brookfield and its Related Persons, which Brookfield reasonably requires in order to:

(1)	canvass agreement to the Scheme by Asciano Shareholders (including, where appropriate, the results of directions by Asciano to Asciano shareholders under Part 6C.2 of the Corporations Act); or

(2)	facilitate the provision by, or on behalf of, Brookfield Sub of the Scheme Consideration.

Asciano must comply with any reasonable request of Brookfield for Asciano to give directions to Asciano shareholders under Part 6C.2 of the Corporations Act from time to time for one of the purposes referred to in (1) or (2) above;

(n)	ASIC and ASX review: keep Brookfield informed of any material matters raised by ASIC or ASX in relation to the Scheme Booklet or the Transaction, and use reasonable endeavours to take into consideration in resolving such matters any issues raised by Brookfield;

(o)	representation: procure that it is represented by counsel at the Court hearings convened for the purposes of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act;

(p)	Independent Expert and Investigating Accountant: promptly appoint the Independent Expert, and promptly appoint and brief jointly with Brookfield any Investigating Accountant to be appointed in connection with the preparation of the Scheme Booklet or the Independent Expert’s Report, and provide all assistance and information reasonably requested by them in connection with the preparation of the Independent Expert’s Report or the investigating accountant’s report (as applicable) for inclusion in the Scheme Booklet (including any updates to such report) and any other materials to be prepared by them for inclusion in the Scheme Booklet (including any updates thereto);

(q)	compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations;

(r)	listing: subject to clause 7.1(u), not do anything to cause Asciano Shares to cease being quoted on ASX or to become permanently suspended from quotation prior to implementation of the Transaction unless Brookfield has agreed in writing;

(s)	update Scheme Booklet: until the date of the Scheme Meeting, promptly update or supplement the Scheme Booklet with, or, if the parties agree (provided that Asciano will not be limited from making any disclosure necessary, in its sole discretion, to comply with its continuous disclosure obligations), otherwise inform the market by way of announcement of, any information that arises after the Scheme Booklet has been despatched that is necessary to ensure that the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement and seek the Court’s approval for the despatch of any updated or supplementary Scheme Booklet. Asciano must consult with Brookfield as to the content and presentation of any updated or supplementary Scheme Booklet in the manner contemplated by clause 7.1(l);

(t)	merged company information: promptly provide to Brookfield any information regarding the Asciano Group that Brookfield reasonably requires in order to prepare the information regarding the merged Asciano–Brookfield entity

7 Scheme implementation

following implementation of the Scheme or the Takeover Bid for inclusion in the Scheme Booklet or the Bidder’s Statement (as applicable);

(u)	suspension of trading: apply to ASX to suspend trading in Asciano Shares with effect from the close of trading on the Effective Date;

(v)	assistance: up to (and including) the Implementation Date and subject to obligations of confidentiality owed to third parties and undertakings to Government Agencies, provide Brookfield with information that Brookfield reasonably requests for the purpose of preparation of the Brookfield Information and implementation of the Transaction; and

(w)	income tax return amendments: apply to the Australian Taxation Office prior to 27 October 2015 to amend the income tax returns of the Asciano Limited tax consolidated group for the years ended 30 June 2009, 30 June 2010 and 30 June 2011 (as relevant) in respect of the capital change out component deductions for locomotives and wagons, for the years ended 30 June 2008, 30 June 2009, 30 June 2010 and 30 June 2011 in respect of the capital (rotable) spares depreciation claims and for the year ended 30 June 2008 in respect of the section 974-80 deduction adjustments.

7.2	Brookfield’s obligations

Brookfield must take all necessary steps to implement the Scheme as soon as is reasonably practicable and without limiting the foregoing use reasonable endeavours to ensure that each step in the Scheme Timetable is met by the date set out beside that step (and consult with Asciano on a regular basis about its progress in that regard, but, to avoid doubt, no party is entitled to require the other party to perform steps in the Scheme Timetable at an earlier time than set out in the Scheme Timetable), including doing each of the following:

(a)	Brookfield Information: prepare and provide to Asciano the Brookfield Information for inclusion in the Scheme Booklet required by all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60 and the Listing Rules, and consent to the inclusion of that information in the Scheme Booklet;

(b)	review of Scheme Booklet: review the drafts of the Scheme Booklet prepared by Asciano and provide comments on those drafts in good faith and in a timely manner;

(c)	Independent Expert’s Report: subject to the Independent Expert entering into arrangements with Brookfield including in relation to confidentiality in a form reasonably acceptable to Brookfield, provide any assistance or information reasonably requested by Asciano or by the Independent Expert in connection with the preparation of the Independent Expert’s Report to be sent together with the Scheme Booklet;

(d)	Investigating Accountant: appoint and brief, jointly with Asciano any Investigating Accountant appointed in relation to the Transaction;

(e)	representation: procure that it is represented by counsel at the Court hearings convened for the purposes of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act;

(f)	Deed Poll: by no later than the Business Day prior to the First Court Date, execute and deliver to Asciano the Deed Poll and procure that Brookfield Sub will execute and deliver to Asciano the Deed Poll;

(g)	accuracy of Brookfield Information: confirm in writing to Asciano that the Brookfield Information in the Scheme Booklet (other than any information

7 Scheme implementation

regarding the Asciano Group contained in, or used in the preparation of, the information regarding the merged Asciano–Brookfield entity following implementation of the Scheme) does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(h)	consultation with Asciano in relation to Brookfield Information: consult with Asciano as to the content and presentation of the Brookfield Information including:

(1)	providing drafts of the Brookfield Information for the purpose of enabling Asciano to review and comment on that draft information;

(2)	taking all reasonable comments made by Asciano into account in good faith when producing a revised draft of the Brookfield Information provided that such comments are provided in a timely manner;

(3)	providing to Asciano a final draft of the Brookfield Information within a reasonable time before the Regulator’s Draft is to be finalised and to enable Asciano to review the Brookfield Information section of the Regulator’s Draft before the date of its submission;

(i)	information: promptly provide to Asciano any information regarding the BIP Group that Asciano reasonably requires in order to prepare the Scheme Booklet or the Target’s Statement;

(j)	Certificate: provide Asciano with such information and confirmations as it reasonably requires to enable it to certify that the Scheme Conditions have been satisfied or waived in accordance with its obligation in clause 7.1(h);

(k)	share transfer: if the Scheme becomes Effective:

(1)	procure that Brookfield Sub accepts a transfer of the Scheme Shares as contemplated by clause 4.3(c)(1); and

(2)	execute, or procure that Brookfield Sub executes, instruments of transfer in respect of the Scheme Shares;

(l)	Scheme Consideration: if the Scheme becomes Effective, as relevant, provide the Scheme Consideration in the manner and amount contemplated by the terms of the Scheme and the Deed Poll;

(m)	listing: use all reasonable endeavours to procure that:

(1)	the issue of any New BIP Interests underlying the New BIP CDIs to be issued pursuant to the Scheme has been approved by the Toronto Stock Exchange and the New York Stock Exchange, and those New BIP Interests have received listing approval from each of the Toronto Stock Exchange and the New York Stock Exchange subject to customary conditions; and

(2)	Brookfield is approved for admission to the official list of ASX (as a foreign exempt listing) and that the New BIP CDIs to be issued pursuant to the Scheme:

(A)	are approved for official quotation by ASX, subject to any conditions which ASX may reasonably require and which are acceptable to Brookfield, acting reasonably; and

(B)	are eligible for inclusion in S&P / ASX indices subject to satisfying relevant liquidity and size tests.

(n)	update Brookfield Information: until the date of the Scheme Meeting, provide to Asciano any information that arises after the Scheme Booklet has been

7 Scheme implementation

despatched that is necessary to ensure that the Brookfield Information contained in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(o)	assistance: up to (and including) the Implementation Date and subject to obligations of confidentiality owed to third parties and undertakings to Government Agencies, provide Asciano with information that Asciano reasonably requests for the purpose of preparation of the Scheme Booklet and implementation of the Transaction; and

(p)	compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations.

7.3	Conduct of Court proceedings

(a)	Asciano and Brookfield are entitled to separate representation at all Court proceedings affecting the Transaction.

(b)	This deed does not give Asciano or Brookfield any right or power to give undertakings to the Court for or on behalf of the other party without that party’s written consent.

(c)	Asciano and Brookfield must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this deed.

7.4	Responsibility statements

(a)	The Scheme Booklet will contain a responsibility statement to the effect that:

(1)	Brookfield is responsible for the Brookfield Information (other than any information provided by Asciano to Brookfield and used by Brookfield for the purposes of preparation of the Scheme Booklet or obtained from Asciano’s public filings on ASX or ASIC contained in, or used in the preparation of, the information regarding the merged Asciano–Brookfield entity following implementation of the Scheme) contained in the Scheme Booklet; and

(2)	Asciano is responsible for the Asciano Information contained in the Scheme Booklet and is also responsible for the information contained in the Scheme Booklet provided by Asciano to Brookfield or obtained from Asciano’s public filings on ASX or ASIC contained in, or used in the preparation of, the information regarding the merged Asciano–Brookfield entity following implementation of the Scheme.

(b)	If after a reasonable period of consultation, Asciano and Brookfield are unable to agree on the form or content of the Scheme Booklet:

(1)	where the determination relates to Brookfield Information, Brookfield will make the final determination as to the form and content of the Brookfield Information; and

(2)	in any other case, Asciano will make the final determination as to the form and content of the Scheme Booklet.

8 Conduct of business

8	Conduct of business

(a)	Subject to clauses 8(c) and 8(d), from the date of this deed up to and including the earlier of Completion of the Takeover Bid and the Implementation Date, and without limiting any other obligations under this deed, each party must:

(1)	conduct its businesses and operations, and, in Asciano’s case must cause each other Asciano Group Member to conduct its respective business and operations, in the ordinary and usual course consistent with the manner in which each such business and operations have been conducted in the 12 month period prior to the date of this deed;

(2)	keep each other informed of the conduct of their business;

(3)	provide regular reports on the financial affairs of the Asciano Group (in the case of Asciano) and the BIP Group (in the case of Brookfield) in a timely manner to the other party;

(4)	make all reasonable efforts, and procure that each other Asciano Group Member (in the case of Asciano) makes all reasonable efforts, to:

(A)	preserve and maintain the value of their respective businesses and assets;

(B)	keep available the services of their directors, officers and employees; and

(C)	maintain and preserve their relationships with Government Agencies, customers, suppliers and others having business dealings with any Asciano Group Member (in the case of Asciano) (including, in the case of Asciano, using reasonable endeavours to obtain consents from third parties to any change of control provisions in contracts and in any other contracts or arrangements to which a member of the Asciano Group is a party which Brookfield reasonably requests).

(b)	From the date of this deed up to and including the earlier of Completion of the Takeover Bid and the Implementation Date:

(1)	Asciano must ensure that no Asciano Prescribed Occurrence and no Asciano Regulated Event occurs; and

(2)	Brookfield must ensure that no Brookfield Prescribed Occurrence occurs.

(c)	Nothing in clause 8(a) restricts the ability of Asciano or Brookfield to take any action:

(1)	which is required by this deed or the Scheme;

(2)	which has been agreed to in writing by the other party; or

(3)	which is Fairly Disclosed in the Disclosure Materials of that party as being an action that Asciano or Brookfield (as applicable) will carry out between (and including) the date of this deed and the Implementation Date.

(d)	For the avoidance of doubt, nothing in clause 8(a) restricts the ability of Asciano to:

9 Director appointments

(1)	respond to a Competing Proposal to the extent permitted in accordance with clause 15; or

(2)	pay the Asciano Permitted Special Dividend once.

(e)	From the date of this deed until the earlier of the close of the Offer Period and the Second Court Date, unless the other party agrees otherwise in writing, Asciano and Brookfield (as applicable) will promptly notify the other of anything of which it becomes aware that:

(1)	makes any material information publicly filed by it, (either on its own account or in respect of (in the case of Asciano) any other Asciano Group Member or (in the case of Brookfield) any other BIP Group Member) to be, or reasonably likely to be, incomplete, incorrect, untrue or misleading in any material respect;

(2)	makes any of the Asciano Representations and Warranties or any of the Brookfield Representations and Warranties (as applicable) false, inaccurate, misleading or deceptive in any material respect; or

(3)	may, or may with time, constitute (with respect to Asciano) an Asciano Material Adverse Change, Asciano Regulated Event or Asciano Prescribed Occurrence or (with respect to Brookfield) a Brookfield Material Adverse Change or Brookfield Prescribed Occurrence (as applicable).

9	Director appointments

As soon as practicable on the earlier of:

(a)	the Implementation Date after the Scheme Consideration has been despatched to Scheme Shareholders; and

(b)	the day on which the Bid Conditions in paragraphs (a) and (e) of Schedule 7 are satisfied and Brookfield Sub declares the Offers unconditional or the Offers become unconditional and Brookfield controls Asciano,

Asciano must:

(c)	take all actions necessary to cause the appointment of the nominees of Brookfield to the Asciano Board;

(d)	ensure that all directors on the Asciano Board, other than the Brookfield nominees, resign and unconditionally and irrevocably release Asciano from any claims they may have against Asciano (without limitation to any accrued rights they may have under any deed of access and indemnity or policy of directors and officers insurance); and

(e)	take all actions to ensure that all directors on the boards of Asciano’s Subsidiaries resign and unconditionally and irrevocably release Asciano and such Asciano Subsidiaries from any claims they may have against any of them, and to cause the appointment of nominees of Brookfield to those boards (without limitation to any accrued rights they may have under any deed of access and indemnity or policy of directors and officers insurance), provided that Brookfield agrees that a minimum of two existing directors will remain on the Asciano Board until the end of the Offer Period.

10 Access to information

10	Access to information

(a)	Between (and including) the date of this deed and the earlier of:

(1)	Completion of the Takeover Bid; and

(2)	the Implementation Date,

Asciano must, and must cause each other Asciano Group Member to, afford to Brookfield and its Related Persons (including any Investigating Accountant) reasonable access to information, including financial, tax and other information, (subject to any existing confidentiality obligations owed to third parties, appropriate consents in relation to which Asciano must use all reasonable endeavours to obtain) of any member of the Asciano Group, or such senior executives of Asciano as reasonably requested by Brookfield at mutually convenient times, and afford Brookfield reasonable co-operation (including, in the case of clause 10(a)(6), access to the Asciano Group’s auditors and accountants) for the purpose of:

(3)	implementation of the Scheme or preparation of the Brookfield Information;

(4)	implementation of the Takeover Bid or preparation of the Bidder’s Statement;

(5)	Brookfield obtaining an understanding of the operations of the Asciano Group’s business, financial position, prospects and affairs in order to allow and facilitate the development and the implementation of the plans of Brookfield for those businesses following implementation of either of the Transactions;

(6)	preparation of the financial statements (including for the merged Asciano–Brookfield entity following implementation of the Scheme) for inclusion in the Scheme Booklet, Bidder’s Statement or any Investigating Accountant’s report (and any updates);

(7)	compliance with legally binding reporting obligations to holders of their shares, interests or other securities, or to financiers or other investors, or satisfy their compliance obligations under any applicable legal, governmental, taxation or regulatory rules, or otherwise imposed by an Government Agency, or as reasonably required in connection with:

(A)	any financing transaction or arrangement; or

(B)	arranging or syndicating any acquisition, debt or equity financing, and all timely cooperation in connection with the arrangement; and

(8)	any other purpose agreed between the parties,

and Brookfield may disclose such information to third parties in accordance with the terms of the Confidentiality Agreement (and any bona fide syndicate financiers will be deemed to have been consented to by Asciano for inclusion as “Associates” as that term is defined in the Confidentiality Agreement) provided that:

(9)	Brookfield will focus on material issues, having regard to management commitments and the impact of information requests on Asciano’s business;

(10)	providing access or information pursuant to this clause does not result in unreasonable disruptions to Asciano’s business, require Asciano to

10 Access to information

make further disclosure to any other entity or Government Agency or require the disclosure of any document that would compromise Asciano’s legal professional privilege;

(11)	nothing in this clause will require Asciano to provide information concerning Asciano’s directors and management’s consideration of the Scheme or any Competing Proposal (but this proviso does not limit Asciano’s obligations under clause 15); and

(12)	Asciano may provide to Brookfield its records at a place other than Asciano’s business premises.

(b)	Between (and including) the date of this deed and the earlier of:

(1)	Completion of the Takeover Bid; and

(2)	the Implementation Date,

Brookfield must, and must cause each other Brookfield Group Member to, afford to Asciano and its Related Persons (including any Independent Expert) reasonable access to information (subject to any existing confidentiality obligations owed to third parties, appropriate consents in relation to which Brookfield must use all reasonable endeavours to obtain) of any member of the BIP Group, or such senior executives of Brookfield as reasonably requested by Asciano at mutually convenient times and afford Asciano reasonable co-operation for the purpose of:

(3)	implementation of the Scheme or preparation of the Scheme Booklet, or any part thereof;

(4)	implementation of the Takeover Bid or preparation of the Target’s Statement;

(5)	to satisfy their compliance obligations under any applicable legal, governmental, taxation or regulatory rules, or otherwise imposed by an Government Agency; and

(6)	any other purpose agreed between the parties.

provided that:

(7)	Asciano will focus on material issues, having regard to management commitments and the impact of information requests on Brookfield’s or the BIP Group’s business;

(8)	providing access or information pursuant to this clause does not result in unreasonable disruptions to Brookfield’s or the BIP Group’s business, require Brookfield or the BIP Group to make further disclosure to any other entity or Government Agency or require the disclosure of any document that would compromise Brookfield’s or the BIP Group’s legal professional privilege;

(9)	nothing in this clause will require Brookfield or the BIP Group to provide information concerning the formulation or consideration of the Scheme or any variation to it; and

(10)	Brookfield or the BIP Group may provide to Asciano its records at a place other than Brookfield’s or the BIP Group’s business premises.

(c)	Without limiting clause 10(a), Asciano agrees to provide timely cooperation in connection with the arrangement or syndication of any acquisition, debt or equity financings by any member of the BIP Group as may be reasonably requested by Brookfield at any time and from time to time, including:

10 Access to information

(1)	participating in meetings (including meetings with ratings agencies), drafting sessions and due diligence sessions;

(2)	furnishing, in accordance with clause 10(a), Brookfield and its financing sources within a reasonable timeframe (including providing any consent required under the Confidentiality Agreement to such disclosure) with financial and other pertinent information regarding Asciano, the Asciano Group or any other entity in which any Asciano Group Member has an investment as may be reasonably requested by Brookfield; assisting Brookfield and its financing sources in the preparation of any offering document to be used in obtaining or syndicating any acquisition, debt or equity financing, and any materials required in connection with ratings agency presentations;

(3)	cooperating with any marketing efforts undertaken by Brookfield and its financing sources related to acquisition, debt or equity financings (including by making available such senior executives of Asciano as reasonably requested by Brookfield at mutually convenient times for conference calls, management presentation sessions, roadshows, sales force presentations and similar meetings or presentations);

(4)	assisting Brookfield and its Affiliates to satisfy any conditions and obligations of any financing to the extent same is within its control; and

(5)	providing any information required to complete a reconciliation of financial statements to applicable accounting standards,

provided, in each case, that:

(6)	where Asciano has acted in good faith, neither Asciano nor any Asciano Group Member shall be required to incur any liability in connection with any acquisition, debt or equity financing prior to implementation of the Transactions that is not reimbursable by Brookfield;

(7)	Brookfield must indemnify and hold harmless Asciano Group Members and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any acquisition, debt or equity financing and any information utilised in connection therewith, in each case other than to the extent any of the foregoing arises from the bad faith or wilful misconduct of, or breach of this deed by, Asciano or an Asciano Group Member or their respective Related Persons;

(8)	nothing in this clause 10(c), shall require cooperation to the extent that it would:

(A)	cause any Condition to not be satisfied or otherwise cause a breach of this deed; or

(B)	require an Asciano Group Member to take any action that would reasonably be expected to conflict with or violate the Asciano Group Member constituent documents or any law; or

(C)	require the approval of shareholders of Asciano under section 260B of the Corporations Act or equivalent or analogous restriction in any jurisdiction; and

11 Representations and warranties

(9)	none of the Asciano Group Members shall be required to execute prior to the earlier of the close of the Offer Period and Implementation any agreements, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the debt financing.

11	Representations and warranties

11.1	Brookfield’s representations and warranties

Brookfield represents and warrants to Asciano (in its own right and separately as trustee or nominee for each of the other Asciano Indemnified Parties) each of the Brookfield Representations and Warranties.

11.2	Brookfield’s indemnity

Brookfield agrees with Asciano (in its own right and separately as trustee or nominee for each of the other Asciano Indemnified Parties) to indemnify Asciano and each of the Asciano Indemnified Parties against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising that Asciano or any of the other Asciano Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the Brookfield Representations and Warranties.

11.3	Asciano’s representations and warranties

Asciano represents and warrants to Brookfield (in its own right and separately as trustee or nominee for each of the other Brookfield Indemnified Parties) each of the Asciano Representations and Warranties.

11.4	Asciano’s indemnity

Asciano agrees with Brookfield (in its own right and separately as trustee or nominee for each Brookfield Indemnified Party) to indemnify Brookfield and each of the Brookfield Indemnified Parties from any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising that Brookfield or any of the other Brookfield Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the Asciano Representations and Warranties.

11.5	Survival of representations and warranties

Each representation and warranty made or given in clauses 11.1 and 11.3:

(a)	is severable;

(b)	survives the termination of this deed; and

(c)	is given with the intention that liability under it is not confined to breaches that are discovered before the date of termination of this deed.

11.6	Survival of indemnities

Each indemnity in this deed (including those in clauses 11.2 and 11.4):

(a)	is severable;

12 Releases

(b)	is a continuing obligation;

(c)	constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this deed; and

(d)	survives the termination of this deed.

11.7	Timing of representations and warranties

Each representation and warranty made or given under clauses 11.1 or 11.3 is given at the date of this deed and repeated continuously thereafter until the earlier of:

(a)	the close of the Offer Period; and

(b)	8.00am on the Second Court Date,

unless that representation or warranty is expressed to be given at a particular time, in which case it is given at that time.

12	Releases

12.1	Asciano and Asciano directors and officers

(a)	Brookfield releases its rights, and agrees with Asciano that it will not make a claim, against any Asciano Indemnified Party (other than Asciano and its Related Bodies Corporate) as at the date of this deed and from time to time in connection with:

(1)	any breach of any representations and warranties of Asciano or any other member of the Asciano Group in this deed; or

(2)	any disclosures containing any statement which is false or misleading whether in content or by omission,

whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Asciano Indemnified Party has not acted in good faith or has engaged in wilful misconduct or fraud. For the avoidance of doubt, nothing in this clause 12.1(a) limits Brookfield’s rights to terminate this deed under clause 17.2(a).

(b)	This clause 12.1 is subject to any Corporations Act restriction and will be read down accordingly.

(c)	Asciano receives and holds the benefit of this clause 12.1 to the extent it relates to each Asciano Indemnified Party as trustee for each of them.

12.2	Brookfield and Brookfield directors and officers

(a)	Asciano releases its rights, and agrees with Brookfield that it will not make a claim, against any Brookfield Indemnified Party (other than Brookfield and its Related Bodies Corporate) as at the date of this deed and from time to time in connection with:

(1)	any breach of any representations and warranties of Brookfield or any other member of the Brookfield Group in this deed; or

(2)	any disclosure containing any statement which is false or misleading whether in content or by omission,

12 Releases

whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Brookfield Indemnified Party has not acted in good faith or has engaged in wilful misconduct or fraud. For the avoidance of doubt, nothing in this clause 12.2(a) limits Asciano’s rights to terminate this deed under clause 17.2(b).

(b)	This clause 12.2 is subject to any Corporations Act restriction and will be read down accordingly.

(c)	Brookfield receives and holds the benefit of this clause 12.2 to the extent it relates to each Brookfield Indemnified Party as trustee for each of them.

12.3 Deeds of indemnity and insurance

(a)	Subject to Completion, Brookfield undertakes in favour of Asciano and each other Asciano Indemnified Party that it will:

(1)	subject to clause 12.3(d) and to the extent permitted by law, for a period of 7 years from the Implementation Date, ensure that the constitutions of Asciano and each other Asciano Group Member continue to contain such rules as are contained in those constitutions at the date of this deed that provide for each company to indemnify each of its directors and officers against any liability incurred by that person in his or her capacity as a director or officer of the company (and Asciano undertakes not to vary those constitutional arrangements after the date of this deed); and

(2)	procure that Asciano and each other Asciano Group Member complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time (and Asciano undertakes not to vary those arrangements after the date of this deed, except that it may enter into such deeds with newly appointed directors and officers on terms materially consistent with existing deeds) and, without limiting the foregoing, ensure that directors’ and officers’ run-off insurance cover for such directors and officers is maintained, subject to clause 12.3(d), for a period of 7 years (or longer if Brookfield agrees, acting reasonably) from the retirement date of each director and officer.

(b)	The undertakings contained in clause 12.3(a) are subject to any Corporations Act restriction and will be read down accordingly.

(c)	Asciano receives and holds the benefit of clause 12.3(a), to the extent it relates to the other Asciano Indemnified Parties, as trustee for them.

(d)	The undertakings contained in clause 12.3(a) are given until the earlier of the end of the relevant period specified in clause 12.3(a) or the relevant Asciano Group Member ceasing to be part of the BIP Group.

(e)	Brookfield acknowledges that, notwithstanding any other provision of this deed, Asciano may, prior to the Implementation Date, enter into a run-off insurance policy in respect of any Asciano Indemnified Party for a 7 year period (or longer if Brookfield agrees, acting reasonably), and that any actions to facilitate that insurance or in connection therewith will not be an Asciano Prescribed Occurrence, Asciano Regulated Event or breach any provision of this deed, provided that Asciano has not acted unreasonably and has consulted with Brookfield (which must act reasonably and not so as to cause delay) in entering into any such policy.

13 Public announcement

13	Public announcement

13.1	Announcement

On the Amendment Date, the parties must make a public announcement in relation to the Takeover Bid Transaction and status of the Scheme Transaction, in which the Asciano Board continues to recommend that Asciano Shareholders vote in favour of the Scheme (in absence of a Superior Proposal) and also unanimously recommends to Asciano Shareholders that, in the absence of a Superior Proposal, Asciano Shareholders accept the Offer

13.2	Public announcements

Subject to clause 13.3, no public announcement or public disclosure of the Transactions or any other transaction the subject of this deed or the Scheme may be made other than in a form approved by each party in writing (acting reasonably), but each party must use all reasonable endeavours to provide such approval as soon as practicable.

13.3	Required disclosure

Where a party is required by applicable law or any applicable listing rules to make any announcement or to make any disclosure in connection with the Transactions or any other transaction the subject of this deed or the Scheme, it must use all reasonable endeavours, to the extent practicable and lawful, to consult with the other party prior to making the relevant disclosure.

14	Confidentiality

Asciano and Brookfield acknowledge and agree that they continue to be bound by the Confidentiality Agreement after the date of this deed. The rights and obligations of the parties under the Confidentiality Agreement survive termination of this deed.

15	Exclusivity

15.1	No shop and no talk

During the Exclusivity Period, Asciano must not, and must ensure that each of its Related Persons does not, directly or indirectly, without the prior written consent of Brookfield:

(a)	(no shop) solicit, invite, encourage or initiate (including by the provision of non-public information to any Third Party) any inquiry, expression of interest, offer, proposal or discussion by any person in relation to, or which would reasonably be expected to encourage or lead to the making of, an actual, proposed or potential Competing Proposal or communicate to any person an intention to do anything referred to in this clause 15.1(a); or

(b)	(no talk) subject to clause 15.2:

(1)

participate in or continue any negotiations or discussions with respect to any inquiry, expression of interest, offer, proposal or discussion by any person to make, or which would reasonably be expected to

15 Exclusivity

encourage or lead to the making of, an actual, proposed or potential Competing Proposal or participate in or continue any negotiations or discussions with respect to any actual, proposed or potential Competing Proposal;

(2)	negotiate, accept or enter into, or offer or agree to negotiate, accept or enter into, any agreement, arrangement or understanding regarding an actual, proposed or potential Competing Proposal;

(3)	disclose or otherwise provide any non-public information about the business or affairs of the Asciano Group to a Third Party (other than a Government Agency that has a right to obtain that information and has sought it) with a view to obtaining, or which would reasonably be expected to encourage or lead to receipt of, an actual, proposed or potential Competing Proposal (including, without limitation, providing such information for the purposes of the conduct of due diligence investigations in respect of the Asciano Group); or

(4)	communicate to any person an intention to do anything referred to in the preceding paragraphs of this clause 15.1(b),

but nothing in this clause 15.1 prevents Asciano from making normal presentations to brokers, portfolio investors and analysts in the ordinary course of business or promoting the merits of either or both of the Transactions.

15.2	Fiduciary exception

Clause 15.1(b) does not prohibit any action or inaction by Asciano or any of its Related Persons in relation to an actual, proposed or potential Competing Proposal if compliance with that clause would, in the opinion of the Asciano Board, formed in good faith after receiving written advice from its external legal advisers, constitute, or would be likely to constitute, a breach of any of the fiduciary or statutory duties of the directors of Asciano, provided that any actual, proposed or potential Competing Proposal in question was not directly or indirectly brought about by, or facilitated by, a breach of clause 15.1(a).

15.3	Notification of approaches

(a)	During the Exclusivity Period, Asciano must as soon as possible notify Brookfield in writing if it, or any of its Related Persons, becomes aware of any:

(1)	negotiations or discussions, approach or attempt to initiate any negotiations or discussions, or intention to make such an approach or attempt to initiate any negotiations or discussions in respect of any inquiry, expression of interest, offer, proposal or discussion in relation to an actual, proposed or potential Competing Proposal;

(2)	proposal made to Asciano or any of its Related Persons, in connection with, or in respect of any exploration or completion of, an actual, proposed or potential Competing Proposal; or

(3)	provision by Asciano or any of its Related Persons of any non-public information concerning the business or operations of Asciano or the Asciano Group to any to a Third Party in connection with an actual, proposed or potential Competing Proposal, whether direct or indirect, solicited or unsolicited, and in writing or otherwise. For the avoidance of doubt, any of the acts described in paragraphs (1) to (3) may only be taken by Asciano if not proscribed by clause 15.1 or if permitted by clause 15.2.

15 Exclusivity

(b)	A notification given under clause 15.3(a) must include the identity of the relevant person making or proposing the relevant actual, proposed or potential Competing Proposal, together with all material terms and conditions of the actual, proposed or potential Competing Proposal.

15.4	Matching right

(a)	Without limiting clause 15.1, during the Exclusivity Period, Asciano:

(1)	must not enter into any legally binding agreement, arrangement or understanding (whether or not in writing) pursuant to which a Third Party, Asciano or both proposes or propose to undertake or give effect to an actual, proposed or potential Competing Proposal; and

(2)	must use its best endeavours to procure that none of its directors change their recommendation in favour of either of the Transactions to publicly recommend an actual, proposed or potential Competing Proposal (or recommend against either of the Transactions), unless:

(3)	the Asciano Board acting in good faith and in order to satisfy what the Asciano Board Members consider to be their statutory or fiduciary duties (having received written advice from its external legal advisers) determines that the Competing Proposal would be or would be likely to be an actual, proposed or potential Superior Proposal;

(4)	Asciano has provided Brookfield with the material terms and conditions of the actual, proposed or potential Competing Proposal, including price and the identity of the Third Party making the actual, proposed or potential Competing Proposal;

(5)	Asciano has given Brookfield at least 5 Business Days after the date of the provision of the information referred to in clause 15.4(a)(4) to provide a matching or superior proposal to the terms of the actual, proposed or potential Competing Proposal; and

(6)	Brookfield has not announced a matching or superior proposal to the terms of the actual, proposed or potential Competing Proposal by the expiry of the 5 Business Day period in clause 15.4(a)(5).

(b)	If Brookfield proposes to Asciano, or announces, amendments to the Scheme or the Takeover Bid or a new proposal that constitute a matching or superior proposal to the terms of the actual, proposed or potential Competing Proposal (Bidder Counterproposal) by the expiry of the 5 Business Day period in clause 15.4(a)(5), Asciano must procure that the Asciano Board considers the Bidder Counterproposal and if the Asciano Board, acting reasonably and in good faith, determines that the Bidder Counterproposal would provide an equivalent or superior outcome for Asciano Shareholders as a whole (other than Excluded Shareholders) compared with the Competing Proposal, taking into account all of the terms and conditions of the Bidder Counterproposal, then Asciano and Brookfield must use their best endeavours to agree the amendments to this deed and, if applicable, the Scheme and Deed Poll that are reasonably necessary to reflect the Bidder Counterproposal and to implement the Bidder Counterproposal, in each case as soon as reasonably practicable, and Asciano must use its best endeavours to procure that each of the directors of Asciano continues to recommend the Transactions (as modified by the Bidder Counterproposal) to Asciano Shareholders.

16 Reimbursement Fee

15.5	Cease discussions

(a)	Asciano must cease any discussions or negotiations existing as at the date of this deed relating to:

(1)	any actual, proposed or potential Competing Proposal; or

(2)	any transaction that would, or would reasonably be expected to, reduce the likelihood of success of either of the Transactions.

(b)	As soon as practicable, and in any event within 5 Business Days, following the Amendment Date, to the extent it has not already done so, Asciano must request in writing (and diligently enforce) the immediate return or destruction of all Asciano’s confidential information that has been provided to any Third Party since 30 June 2014 under a confidentiality agreement in relation to an actual, proposed or potential Competing Proposal and terminate those persons’ access to the Asciano’s confidential information on an ongoing basis.

15.6	Provision of information

During the Exclusivity Period, Asciano must as soon as possible provide Brookfield with:

(a)	in the case of written materials, a copy of; and

(b)	in any other case, a written statement of,

any non-public information about the business or affairs of Asciano or the Asciano Group disclosed or otherwise provided to any Third Party in connection with an actual, proposed or potential Competing Proposal that has not previously been provided to Brookfield. For the avoidance of doubt, any such provision of information to a Third Party may only be undertaken if permitted by clause 15.2.

15.7	Legal advice

Asciano represents and warrants to Brookfield that:

(a)	prior to entering into this deed and prior to the Amendment Date, it has received legal advice on this deed and the operation of this clause 15; and

(b)	it and the Asciano Board consider this clause 15 to be fair and reasonable and that it is appropriate to agree to the terms in this clause 15 in order to secure the significant benefits to it, and the Asciano Shareholders resulting from the transactions contemplated hereby.

16	Reimbursement Fee

16.1	Background to Reimbursement Fee

(a)	Brookfield and Asciano acknowledge that, if they enter into this deed and subsequently neither of the Transactions is implemented, Brookfield will incur significant costs, including those set out in clause 16.4.

(b)	In these circumstances, Brookfield has requested that provision be made for the payments outlined in clause 16.2, without which Brookfield would not have entered into this deed or otherwise agreed to implement the Scheme or procure that Brookfield Sub make the Takeover Bid.

16 Reimbursement Fee

(c)	The Asciano Board believes, having taken advice from Asciano’s legal advisors and Financial Advisors, that the implementation of either of the Transactions will provide benefits to Asciano and that it is appropriate for Asciano to agree to the payments referred to in clause 16.2 in order to secure Brookfield’s participation in the Transactions.

16.2	Reimbursement Fee triggers

Asciano must pay the Reimbursement Fee to Brookfield or its nominee (including any subsidiary entity of Brookfield Infrastructure LP nominated by Brookfield), without set-off or withholding, if:

(a)	during the Exclusivity Period, one or more Asciano Board Members withdraws, adversely revises or adversely qualifies his or her support of the Scheme or his or her recommendation that Asciano Shareholders (other than Excluded Shareholders) vote in favour of the Scheme, or, having made such a recommendation, withdraws, adversely revises or adversely qualifies that recommendation for any reason, provided that in each case Brookfield has terminated this deed, unless:

(1)	the Independent Expert concludes (in the Independent Expert’s Report, as contained in the Scheme Booklet approved by the Court at the First Court Date for despatch to Asciano Shareholders (but not in any update, addendum or variation of the Independent Expert’s Report)) that the Scheme is not in the best interest of Asciano Shareholders (except where that conclusion is due wholly or partly to the existence, announcement or publication of a Competing Proposal); or

(2)	the Independent Expert concludes in any update, addendum or variation of the Independent Expert’s Report that the Scheme is not in the best interest of Asciano Shareholders and:

(A)	that conclusion is not due wholly or partly to the existence, announcement or publication of a Competing Proposal; and

(B)	that conclusion is primarily due to a decrease in the Australian dollar value of BIP Interests; and

(C)	the AUD Value of a BIP Interest has been equal to or less than A$45.20 for any 5 consecutive trading days within the three weeks prior to the date of the update, addendum or variation of Independent Expert’s Report; or

(3)	Asciano was, at the time Brookfield terminated the deed, entitled to terminate this deed pursuant to clause 17.1(a)(1), 17.1(c)(1), 17.1(c)(2) or 17.2(b); or

(4)	at the time at which the withdrawal, adverse revision or adverse qualification was made, the Scheme Condition in clause 3.1(b) had become incapable of satisfaction or there was no reasonable prospect that the Scheme Meeting will be held (provided that at that time no Asciano Board Member had withdrawn, adversely revised or adversely qualified his or her support of the Takeover Bid); or

(b)

during the Exclusivity Period, one or more Asciano Board Members withdraws, adversely revises or adversely qualifies his or her support of the Takeover Bid or his or her recommendation that Asciano Shareholders accept the Offers made to them, or, having made such a recommendation, withdraws, adversely

16 Reimbursement Fee

revises or adversely qualifies that recommendation for any reason, provided that in each case Brookfield has terminated this deed, unless:

(1)	the Independent Expert concludes in the Independent Expert’s Report, as contained in the Target’s Statement, or in any update, addendum or variation of that Independent Expert’s Report, that the Takeover Bid is not fair and reasonable and:

(A)	that conclusion is not due wholly or partly to the existence, announcement or publication of a Competing Proposal; and

(B)	that conclusion is primarily due to a decrease in the Australian dollar value of BIP Interests; and

(C)	the AUD Value of a BIP Interest has been equal to or less than A$45.20 for any 5 consecutive trading days within the three weeks prior to the date of the update, addendum or variation of Independent Expert’s Report; or

(2)	Asciano was, at the time Brookfield terminated the deed, entitled to terminate this deed pursuant to clause 17.1(a)(1), 17.1(c)(1), 17.1(c)(2) or 17.2(b).

(c)	Brookfield terminates this deed pursuant to clause 17.1(a)(1); or

(d)	one or more Asciano Board Members recommends that Asciano Shareholders accept or vote in favour of, or otherwise supports or endorses (including support by way of accepting or voting, or by way of stating an intention to accept or vote, in respect of any Director Asciano Shares), a Competing Proposal of any kind that is announced (whether or not such proposal is stated to be subject to any pre-conditions) between the date of this deed and the end of the Exclusivity Period; or

(e)	a Competing Proposal of any kind is announced during the Exclusivity Period (whether or not such proposal is stated to be subject to any pre-conditions) and, within 12 months of the date of such announcement, the Third Party or any Associate of that Third Party:

(1)	completes a Competing Proposal of a kind referred to in any of paragraphs 2, 3 or 4 of the definition of Competing Proposal; or

(2)	enters into an agreement, arrangement or understanding with Asciano or the Asciano Board of the kind referred to in paragraph 5 of the definition of Competing Proposal; or

(3)	without limiting clause 16.2(e)(1) or clause 16.2(e)(2), acquires Control of Asciano.

16.3	Timing of payment of Reimbursement Fee

(a)	A demand by Brookfield for payment of the Reimbursement Fee under clause 16.2 must:

(1)	be in writing;

(2)	be made after the occurrence of the event in that clause giving rise to the right to payment;

(3)	state the circumstances which give rise to the demand; and

(4)	nominate an account into which the Reimbursement Fee must be paid.

16 Reimbursement Fee

(b)	Asciano must pay the Reimbursement Fee into the account nominated by Brookfield, without set-off or withholding, within 2 Business Days after receiving a demand for payment where Brookfield is entitled under clause 16.2 to the Reimbursement Fee.

16.4	Basis of Reimbursement Fee

The Reimbursement Fee has been calculated to reimburse Brookfield for costs including the following:

(a)	fees for legal, financial and other professional advice in planning and implementing the Transactions (excluding success fees);

(b)	reasonable opportunity costs incurred in engaging in the Transactions or in not engaging in other alternative transactions or strategic initiatives, including costs arising from Brookfield being associated with a failed transaction and its resulting loss in market position;

(c)	costs of management and directors’ time in planning and implementing the Transactions; and

(d)	out of pocket expenses incurred by Brookfield and Brookfield’s respective employees, advisers and agents in planning and implementing the Transactions,

and the parties agree that:

(e)	the costs actually incurred by Brookfield will be of such a nature that they cannot all be accurately ascertained; and

(f)	the Reimbursement Fee is a genuine and reasonable pre-estimate of those costs.

16.5	Compliance with law

(a)	This clause 16 does not impose an obligation on Asciano to pay the Reimbursement Fee to the extent (and only to the extent) that the obligation to pay the Reimbursement Fee:

(1)	is declared by the Takeovers Panel to constitute ‘unacceptable circumstances’; or

(2)	is determined to be unenforceable or unlawful by a court,

provided that all proper avenues of appeal and review, judicial and otherwise, have been exhausted. For the avoidance of doubt, any part of that fee that would not constitute ‘unacceptable circumstances’ or that is not unenforceable or unlawful (as applicable) must be paid by Asciano.

(b)	The parties must not make or cause or permit to be made, any application to the Takeovers Panel or a court for or in relation to a declaration or determination referred to in clause 16.5(a).

16.6	Reimbursement Fee payable only once

Where the Reimbursement Fee becomes payable to Brookfield under clause 16.2 and is actually paid to Brookfield, Brookfield cannot make any claim against Asciano for payment of any subsequent Reimbursement Fee.

17 Termination

16.7	Other Claims

Notwithstanding any other provision of this deed but subject to clause 16.6:

(a)	the maximum liability of Asciano to Brookfield under or in connection with this deed including in respect of any breach of the deed will be the amount of the Reimbursement Fee;

(b)	a payment by Asciano in accordance with this clause 16 represents the sole and absolute liability of Asciano under or in connection with this deed and no further damages, fees, expenses or reimbursements of any kind will be payable by Asciano to Brookfield in connection with this deed;

(c)	the amount paid to Brookfield under this clause 16 shall be reduced by the amount of any loss or damage recovered in relation to a breach of clause 15 or any other clause of this deed; and

(d)	where clause 16.7(c) applies and the amount payable by Asciano under this clause 16 has already been paid, Brookfield must, within two Business Days of the event contemplated by clause 16.7(c) which would have reduced the amount payable, refund an amount to Asciano which is equivalent to that calculated under clause 16.7(c).

16.8	No Reimbursement Fee if either Transaction proceeds

Despite anything to the contrary in this deed, no Reimbursement Fee will be payable if Completion of either Transaction occurs, notwithstanding the occurrence of any event in clause 16.2 and, if a Reimbursement Fee has already been paid it must be refunded by Brookfield.

17	Termination

17.1	Termination for material breach

(a)	Either party may terminate this deed by written notice to the other party:

(1)	other than in respect of a breach of either a Brookfield Representation and Warranty or an Asciano Representation and Warranty (which are dealt with in clause 17.2), at any time before the earlier of:

(A)	the close of the Offer Period; and

(B)	8.00am on the Second Court Date,

(Cut-off Time) if the other party has materially breached this deed, the party entitled to terminate has given written notice to the party in breach of this deed setting out the relevant circumstances and stating an intention to terminate this deed, and the other party has failed to remedy the breach within 5 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given;

(2)

at any time before the Cut-off Time if the Court or another Government Agency (including any other court) has taken any action permanently restraining or otherwise prohibiting or preventing both of the Transactions, or has refused to do any thing necessary to permit

17 Termination

at least one of the Transactions to proceed, and the action or refusal has become final and cannot be appealed or reviewed;

(3)	in the circumstances set out in, and in accordance with, clause 3.5; or

(4)	if:

(A)	the Effective Date for the Scheme has not occurred, or will not occur, on or before the End Date; and

(B)	Brookfield Sub withdraws the Takeover Bid or the Takeover Bid lapses for any reason, including non satisfaction of a condition to the Takeover Bid.

(b)	Brookfield may terminate this deed by written notice to Asciano at any time before the Cut-off Time if:

(1)	an Asciano Material Adverse Change or an Asciano Prescribed Occurrence occurs;

(2)	any Asciano Board Member fails to recommend the Scheme or any Asciano Board Member withdraws, adversely revises or adversely modifies his or her recommendation that Asciano Shareholders (other than Excluded Shareholders) vote in favour of the Scheme or any Asciano Board Member makes a public statement indicating that he or she no longer recommends the Scheme or recommending, supporting or endorsing another transaction (including any Competing Proposal, but excluding the Takeover Bid) (provided that an Asciano Board Member shall not be taken to have triggered the foregoing provision merely because the Scheme Condition in clause 3.1(b) has become incapable of satisfaction or there is no reasonable prospect that the Scheme Meeting will be held and he or she makes a statement modifying his or her recommendation to vote in favour of the Scheme in a way that indicates that, while the Scheme remains recommended as an outcome which is in the best interests of Asciano Shareholders, in his or her view the Scheme Condition in clause 3.1(b) has become incapable of satisfaction or there is no reasonable prospect that the Scheme Meeting will be held, provided further that at the relevant time no Asciano Board Member has withdrawn, adversely revised or adversely qualified his or her support of the Takeover Bid); or

(3)	any Asciano Board Member fails to recommend the Takeover Bid or any Asciano Board Member withdraws, adversely revises or adversely modifies his or her recommendation that Asciano Shareholders accept the Offers made to them or any Asciano Board Member makes a public statement indicating that he or she no longer recommends the Takeover Bid or recommending, supporting or endorsing another transaction (including any Competing Proposal, but excluding the Scheme).

(c)	Asciano may terminate this deed by written notice to Brookfield at any time before the Cut-off Time if:

(1)	a Brookfield Material Adverse Change occurs; or

(2)	a Brookfield Prescribed Occurrence occurs; or

(3)	the Asciano Board or a majority of the Asciano Board has changed, withdrawn or modified its recommendation as permitted under clause 4.6 and Asciano has complied with all of its obligations under clause 16.

17 Termination

17.2	Termination for breach of representations and warranties

(a)	Brookfield may, at any time before the Cut-off Time, terminate this deed for breach of an Asciano Representation and Warranty only if:

(1)	Brookfield has given written notice to Asciano setting out the relevant circumstances and stating an intention to terminate or to allow the Scheme to lapse or to withdraw the Takeover Bid or allow the Takeover Bid to lapse;

(2)	the relevant breach continues to exist 5 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given under clause 17.2(a)(1); and

(3)	the relevant breach is material in the context of the Transactions taken as a whole.

(b)	Asciano may, at any time before the Cut-off Time, terminate this deed for breach of a Brookfield Representation and Warranty only if:

(1)	Asciano has given written notice to Brookfield setting out the relevant circumstances and stating an intention to terminate or to allow the Scheme to lapse;

(2)	the relevant breach continues to exist 5 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given under clause 17.2(b)(1); and

(3)	the relevant breach is material in the context of the Transactions taken as a whole.

(c)	This deed is terminable if agreed to in writing by Brookfield and Asciano.

17.3	Effect of termination

If this deed is terminated by either party under clauses 3.5, 17.1 or 17.2:

(a)	each party will be released from its obligations under this deed, except that this clause 17.3, and clauses 1, 11.1 to 11.7, 14, 16, 18, 20, 21 and 22 (except clause 22.10), will survive termination and remain in force;

(b)	each party will retain the rights it has or may have against the other party in respect of any past breach of this deed; and

(c)	in all other respects, all future obligations of the parties under this deed will immediately terminate and be of no further force and effect including any further obligations in respect of the Transactions.

17.4	Termination

Where a party has a right to terminate this deed, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other party stating that it terminates this deed and the provision under which it is terminating this deed.

17.5	No other termination

Neither party may terminate or rescind this deed except as permitted under clauses 3.5, 17.1 or 17.2.

18 Board recommendations

18	Board recommendations

For the avoidance of doubt, the parties acknowledge and agree that, in order to ensure that Shareholders are provided with all relevant information, the Asciano Board may seek to emphasise specific factors relevant to either the Scheme Transaction or the Takeover Bid Transaction and such actions will not be taken as a change, withdrawal, modification or qualification of the directors’ recommendation of the relevant Transaction for the purposes of clauses 2.2, 4.6, 5.7, 6.3, 16 or 17. To avoid doubt, nothing in this clause 18 releases Asciano from its obligations to procure that the Asciano Board Members recommend both the Scheme Transaction and Takeover Bid Transaction under clauses 4.6(a)and 5.7(a).

19	Duty, costs and expenses

19.1	Stamp duty

Brookfield

(a)	must pay all stamp duties and any fines and penalties with respect to stamp duty in respect of this deed or the Transactions or the steps to be taken under this deed or the Scheme; and

(b)	indemnifies Asciano against any liability arising from its failure to comply with clause 19.1(a).

19.2	Costs and expenses

Except as otherwise provided in this deed, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution, delivery and performance of this deed and the proposed, attempted or actual implementation of this deed and the Transactions.

20	GST

(a)	Any consideration or amount payable under this deed, including any non-monetary consideration (as reduced in accordance with clause 20(e) if required) (Consideration) is exclusive of GST.

(b)	If GST is or becomes payable on a Supply made under or in connection with this deed, an additional amount (Additional Amount) is payable by the party providing Consideration for the Supply (Recipient) equal to the amount of GST payable on that Supply as calculated by the party making the Supply (Supplier) in accordance with the GST Law.

(c)	The Additional Amount payable under clause 20(b) is payable at the same time and in the same manner as the Consideration for the Supply, and the Supplier must provide the Recipient with a Tax Invoice. However, the Additional Amount is only payable on receipt of a valid Tax Invoice.

(d)	If for any reason (including the occurrence of an Adjustment Event) the amount of GST payable on a Supply (taking into account any Decreasing or Increasing

21 Notices

Adjustments in relation to the Supply) varies from the Additional Amount payable by the Recipient under clause 20(b):

(1)	the Supplier must provide a refund or credit to the Recipient, or the Recipient must pay a further amount to the Supplier, as appropriate;

(2)	the refund, credit or further amount (as the case may be) will be calculated by the Supplier in accordance with the GST Law; and

(3)	the Supplier must notify the Recipient of the refund, credit or further amount within 14 days after becoming aware of the variation to the amount of GST payable. Any refund or credit must accompany such notification or the Recipient must pay any further amount within 7 days after receiving such notification, as appropriate. If there is an Adjustment Event in relation to the Supply, the requirement for the Supplier to notify the Recipient will be satisfied by the Supplier issuing to the Recipient an Adjustment Note within 14 days after becoming aware of the occurrence of the Adjustment Event.

(e)	Despite any other provision in this deed if an amount payable under or in connection with this deed (whether by way of reimbursement, indemnity or otherwise) is calculated by reference to an amount incurred by a party, whether by way of cost, expense, outlay, disbursement or otherwise (Amount Incurred), the amount payable must be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Amount Incurred.

(f)	Any reference in this clause to an Input Tax Credit to which a party is entitled includes an Input Tax Credit arising from a Creditable Acquisition by that party but to which the Representative Member of a GST Group of which the party is a member is entitled.

(g)	Any term starting with a capital letter that is not defined in this deed has the same meaning as the term has in the A New Tax System (Goods & Services Tax) Act 1999 (Cth).

21	Notices

21.1	Form of Notice

A notice or other communication to a party under this deed (Notice) must be:

(a)	in writing and in English; and

(b)	addressed to that party as nominated below (or any alternative details nominated to the sending party by Notice):

Party	Address	Addressee	Email
Asciano	Level 6/15 Blue Street, North Sydney, NSW, Australia, 2060	Lyndall Stoyles	Lyndall_Stoyles@ascia no.com.au

	Copy to	Stephen	stephen.minns@au.kwm.

21 Notices

Party	Address	Addressee	Email
	King & Wood Mallesons Level 42, 600 Bourke Street Melbourne VIC 3000	Minns	com
Brookfield	73 Front Street Hamilton, HM 12, Bermuda	Jane Sheere	jane.sheere@brookfield.com
	Copy to Brookfield Level 22 135 King Street Sydney, NSW 2000	Michael Ryan	michael.ryan@au.brookfield.com

	Herbert Smith Freehills Level 34, ANZ Tower 161 Castlereagh Street Sydney NSW 2000	Philippa Stone	philippa.stone@hsf.com

21.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received

By hand to the nominated address	When delivered to the nominated address

By pre paid post to the nominated address	At 9.00am (addressee’s time) on the second Business Day after the date of posting

By email to the nominated email address	When a delivery confirmation report is received by the sender or, if no such delivery confirmation report is received, when the email (including any attachment) comes to the

22 General

attention of the recipient party or a person acting on its behalf.

21.3	Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 21.2).

22	General

22.1	Governing law and jurisdiction

(a)	This deed is governed by the law in force in New South Wales.

(b)	Each party irrevocably submits to the non exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

22.2	Service of process

Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of Notices under clause 21.

22.3	No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transactions.

22.4	Invalidity and enforceability

(a)	If any provision of this deed is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)	Clause 22.4(a) does not apply where enforcement of the provision of this deed in accordance with clause 22.4(a) would materially affect the nature or effect of the parties’ obligations under this deed.

22.5	Waiver

No party to this deed may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

The meanings of the terms used in this clause 22.5 are set out below.

22 General

Term	Meaning

conduct	includes delay in the exercise of a right.

Right	any right arising under or in connection with this deed and includes the right to rely on this clause.

Waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

22.6	Variation

A variation of any term of this deed must be in writing and signed by the parties.

22.7	Assignment of rights

(a)	A party may not assign, novate, declare a trust over or otherwise transfer or deal with any of its rights or obligations under this deed without the prior written consent of the other party.

(b)	A breach of clause 22.7(a) by a party shall be deemed to be a material breach for the purposes of clause 17.1(a)(1).

(c)	Clause 22.7(b) does not affect the construction of any other part of this deed.

22.8	Acknowledgement

Each party acknowledges that the remedy of damages may be inadequate to protect the interests of the parties for a breach of clause 15 and that Brookfield is entitled to seek and obtain without limitation injunctive relief if Asciano breaches clause 15.

22.9	No third party beneficiary

This deed shall be binding on and inure solely to the benefit of each party to it and each of their respective permitted successors and assigns, and nothing in this deed is intended to or shall confer on any other person, other than the Brookfield Indemnified Parties and the Asciano Indemnified Parties, to the extent set forth in clause 11, any third party beneficiary rights.

22.10	Further action to be taken at each party’s own expense

Each party must, at its own expense, do all things and execute all documents necessary to give full effect to this deed and the transactions contemplated by it.

22.11	Entire agreement

This deed states all the express terms agreed by the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter (including the letter agreement between the parties dated

22 General

26 June 2015 (without limitation to any accrued cause of action under that letter agreement), but excluding the Confidentiality Agreement and the Disclosure Letter).

22.12	Counterparts

This deed may be executed in any number of counterparts.

22.13	Relationship of the parties

(a)	Nothing in this deed gives a party authority to bind any other party in any way.

(b)	Nothing in this deed imposes any fiduciary duties on a party in relation to any other party.

22.14	Remedies cumulative

Except as provided in this deed and permitted by law, the rights, powers and remedies provided in this deed are cumulative with, and not exclusive of, the rights, powers and remedies provided by law independently of this deed.

22.15	Exercise of rights

(a)	Unless expressly required by the terms of this deed, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this deed.

(b)	A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this deed. Any conditions must be complied with by the party relying on the consent, approval or waiver.

Schedules

Scheme implementation deed        page 46

Schedule 1

Definitions and interpretation

1.1	Definitions

	Term	Meaning

	ACCC	the Australian Competition and Consumer Commission.

	AIFRS	the International Financial Reporting Standards as adopted in Australia.

	Affiliates	a person is an “affiliate” of another person, if one is directly or indirectly controlled by that other person or if both are directly or indirectly controlled by a third person and, in respect of BIP, includes a partnership or other fund or account which is managed by BAM or any of its Subsidiaries; and for the purposes of this definition, and the definition of “BIP Group”, only “control” of a person means the right to:

1 elect or appoint a majority of the directors (or persons or entities performing a similar function) of such person;

2 the ability to otherwise exercise a majority of the voting rights in respect of that person; or

3 the ability to otherwise control the management of such person whether by virtue of the terms of its constitutional documents, contractual rights, or otherwise;

and “controlled” has a corresponding meaning.

	Agreed Bid Terms	the terms and conditions set out in Schedule 8.

	Amendment Date	9 November 2015.

	Asciano Board	the board of directors of Asciano and an Asciano Board Member means any director of Asciano comprising part of the Asciano Board.

	Asciano Consolidated Tax Group	the consolidated group of which Asciano is the head company (where ‘consolidated group’ and ‘head company’ have the same meaning as in the Tax Act).

Implementation deed        page 47

Schedule 1 Representations and Warranties

Term	Meaning

Asciano EBITDA	earnings before interest expense, tax, depreciation and amortisation and significant and non-recurring items, consistent with “underlying EBITDA” as defined in Asciano’s Annual Report.

Asciano Group	Asciano and each of its Subsidiaries, and a reference to a ‘Asciano Group Member’ or a ‘member of the Asciano Group’ is to Asciano or any of its Subsidiaries.

Asciano Executive Incentive Plan Rules	the employee incentive plan rules of that name issued by Asciano.

Asciano Indemnified Parties	Asciano, its Subsidiaries and their respective directors, officers and employees.

Asciano Information

all information to be included by Asciano in the Scheme Booklet that explains the effect of the Scheme and sets out the information prescribed by the Corporations Act and the Corporations Regulations 2001 (Cth), and any other information that is material to the making of a decision by Asciano Shareholders whether or not to vote in favour of the Scheme, being information that is within the knowledge of each of the Asciano Board Members included in the Scheme Booklet (other than:

1       the Brookfield Information; and

2       the Independent Expert’s Report and any investigating accountant’s report),

and includes any information provided by Asciano to Brookfield or obtained by Brookfield from Asciano’s public filings on ASX and ASIC contained in, or used in the preparation of, the information regarding the merged Asciano–Brookfield entity following implementation of the Scheme.

Asciano Long Term Incentive Plan Rules	the employee incentive plan rules of that name issued by Asciano.

Implementation deed        page 48

Schedule 1 Representations and Warranties

Term	Meaning

Asciano Material Adverse Change	an event, change, condition, matter, circumstance or thing occurring before, on or after the date of this deed (each a Specified Event) which, whether individually or when aggregated with all such events, changes, conditions, matters, circumstances or things of a like kind that have occurred or are reasonably likely to occur, has had or would be considered reasonably likely to have:

1 a material adverse effect on the business, assets, liabilities, financial or trading position, profitability or prospects of the Asciano Group taken as a whole; or

2 without limiting the generality of paragraph 1 above:

•    the effect of a diminution in the value of the consolidated net tangible assets of the Asciano Group, taken as a whole, by at least 10% against what it would reasonably have been expected to have been but for such Specified Event; or

•    the effect of a diminution in the consolidated Asciano EBITDA of the Asciano Group, taken as a whole, by at least 10% in any financial year for the Asciano Group against what they would reasonably have been expected to have been but for such Specified Event, other than those events, changes, conditions, matters, circumstances or things:

3 required or permitted by this deed, either of the Transactions or the transactions contemplated by any of them;

4 that are Fairly Disclosed in Asciano’s Disclosure Materials;

5 agreed to in writing by Brookfield;

6 that Asciano Fairly Disclosed in an announcement made by Asciano to ASX, or a document lodged by it with ASIC, since 1 January 2014;

7 resulting from changes in law or in general economic, political or business conditions; or

8       resulting from any change occurring directly as a result of a general deterioration in equity markets, interest rates, exchange rates or credit spreads, that impacts Asciano and its competitors in a similar manner.

Asciano Permitted Special Dividend	the payment by Asciano of a special dividend of up to A$0.90 per Asciano Share, as referred to in clause 6.2 (and subject to the limitation in relation to franking and the size of the Asciano Permitted Special Dividend referred to in that clause).

Asciano Prescribed Occurrence	other than as: 1 required or permitted by this deed, either of the Transactions or the transactions contemplated by any of them; 2 Fairly Disclosed in Asciano’s Disclosure Materials;

Implementation deed        page 49

Schedule 1 Representations and Warranties

Term	Meaning

3 agreed to in writing by Brookfield (such agreement not to be unreasonably withheld or delayed); or

4 Fairly Disclosed by Asciano in an announcement made by Asciano to ASX, or a document lodged by it with ASIC, since 1 January 2014,

the occurrence of any of the following (and, for the avoidance of doubt, in the case of any occurrence subject to a monetary threshold, the monetary threshold stated will be exclusive of and in addition to any amount required, permitted, agreed to or disclosed as provide above):

5 Asciano converting all or any of its shares into a larger or smaller number of shares;

6       Asciano reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares (other than any on market acquisition of shares to satisfy the vesting of any Asciano Rights listed as vesting in Schedule 6);

7 the Asciano Representation and Warranty in paragraph (j) of Schedule 3 being inaccurate;

8       Asciano or any Subsidiary declaring, paying or distributing any dividend, bonus or other share of its profits or assets or returning or agreeing to return any capital to its member, or announcing an intention to do any of the above, other than:

• to a directly or indirectly wholly-owned Subsidiary of Asciano; or

• paying the Asciano Permitted Special Dividend once;

• paying any Ordinary Dividend Permitted Amount where permitted by clause 6.3; or

• any pro rata distribution to members made by an entity of which Asciano or any Subsidiary is a member.

9 Asciano making any change to its constitution;

10 Asciano or any Subsidiary resolving to reduce its share capital in any way other than to a directly or indirectly wholly-owned Subsidiary of Asciano;

11 Asciano or any Subsidiary:

• entering into a buy-back agreement; or

• resolving to approve the terms of a buy-back agreement under the Corporations Act;

12     a member of the Asciano Group issuing shares, or granting an option over its shares (provided that the issue or grant of an Asciano Right is not to be regarded as the issue of a share or option for the purposes of this item), or agreeing to make such an issue or grant such an option, other than:

• to a directly or indirectly wholly-owned Subsidiary of Asciano; or

• the issue of shares upon the vesting of any of Asciano Rights listed as vesting in Schedule 6;

Implementation deed        page 50

Schedule 1 Representations and Warranties

Term	Meaning

13     a member of the Asciano Group issuing or agreeing to issue securities convertible into shares (including any issue or grant of Asciano Rights) other than to a directly or indirectly wholly-owned Subsidiary of Asciano or a grant of Asciano Rights resulting in the total of number of Asciano Rights on issue not exceeding 3,415,589;

14 a member of the Asciano Group disposing, or agreeing to dispose, of the whole, or a substantial part, of the Asciano Group’s business or property;

15 a member of the Asciano Group granting a Security Interest, or agreeing to grant a Security Interest, in the whole, or a substantial part, of the Asciano Group’s business or property ;

16 an Insolvency Event occurs in relation to a member of the Asciano Group;

17 a member of the Asciano Group:

• acquiring, leasing or disposing of; • agreeing to acquire, lease or dispose of; or • offering, proposing, announcing a bid or tendering for,

any business, assets, entity or undertaking, the value of which exceeds A$100,000,000 (individually or in aggregate);

18 a member of the Asciano Group:

• entering into any contract or commitment (including in respect of Financial Indebtedness) requiring payments by the Asciano Group in excess of A$100,000,000 (individually or in aggregate);

• (without limiting the foregoing) agreeing to incur capital expenditure from the date of this deed of more than A$100,000,000 (individually or in aggregate);

• waiving any material Third Party default where the financial impact on the Asciano Group will be in excess of A$50,000,000 (individually or in aggregate); or

•    accepting as a compromise of a matter less than the full compensation due to a member of the Asciano Group where the financial impact of the compromise on the Asciano Group is more than A$50,000,000 (individually or in aggregate);

19 a member of the Asciano Group:

• terminating any Material Contract; or

• varying, amending or modifying any Material Contract;

20     a member of the Asciano Group entering into, or resolving to enter into, a transaction with any related party of Asciano (other than a related party that is a member of the Asciano Group), as defined in section 228 of the Corporations Act;

21     a member of the Asciano Group amending in any material respect any agreement or arrangement with a Financial Advisor, or entering into an agreement or arrangement with a new Financial Advisor, in respect of the Transaction or a

Implementation deed        page 51

Schedule 1 Representations and Warranties

Term	Meaning

Competing Proposal;

22     a member of the Asciano Group paying any of its directors, officers or senior executives a termination or retention payment, other than in accordance with contractual arrangements in effect on the date of this deed and which are contained in Asciano’s Disclosure Materials in excess of $5,000,000 (in aggregate) and in respect of which Asciano has consulted with Brookfield;

23     the occurrence of any review event or event of default after the date of this deed under any third party loan to Asciano or a Subsidiary and the taking of any step by any lender thereunder to enforce the terms thereof and which results, or is reasonably likely to result, in an Asciano Material Adverse Change;

24 Asciano Shares cease to be quoted on the ASX; or

25 Asciano contravenes the Corporations Act, and such contravention results in an Asciano Material Adverse Change.

Asciano Regulated Event	other than as:

1 required or permitted by this deed, either of the Transactions or the transactions contemplated by any of them;

2 Fairly Disclosed in Asciano’s Disclosure Materials;

3 agreed to in writing by Brookfield; or

4 Fairly Disclosed by Asciano in an announcement made by Asciano to ASX, or a document lodged by it with ASIC, since 1 January 2014,

the occurrence of any of the following:

1 a member of the Asciano Group commencing business activities of a nature not already carried out as at the date of this deed, whether by way of acquisition or otherwise;

2       a member of the Asciano Group, other than in the ordinary course of business, entering into a contract or commitment restraining a member of the Asciano Group from competing with any person or conducting activities in any market;

3       a member of the Asciano Group providing financial accommodation other than to members of the Asciano Group (irrespective of what form that accommodation takes) in excess of A$50,000,000 (individually or in aggregate);

4       a member of the Asciano Group entering into any agreement, arrangement or transaction with respect to derivative instruments (including, but not limited to, swaps, futures contracts, forward commitments, commodity derivatives or options) or similar instruments other than in the ordinary course of business;

5       a member of the Asciano Group entering into or materially altering, varying or amending any employment, consulting, severance or similar agreement or arrangement with one or more of its officers, directors, other executives or employees, or accelerating or otherwise materially increasing compensation or

Implementation deed        page 52

Schedule 1 Representations and Warranties

Term	Meaning

benefits for any of the above, in each case other than pursuant to:

• contractual arrangements in effect on the date of this deed and which are contained in Asciano’s Disclosure Materials; or

• Asciano’s policies and guidelines in effect on the date of this deed and which are contained in Asciano’s Disclosure Materials,

provided that in order for increases in compensation or benefits to fall within the above carve-outs, the aggregate of all such increases must be no greater than A$10,000,000;

6       a member of the Asciano Group entering into any enterprise bargaining agreement other than in the ordinary course of business or pursuant to contractual arrangements in effect on the date of this deed and which are contained in Asciano’s Disclosure Materials;

7 a member of the Asciano Group changing any accounting policy applied by them to report their financial position other than any change in policy required by a change in accounting standards; or

8 a member of the Asciano Group doing anything that would result in a change in the Asciano Consolidated Tax Group.

Asciano Registry	Computershare Investor Services Pty Ltd ACN 078 279 277.

Asciano Representations and Warranties	the representations and warranties of Asciano set out in Schedule 3.

Asciano Right	either:

• a performance right or a deferred right granted pursuant to the Asciano Executive Incentive Plan Rules; or

• a performance right granted pursuant to the Asciano Long Term Incentive Plan Rules.

Asciano Share	a fully paid ordinary share in the capital of Asciano.

Asciano Shareholder	each person who is registered as the holder of an Asciano Share in the Asciano Share Register.

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Term	Meaning

Asciano Share Register	the register of members of Asciano maintained in accordance with the Corporations Act.

ASIC	the Australian Securities and Investments Commission.

Associate	has the meaning set out in section 12 of the Corporations Act, as if subsection 12(1) of the Corporations Act included a reference to this deed and Asciano was the designated body.

ASX	ASX Limited ABN 98 008 624 691 and, where the context requires, the financial market that it operates.

AUD Value of a BIP Interest	the Australian dollar value of a BIP Interest, which, for any calendar day (Sydney time), is determined by reference to:

• the closing price of a BIP Interest on the New York Stock Exchange for the previous calendar day (New York time); and

• the USD / AUD Reference Rate for that calendar day (Sydney time).

BAM	Brookfield Asset Management Inc.

Bid Conditions	the conditions to the Takeover Bid included in Schedule 7.

Bidder’s Statement	the statement of Brookfield Sub under Part 6.5 Division 2 of the Corporations Act relating to the Offer.

BIF	Brookfield Infrastructure Fund II and any subsequent similar fund exclusively managed by Brookfield or its Affiliates.

BILP	Brookfield Infrastructure L.P.

BIP or Brookfield	BIPL in its capacity as general partner of Brookfield Infrastructure Partners L.P. or, where appropriate, Brookfield Infrastructure Partners L.P.

BIP CDI	a CHESS Depository Interest which relates to an underlying BIP Interest held by a depository nominee.

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Term	Meaning

BIP Group	Brookfield, BIP and each person that BIP directly or indirectly controls (where “control” has the meaning given to it in the definition of “Affiliate”) and a reference to a ‘BIP Group Member’ or a ‘member of the BIP Group’ is to BIP and any such controlled person.

BIP Interest	a fully paid limited partnership interest in Brookfield Infrastructure Partners L.P. and referred to as an “Equity Unit” in Brookfield’s Limited Partnership Agreement, as amended.

BIPL	Brookfield Infrastructure Partners Limited, a Bermuda exempted limited company.

Brookfield or BIP	BIPL in its capacity as general partner of Brookfield Infrastructure Partners L.P. or, where appropriate, Brookfield Infrastructure Partners L.P.

Brookfield EBITDA	proportionate net income excluding the impact of depreciation and amortization, income taxes, interest expense, breakage and transaction costs, non-cash valuation gains or losses, other cash income or expenses and other items, as defined in financial policies stated in the BIP’s 2014 20-F. For the avoidance of doubt, this shall include proportionate consolidation of associates and equity accounted interests.

Brookfield Group	collectively BIP, BAM and BIF and each of their Affiliates, and a reference to a ‘Brookfield Group Member’ or a ‘member of the Brookfield Group’ is to any of those persons.

Brookfield Indemnified Parties	BAM, its Affiliates and their respective directors, officers and employees.

Brookfield Information	information regarding the BIP Group, and the merged Asciano– Brookfield entity following implementation of the Scheme (including Brookfield’s intentions in relation to the matters referred to in paragraph 8310 of Schedule 8 to the Corporations Regulations), provided by Brookfield to Asciano in writing for inclusion in the Scheme Booklet which sets out the information on those subjects prescribed by the Corporations Act and the Corporations Regulations 2001 (Cth), and any other information on those subjects that is material to the making of a decision by Asciano Shareholders whether or not to vote in favour of the Scheme being, in each case, information that is within the knowledge of Brookfield (excluding any information provided by Asciano to Brookfield and used by Brookfield for the purposes of preparation of the Brookfield Information or obtained from Asciano’s public filings on ASX and

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Term	Meaning

ASIC contained in, or used in the preparation of, the information regarding the merged Asciano–Brookfield entity following implementation of the Scheme).

For the avoidance of doubt, the Brookfield Information:

1     includes any statements of fact about Brookfield or BIP Interests, including details of the risks and benefits associated with BIP Interests; but

2     excludes the Asciano Information, the Independent Expert’s Report and any investigating accountant’s report.

Brookfield Material Adverse Change

an event, change, condition, matter, circumstance or thing occurring before, on or after the date of this deed (each a Specified Event) which, whether individually or when aggregated with all such events, changes, conditions, matters, circumstances or things of a like kind that have occurred or are reasonably likely to occur, has had or would be considered reasonably likely to have:

1     a material adverse effect on the business, assets, liabilities, financial or trading position, profitability or prospects of the BIP Group taken as a whole; or

2     without limiting the generality of paragraph 1 above:

•    the effect of a diminution in the value of the consolidated net tangible assets of BIP by at least 20% against what it would reasonably have been expected to have been but for such Specified Event; or

•    the effect of a diminution in the consolidated Brookfield EBITDA of BIP by at least 20% in any financial year for the BIP Group against what they would reasonably have been expected to have been but for such Specified Event, other than those events, changes, conditions, matters, circumstances or things:

3     required or permitted by this deed, either of the Transactions or the transactions contemplated by any of them;

4     that are Fairly Disclosed in Brookfield’s Disclosure Materials;

5     agreed to in writing by Asciano;

6     that Brookfield Fairly Disclosed in a document lodged by it with the Canadian securities regulatory authorities or the U.S. Securities and Exchange Commission, since 1 January 2014;

7     resulting from changes in law or in general economic, political or business conditions; or

8     resulting from any change occurring directly as a result of a general deterioration in equity markets, interest rates, exchange rates or credit spreads, that impacts BIP and its competitors in a similar manner.

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Term	Meaning

Brookfield Permitted Distribution	quarterly distributions paid by BIP of US$0.53 cents for Q3 and Q4 2015.

Brookfield Prescribed Occurrence

other than as:

1     required or permitted by this deed, either of the Transactions or the transactions contemplated by any of them;

2     Fairly Disclosed in Brookfield’s Disclosure Materials;

3     agreed to in writing by Asciano (such agreement not to be unreasonably withheld or delayed); or

4     Fairly Disclosed by Brookfield in an announcement made by Brookfield to the Toronto Stock Exchange or the New York Stock Exchange, or a document lodged by it with any Canadian or U.S. securities regulatory authorities, since 1 January 2014;

the occurrence of any of the following (and, for the avoidance of doubt, in the case of any occurrence subject to a monetary threshold, the monetary threshold stated will be exclusive of and in addition to any amount required, permitted, agreed to or disclosed as provide above):

5     BIP converting all or any of the BIP Interests into a larger or smaller number of BIP Interests;

6     BIP reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of the BIP Interests (but not including purchases under BIP’s normal course issuer bid approved by TSX);

7     except for issuance on ordinary commercial terms (which terms are considered by the board of BIP’s General Partner to be in BIP’s best interests) to raise up to US$1 billion in aggregate, or the issuance to BAM in connection with this Transaction which has been Fairly Disclosed to Asciano prior to execution of this deed, BIP issuing BIP Interests, or granting an option over BIP Interests, or agreeing to make such an issue or grant such an option, or announcing an intention to do any of the above;

8     the Brookfield Representation and Warranty in paragraph (o) of Schedule 2 being inaccurate;

9     BIP making any material change to its limited partnership agreement or any other constitutional document;

10   BIP declaring, paying or distributing any dividend, bonus or other share of its profits or assets or returning any capital to its members, or agreeing or announcing an intention to do any of the above, other than a Brookfield Permitted Distribution;

11   BIP or a Subsidiary disposing, or agreeing to dispose, of the whole, or a substantial part, of the BIP Group’s business or property;

12   an Insolvency Event occurs in relation to BIP or a material Subsidiary;

13   another entity replaces BIPL as the general partner of BIP (except another member of the Brookfield Group);

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Term	Meaning

14   the occurrence of any review event or event of default under any third party loan to BIP or a material Subsidiary and the taking of any step by any lender thereunder to enforce the terms thereof and which results, or is reasonably likely to result, in a Brookfield Material Adverse Change;

15   BIP Interests cease to be quoted on either of the New York Stock Exchange and the Toronto Stock Exchange;

16   BIP contravenes the Limited Partnership Act 1883 of Bermuda, the Partnership Act 1902 of Bermuda or the Exempted Partnerships Act 1992 of Bermuda, and in each case such contravention results in a Brookfield Material Adverse Change; or

17   the reorganization, amalgamation, or merger of BIP or any of its Subsidiaries with any other person other than any direct or indirect, wholly-owned Subsidiary of BILP, and in the case of a Subsidiary, where such reorganization, amalgamation, or merger is, or is reasonably likely to be material to the BIP Group as a whole.

Brookfield Registry	A professional registry organisation appointed by Brookfield (expected to be Computershare Investor Services Pty Ltd ABN 48 078 279 277).

Brookfield Representations and Warranties	the representations and warranties of Brookfield set out in Schedule 2.

Brookfield Sub	Nitro Corporation Pty Ltd ACN 607 605 701 (or, in relation to the Takeover Bid Transaction, at Brookfield’s election, another controlled entity of Brookfield).

Business Day	a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney.

Claim

any claim, demand, legal proceedings or cause of action (including any claim, demand, legal proceedings or cause of action:

1     based in contract, including breach of warranty;

2     based in tort, including misrepresentation or negligence;

3     under common law or equity; or

4     under statute, including the Australian Consumer Law (being Schedule 2 of the Competition and Consumer Act 2010 (Cth) (CCA)) or Part VI of the CCA, or like provision in any state or territory legislation, in any way relating to this deed or the Transaction, and includes a

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Term	Meaning

claim, demand, legal proceedings or cause of action arising under an indemnity in this deed.

Competing Proposal

any proposal, agreement, arrangement or transaction, which, if entered into or completed, would result in a Third Party (either alone or together with any Associate):

1     directly or indirectly acquiring a Relevant Interest in, or having a right to acquire, a legal, beneficial or economic interest in, or control of, 20% or more of the Asciano Shares or of the share capital of any material Subsidiary of Asciano;

2     acquiring Control of Asciano or any material Subsidiary of Asciano;

3     directly or indirectly acquiring or becoming the holder of, or otherwise acquiring or having a right to acquire, a legal, beneficial or economic interest in, or control of, all or a material part of Asciano’s business or assets or the business or assets of the Asciano Group;

4     otherwise directly or indirectly acquiring or merging with Asciano or a material Subsidiary of Asciano; or

5     requiring Asciano to abandon, or otherwise fail to proceed with, the Transaction,

whether by way of takeover bid, members’ or creditors’ scheme of arrangement, shareholder approved acquisition, capital reduction, buy back, sale or purchase of shares, other securities or assets, assignment of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company (or other synthetic merger), deed of company arrangement, any debt for equity arrangement or other transaction or arrangement (and includes any variation of an earlier Competing Proposal).

Completion

the earlier to occur of:

1     the Scheme becoming Effective; and

2     completion of acquisitions of Asciano Shares under the Takeover Bid (and, in circumstances where compulsory acquisition is available, completion of the compulsory acquisition process under Chapter 6A of the Corporations Act).

Condition	each of the Scheme Conditions and Bid Conditions.

Confidentiality Agreement	the confidentiality agreement between Brookfield Infrastructure Group (Australia) Pty Limited and Asciano Executive Services Pty Ltd dated 15 June 2015, as amended.

Control	has the meaning given in section 50AA of the Corporations Act.

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Term	Meaning

Corporations Act	the Corporations Act 2001 (Cth).

Corporations Regulations	the Corporations Regulations 2001 (Cth).

Court	the Federal Court of Australia (Sydney registry) or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Brookfield and Asciano.

Cut-off Time	has the meaning given in clause 17.1(a).

Deed Poll	a deed poll substantially in the form of Attachment 3 under which Brookfield and Brookfield Sub each covenants in favour of the Scheme Shareholders to perform the obligations attributed to Brookfield and Brookfield Sub under the Scheme.

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Term	Meaning

Director Asciano Share

any Asciano Share:

1     held by or on behalf of an Asciano Board Member; or

2     listed as an indirect interest in an Appendix 3X or Appendix 3Y lodged by Asciano with ASX in respect of any Asciano Board Member.

Disclosure Letter	the letter identified as such provided by Asciano to Brookfield and countersigned by Brookfield on or about the date of this deed (as updated on or prior to the Amendment Date).

Disclosure Materials

In respect of Asciano:

1     the documents and information contained in the data room made available by Asciano to Brookfield and its Related Persons, the index of which has been initialled by, or on behalf of, the parties for identification;

2     the document containing the written responses from Asciano and its Related Persons to requests for further information made by Brookfield and its Related Persons, a copy of which has been initialled by, or on behalf of, the parties for identification; and

3     the Disclosure Letter; and

in respect of Brookfield:

4     the documents and information contained in the data room made available by Brookfield to Asciano and its Related Persons, the index of which has been initialled by, or on behalf of, the parties for identification; and

5     the document containing the written responses from Brookfield and its Related Persons to requests for further information made by Asciano and its Related Persons, a copy of which has been initialled by, or on behalf of, the parties for identification.

Effective	when used in relation to the Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the order of the Court made under paragraph 411(4)(b) of the Corporations Act in relation to the Scheme.

Effective Date	the date on which the Scheme becomes Effective.

Election Form	has the meaning set out in clause 4.4(a).

Election Time	the date which is 2 Business Days prior to the Scheme Record Date (unless ASIC requires an earlier date, in which case such earlier date shall apply) or any other date agreed between the

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Term	Meaning

parties.

End Date	17 February 2016 or such other later date as agreed in writing by the parties.

Excluded Shareholder	Brookfield Sub.

Exclusivity Period	the period from and including the date of this deed to the earlier of: 1 the date of termination of this deed; 2 the End Date; and 3 Completion.

Fairly Disclosed	a reference to ‘Fairly Disclosed’ means publicly disclosed to the Canadian securities regulatory authorities or to the U.S. Securities and Exchange Commission, publicly disclosed to the ASX or disclosed to the relevant party or its Related Persons to the extent that, and in sufficient detail so as to enable, a reasonable person (or one of its Related Persons) experienced in transactions similar to the Transactions and experienced in a business similar to any business conducted by the Asciano Group or BIP Group (as appropriate), to identify the nature and scope of the relevant matter, event or circumstance.

Financial Advisor	any financial advisor retained by a party in relation to the Transaction or a Competing Proposal from time to time.

Financial Indebtedness

any debt or other monetary liability (whether actual or contingent) in respect of monies borrowed or raised or any financial accommodation including under or in respect of any:

1     bill, bond, debenture, note or similar instrument;

2     acceptance, endorsement or discounting arrangement;

3     guarantee;

4     finance or capital lease;

5     agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service; or

6     obligation to deliver goods or provide services paid for in advance by any financier.

First Court Date	the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Scheme Meeting is heard or, if the application is adjourned or

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Term	Meaning

subject to appeal for any reason, the day on which the adjourned application is heard.

Four Month Date	the date 4 clear months after the earlier of the most recent date on which Brookfield or Brookfield Sub made a purchase of Asciano Shares for cash and 15 December 2015.

Government Agency	any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity, including a stock or other securities exchange, or any minister of the Crown in right of the Commonwealth of Australia or any State, and any other federal, state, provincial, or local government, whether foreign or Australian.

Implementation Date	the fifth Business Day after the Scheme Record Date, or such other date after the Scheme Record Date as the parties agree in writing.

Independent Expert	the independent expert in respect of the Scheme or Takeover Bid appointed by Asciano.

Independent Expert’s Report	means the report to be issued by the Independent Expert in connection with the Scheme or the report to be issued by the Independent Expert in connection with the Takeover Bid.

Ineligible Foreign Shareholder	a Scheme Shareholder whose address shown in the Asciano Share Register on the Scheme Record Date is a place outside Australia and its external territories, New Zealand, the United States or Canada, unless Brookfield determines that it is lawful and not unduly onerous or impracticable to issue that Scheme Shareholder with New BIP CDIs when the Scheme becomes Effective.

Insolvency Event

means, in relation to an entity:

1     the entity resolving that it be wound up or a court making an order for the winding up or dissolution of the entity;

2     a liquidator, provisional liquidator, administrator, receiver, receiver and manager or other insolvency official being appointed to the entity or in relation to the whole, or a substantial part, of its assets;

3     the entity executing a deed of company arrangement;

4     the entity ceases, or threatens to cease to, carry on substantially all the business conducted by it as at the date of this deed;

5     the entity is or becomes unable to pay its debts when they fall

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Term	Meaning

due within the meaning of the Corporations Act (or, if appropriate, legislation of its place of incorporation) or is otherwise presumed to be insolvent under the Corporations Act unless the entity has, or has access to, committed financial support from its parent entity such that it is able to pay its debts; or

6 the entity being deregistered as a company or otherwise dissolved.

Investigating Accountant	Deloitte Corporate Finance Pty Ltd.

Listing Rules	the official listing rules of ASX.

Marketable Parcel	has the meaning given in the Scheme.

Material Contract	any agreement, contract, deed or other arrangement or instrument to which a member of the Asciano Group is a party that is identified as such in the Disclosure Letter.

Maximum Cash Consideration	has the meaning given in the Scheme.

Maximum Scrip Consideration	has the meaning given in the Scheme.

New BIP CDI	a BIP CDI over a New BIP Interest.

New BIP Interest	a BIP Interest issued under either of the Transactions.

Offer	each offer to acquire Asciano Shares made in connection with the Takeover Bid.

Offer Period	the period that the Offer is open for acceptance.

Operating Rules	the official operating rules of ASX.

Ordinary Dividend	has the meaning given in clause 6.3(b).

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Term	Meaning

Permitted Amount

RG 60	Regulatory Guide 60 issued by ASIC in September 2011.

Reference Price	the value of a BIP CDI which is required in order for the value of the Standard Consideration (when valued for the purposes of the Offer) to at least equal $8.80 (being the maximum price paid by Brookfield Sub for Asciano Shares on 5 November 2015).

Registered Address	in relation to an Asciano Shareholder, the address shown in the Asciano Share Register as at the Scheme Record Date.

Regulator’s Draft	the draft of the Scheme Booklet in a form which is agreed to between the parties and that is provided to ASIC for approval pursuant to subsection 411(2) of the Corporations Act.

Regulatory Approval	an approval or consent set out in clause 3.1(a) and paragraph (a) of Schedule 7.

Reimbursement Fee	$88 million.

Related Bodies Corporate	has the meaning set out in section 50 of the Corporations Act, except that the term “subsidiary” used in the Corporations Act shall have the meaning ascribed to the term “Subsidiary” in this deed.

Related Person	1 in respect of a party or its Related Bodies Corporate, each director, officer, employee, advisor, agent or representative of that party or Related Body Corporate;

2     in respect of Brookfield (and in addition to those persons in item 1 of this definition), each person with whom Brookfield proposes to invest in Asciano (including any other shareholder in Brookfield Sub) and each director, officer, employee, advisor agent or representative of that person; and

3 in respect of a Financial Advisor, each director, officer, employee or contractor of that Financial Advisor.

Relevant Interest	has the meaning given in sections 608 and 609 of the Corporations Act.

Representative	means a director, officer, employee, advisor, agent or consultant of

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Term	Meaning

an Asciano Group Member.

Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Asciano and the Scheme Shareholders, the form of which is attached as Attachment 2, subject to any alterations or conditions as agreed between the parties in writing or made or required by the Court under subsection 411(6) of the Corporations Act and agreed to by Brookfield and Asciano.

Scheme Booklet

the scheme booklet to be prepared by Asciano in respect of the Transaction in accordance with clause 7.1(a) in a form agreed between the parties to be despatched to the Asciano Shareholders and which must include or be accompanied by:

•      a copy of the Scheme;

•      an explanatory statement complying with the requirements of the Corporations Act, the Corporations Regulations and RG 60;

•     the Independent Expert’s Report;

•     a copy or summary of this deed;

•     a copy of the executed Deed Poll;

•     a notice of meeting;

•     a proxy form; and

•     an Election Form.

Scheme Conditions	the conditions precedent to the Scheme included in clause 3.1.

Scheme Consideration	has the meaning given in the Scheme.

Scheme Meeting	the meeting of Asciano Shareholders (other than Excluded Shareholders) ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Record Date	5.00pm on the tenth Business Day after the Effective Date or such other time and date as the parties agree in writing.

Scheme Shares	all Asciano Shares held by the Scheme Shareholders as at the Scheme Record Date.

Scheme Shareholder	a holder of Asciano Shares recorded in the Asciano Share Register

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Term	Meaning

as at the Scheme Record Date (other than an Excluded Shareholder).

Scheme Timetable	the indicative timetable for the implementation of the Scheme Transaction set out in Part 1 of Attachment 1.

Scheme Transaction	the acquisition of the Scheme Shares by Brookfield Sub through implementation of the Scheme in accordance with the terms of this deed (and where appropriate includes the Scheme).

Second Court Date	the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard.

Security Interest	has the meaning given in section 51A of the Corporations Act.

Special Dividend Payment Date

any date which is:

1     if the Effective Date occurs, after the Special Dividend Record Date and before the Scheme Record Date and otherwise agreed between the parties; or

2     if the Offers are declared or become unconditional, after the Special Dividend Record Date and otherwise agreed between the parties.

Special Dividend Record Date

5.00pm on a date which is the earlier of:

1     if the Effective Date occurs, at least two days prior to the Scheme Record Date and otherwise agreed between the parties; or

2     if the Offers are declared or become unconditional, a date at least two clear Business Days before that occurs or otherwise agreed between the parties.

Standard Consideration	per Asciano Share, means a cash amount equal to $6.9439 (reduced by the cash value of any Asciano Permitted Special Dividend paid) and 0.0387 New BIP CDIs (subject to provisions dealing with rounding in a manner consistent with the Scheme or in such other manner as the parties agree).

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Term	Meaning

Subsidiary

in relation to an entity, has the meaning given in Division 6 of Part 1.2 of the Corporations Act but so that:

1     an entity will also be deemed to be a “Subsidiary” of an entity if that entity is required by the accounting standards to be consolidated with that entity;

2     a trust or fund may be a “Subsidiary”, for the purposes of which any units or other beneficial interests will be deemed shares; or

3     a corporation or trust or fund may be a “Subsidiary” of a trust or fund if it would have been a Subsidiary if that trust or fund were a corporation.

Superior Proposal

a bona fide Competing Proposal of the kind referred to in any of paragraphs 2, 3 or 4 of the definition of Competing Proposal (and not resulting from a breach by Asciano of any of its obligations under clause 15 of this deed (it being understood that any actions by the Related Persons of Asciano in breach of clause 15 shall be deemed to be a breach by Asciano for the purposes hereof)) which the Asciano Board, acting in good faith, and after receiving written legal advice from its external legal advisor and written advice from its financial advisor, determines:

1     is reasonably capable of being valued and completed in a timely fashion taking into account all aspects of the Competing Proposal including any timing considerations, any conditions precedent or other matters affecting the probability of the Competing Proposal being completed, and the identity of the proponent;

2     would, if completed substantially in accordance with its terms, be more favourable to Asciano Shareholders (as a whole) than the Transactions (as the Transactions have been amended or varied following application of the matching right set out in clause 15.4, if applicable), taking into account all terms and conditions of the Competing Proposal (including, consideration, conditionality, funding, certainty and timing).

For the avoidance of doubt, a Competing Proposal will not constitute a Superior Proposal if its terms and conditions are substantively similar to any proposal that Asciano received, negotiated or was otherwise involved with at any time before the date of this deed.

Takeover Bid	a takeover bid by Brookfield Sub that satisfies the requirements in clause 2.2.

Takeover Bid Timetable	the indicative timetable for the implementation of the Takeover Bid Transaction set out in Part 2 of Attachment 1.

Takeover Bid Transaction	the acquisition by Brookfield Sub of Asciano Shares under the Takeover Bid in accordance with the terms of this deed (and where

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Term	Meaning

appropriate includes the Takeover Bid).

Tax Act	the Income Tax Assessment Act 1997 (Cth).

Target’s Statement	the target’s statement to be prepared by Asciano in relation to the Takeover Bid in compliance with Part 6.5 of the Corporations Act.

Third Party	a person other than Brookfield and its Associates.

Transactions	the Scheme Transaction and the Takeover Bid Transaction.

USD/AUD Reference Rate	the USD/AUD Hedge Settlement Rate WM/Reuters USD/AUD (HSRA) with a specified time of 10:00 a.m. Sydney time.

2	Interpretation

2.1	Interpretation

In this deed:

(a)	headings and bold type are for convenience only and do not affect the interpretation of this deed;

(b)	the singular includes the plural and the plural includes the singular;

(c)	words of any gender include all genders;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(e)	a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency, as well as an individual;

(f)	a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to this deed;

(g)	a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re enactments of any of them (whether passed by the same or another Government Agency with legal power to do so);

(h)	a reference to a document (including this deed) includes all amendments or supplements to, or replacements or novations of, that document;

(i)	a reference to ‘$’, ‘A$’ or ‘dollar’ is to the lawful currency of Australia;

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(j)	a reference to any time is, unless otherwise indicated, a reference to that time in Sydney, New South Wales;

(k)	a term defined in or for the purposes of the Corporations Act, and which is not defined in clause 1.1 of this Schedule 1, has the same meaning when used in this deed;

(l)	a reference to a party to a document includes that party’s successors and permitted assignees;

(m)	no provision of this deed will be construed adversely to a party because that party was responsible for the preparation of this deed or that provision;

(n)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(o)	any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(p)	a reference to a body (including an institute, association or authority), other than a party to this deed, whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(q)	a reference to an agreement other than this deed includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing;

(r)	a reference to liquidation or insolvency includes appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(s)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(t)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(u)	if an act prescribed under this deed to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(v)	a reference to the Listing Rules and the Operating Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party; and

(w)	a reference to the date of this deed, or to the time of signing or execution of this deed, refers to the date of the original Scheme Implementation Deed in relation to the Scheme, and the time of signing or execution of that document, unless the context requires otherwise.

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Schedule 1 Representations and Warranties

2.2	Interpretation of inclusive expressions

Specifying anything in this deed after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

2.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

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Schedule 2

Brookfield Representations and Warranties

Brookfield represents and warrants to Asciano (in its own right and separately as trustee or nominee for each of the other Asciano Indemnified Parties) that:

(a)	Brookfield Information: the Brookfield Information provided for inclusion in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Asciano Shareholders, will not contain any statement which is materially misleading or deceptive (with any statement of belief or opinion having being formed on a reasonable basis), including by way of omission from that statement;

(b)	basis of Brookfield Information: the Brookfield Information:

(1)	will be provided to Asciano in good faith and on the understanding that Asciano and each other Asciano Indemnified Party will rely on that information for the purposes of preparing the Scheme Booklet and proposing the Transactions; and

(2)	will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60 and the Listing Rules,

and all information provided by Brookfield to the Independent Expert will be provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report;

(c)	new information: it will, as a continuing obligation, provide to Asciano all further or new information which arises after the Scheme Booklet and Target’s Statement has been despatched to Asciano Shareholders (other than Excluded Shareholders, if applicable) until:

(1)	in the case of the Scheme Booklet, the date of the Scheme Meeting; and

(2)	in the case of the Target’s Statement, the close of the Offer Period,

which is necessary to ensure that the Brookfield Information in the Scheme Booklet or the information regarding Brookfield in the Target’s Statement is not misleading or deceptive (including by way of omission);

(d)	validly existing: BIPL is a validly existing corporation registered under the laws of its place of incorporation and BIP is a limited partnership validly existing under the laws of the place of its formation;

(e)	authority: the execution and delivery of this deed has been properly authorised by all necessary corporate action of Brookfield;

(f)	power: BIPL has full capacity, corporate power and lawful authority to execute, deliver and perform this deed on behalf of BIP and no approvals of any BIPL or BIP securityholders are required to do so;

(g)	no default: this deed does not conflict with or result in the breach of or a default under:

(1)	any provision of the limited partnership agreement governing BIP, or the articles or by-laws of BIPL, as amended; or

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Schedule 2 Representations and Warranties

(2)	any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it or any other BIP Group Member is bound it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;

(h)	deed binding: as a continuing obligation, this deed is a valid and binding obligation of BIPL in its capacity as general partner of BIP, enforceable in accordance with its terms;

(i)	continuous disclosure: on the date of this deed, the First Court Date, the date the Explanatory Memorandum is despatched, the date the Bidder’s Statement is despatched, the date of the Scheme Meeting and the Second Court Date, BIPL has complied in all material respects with its:

(1)	continued listing under the Toronto Stock Exchange Company Manual; and

(2)	disclosure and material information reporting obligations under the New York Stock Exchange Listed Company Manual; and

(3)	obligations to file with all applicable governmental entities true and complete copies of the public disclosure documents that Brookfield is required to file under applicable Canadian and U.S. securities laws, and, such documents, at the time filed: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and Brookfield has not filed any confidential material change report with any applicable governmental entity which at the date hereof remains confidential;

(j)	capital structure: as a continuing obligation, its capital structure, including all issued securities as at the date of this deed, is as set out in Schedule 4 and it has not issued or granted (or agreed to issue or grant) any other securities, options, warrants, performance rights or other instruments which are still outstanding and may convert into BIP Interests other than as set out in Schedule 4 and it is not under any obligation to issue or grant, and no person has any right to call for the issue or grant of, any BIP Interests, options, warrants, performance rights or other securities or instruments in BIP;

(k)	Brookfield Sub: Brookfield Sub will be a BIP Group Member;

(l)	Insolvency Event or regulatory action: no Insolvency Event has occurred in relation to it , nor has any regulatory action of any nature of which it is aware been taken that would prevent or restrict its ability to fulfil its obligations under this deed;

(m)	compliance: each member of the BIP Group has complied in all material respects with all Australian and foreign laws and regulations applicable to them and orders of Australian and foreign Government Agencies having jurisdiction over them and have all material licenses, authorisations and permits necessary for them to conduct the business of the BIP Group as presently being conducted;

(n)	New BIP Interests: the New BIP Interests to be issued in accordance with clause 4.3 and the terms of the Scheme will be duly authorised and validly issued or transferred, fully paid and free of all security interests and third party rights and will rank equally with all other BIP Interests then on issue;

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Schedule 2 Representations and Warranties

(o)	sufficient funding: Brookfield has or will have sufficient cash reserves (whether from internal cash reserves or external debt and/or equity funding arrangements) available to it on an unconditional basis (excepting conditions under the control of Brookfield, or conditions relating to, or which will cease to apply or be satisfied following, Court approval) to meet its obligations to pay the Scheme Consideration and the consideration under the Takeover Bid in accordance with its obligations under this deed, the Scheme and the Deed Poll;

(p)	Disclosure Materials: it has collated and prepared all of its Disclosure Materials in good faith in response to particular written requests for information from Asciano for the purposes of a due diligence process and in this context, as far as Brookfield is aware, its Disclosure Materials have been collated with all reasonable care and skill;

(q)	all information: it is not aware of any information relating to the BIP Group or its respective businesses or operations (having made reasonable enquiries) as at the date of this deed that has or could reasonably be expected to give rise to a Brookfield Material Adverse Change that has not been publicly disclosed in a document, schedule, report or form furnished or filed with the Canadian or U.S. securities regulatory authorities or included in its Disclosure Materials; and

(r)	not misleading: all information it has provided to the Independent Expert, pursuant to clause 7.2(c) or otherwise, or to Asciano, is accurate and not misleading in a material respect, and it has not omitted any information required to make the information provided to the Independent Expert or Asciano not misleading in a material respect.

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Schedule 3

Asciano Representations and Warranties

Asciano represents and warrants to Brookfield (in its own right and separately as trustee or nominee for each of the other Brookfield Indemnified Parties) that:

(a)	Asciano Information: the Asciano Information contained in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Asciano Shareholders, will not contain any statement which is materially misleading or deceptive (with any statement of belief or opinion having being formed on a reasonable basis), including by way of omission from that statement;

(b)	basis of Asciano Information: the Asciano Information:

(1)	will be prepared and included in the Scheme Booklet in good faith and on the understanding that Brookfield and each other Brookfield Indemnified Party will rely on that information for the purpose of determining to proceed with the Transactions; and

(2)	will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60 and the Listing Rules,

and all information provided by Asciano to the Independent Expert will be provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report;

(c)	new information: it will, as a continuing obligation (but in respect of the Brookfield Information, only to the extent that Brookfield provides Asciano with updates to the Brookfield Information), ensure that the Scheme Booklet and Target’s Statement are updated (or, if the parties agree, the market is otherwise informed by way of announcement) to include all further or new information which arises after the Scheme Booklet or Target’s Statement has been despatched to Asciano Shareholders (other than Excluded Shareholders, if applicable) until:

(1)	in the case of the Scheme Booklet, the date of the Scheme Meeting; and

(2)	in the case of the Target’s Statement, the close of the Offer Period,

which is necessary to ensure that the Scheme Booklet and Target’s Statement are not misleading or deceptive (including by way of omission);

(d)	validly existing: it is a validly existing corporation registered under the laws of its place of incorporation;

(e)	authority: the execution and delivery of this deed has been properly authorised by all necessary corporate action of Asciano;

(f)	power: it has full capacity, corporate power and lawful authority to execute, deliver and perform this deed;

(g)	no default: this deed does not conflict with or result in the breach of or a default under:

(1)	any provision of Asciano’s constitution; or

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Schedule 3 Representations and Warranties

(2)	any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it or any other Asciano Group Member is bound,

and other than as Fairly Disclosed in its Disclosure Letter it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;

(h)	deed binding: as a continuing obligation, this deed is a valid and binding obligation of Asciano, enforceable in accordance with its terms;

(i)	continuous disclosure: on the date of this deed, the First Court Date, the date the Explanatory Memorandum is despatched, the date the Target’s Statement is despatched, the date of the Scheme Meeting, and the Second Court Date, Asciano has complied in all material respects with its continuous disclosure obligations under Listing Rule 3.1 and it is not relying on the carve-out in Listing Rule 3.1A to withhold any material information from public disclosure;

(j)	capital structure: as a continuing obligation, its capital structure, including all issued securities as at the date of this deed, is as set out in Schedule 4 and Schedule 6 and it has not issued or granted (or agreed to issue or grant) any other securities, options, warrants, performance rights or other instruments which are still outstanding and may convert into Asciano Shares other than as set out in Schedule 4 and it is not under any obligation to issue or grant, and no person has any right to call for the issue or grant of, any Asciano Shares, options, warrants, performance rights or other securities or instruments in Asciano other than as Fairly Disclosed in its Disclosure Letter or this agreement or otherwise as required by this deed;

(k)	interest: any company, partnership, trust, joint venture or other enterprise in which Asciano or another Asciano Group Member owns or has a material interest in is as notified in writing by Asciano to Brookfield prior to entry into this deed;

(l)	Insolvency Event or regulatory action: no Insolvency Event has occurred in relation to it or another Asciano Group Member, nor has any regulatory action of any nature of which it is aware been taken that would prevent or restrict its ability to fulfil its obligations under this deed;

(m)	compliance: each member of the Asciano Group has complied in all material respects with all Australian and foreign laws and regulations applicable to them and orders of Australian and foreign Government Agencies having jurisdiction over them and have all material licenses, authorisations and permits necessary for them to conduct the business of the Asciano Group as presently being conducted;

(n)	advisors: it has provided fee estimates, which have been prepared in good faith and have a reasonable basis, for its advisors in relation to the Scheme and any Competing Proposals where such retainer or mandate is current, or under which the Asciano Group still has obligations;

(o)	Disclosure Materials: it has collated and prepared all of its Disclosure Materials in good faith in response to particular written requests for information from Brookfield for the purposes of a due diligence process and in this context, as far as Asciano is aware, its Disclosure Materials have been collated with all reasonable care and skill;

(p)

all information: it is not aware of any information relating to the Asciano Group or its respective businesses or operations (having made reasonable enquiries) as at the date of this deed that has or could reasonably be expected to give rise to an Asciano Material Adverse Change that has not been publicly disclosed in

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Schedule 3 Representations and Warranties

a document, schedule, report or form furnished or filed with ASX or ASIC or in its Disclosure Materials; and

(q)	not misleading: all information it has provided to the Independent Expert, pursuant to clause 7.1(p) or otherwise, or to Brookfield, is accurate and not misleading in a material respect, and it has not omitted any information required to make the information provided to the Independent Expert or Brookfield not misleading in a material respect.

Scheme implementation deed        page 77

Schedule 4

Capital details

Asciano Limited

Security	Total number on issue

Asciano Shares	975,385,664

Asciano Rights	As set out in Schedule 6

Brookfield Infrastructure Partners L.P.*
Security	Total number on issue

Redeemable Partnership Units	66,841,266

General Partnership Units	1,066,928
Limited Partnership Units (ie BIP Interests)	163,695,219

Series 1 Preferred Units	5,000,000

*	As at 30 June 2015 (subject to subsequent changes as a result of BIP’s normal course issuer bid approved by TSX and its distribution reinvestment plan), and subject to any further issuance or redemption of Redeemable Partnership Units and any further issuance of preferred units (as defined in the Scheme Booklet dated 30 September 2015), and as contemplated or permitted by this deed).

Scheme implementation deed        page 78

Schedule 6 Asciano Rights

Schedule 6

Asciano Rights

Asciano Right	Number of Asciano Rights granted and outstanding, or anticipated to be granted and outstanding, prior to the Effective Date or the Close of the Offer Period	Number of Asciano Rights which may vest and/or in respect of which restrictions on exercise may be waived on or prior to the Effective Date or the Close of the Offer Period	Number of Asciano Rights to lapse or be cancelled on or prior to the Effective Date or the Close of the Offer Period
FY13 Long Term Incentive Plan	480,871	480,871	0
FY14 Long Term Incentive Plan	862,677	862,677	0
FY15 Long Term Incentive Plan	867,149	860,715	6,434
FY16 Long Term Incentive Plan	652,157	217,386	434,771
FY 14 Short Term Incentive Plan– Tranche 2	194,553	194,553	0
FY 15 Short Term Incentive Plan– Tranche 1	160,229	160,229	0
FY 15 Short Term Incentive Plan– Tranche 2	160,206	160,206	0

Total	3,377,842	2,936,637	441,205

Schedule 7

Bid Conditions

(a)	Regulatory Approvals: before the close of the Offer Period:

(1)	FIRB: either

(A)	the Treasurer of the Commonwealth of Australia (or his delegate) provides written advice or confirmation to Brookfield that there is no objection under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA) or the foreign investment policy of the Australian Government to the acquisition by Brookfield Sub of the Asciano Shares under the Takeover Bid (including to any direct or indirect investment by GIC Special Investments Pte Ltd or British Columbia Investment Management Corporation in Brookfield Sub); or

(B)	the Treasurer of the Commonwealth of Australia becomes precluded by passage of time from making any order under Part II of FATA in respect of the acquisition by Brookfield Sub of the Asciano Shares under the Takeover Bid;

(2)	ACCC: Brookfield has received informal merger clearance in respect of the acquisition of Asciano Shares by Brookfield Sub by notice in writing from the ACCC stating, or stating to the effect, that the ACCC does not propose to intervene or seek to prevent the acquisition of Asciano Shares by Brookfield Sub and that notice has not been withdrawn, revoked or adversely amended before the close of the Offer Period;

(3)	OIO: Brookfield has received all consents, approvals or clearances required under the Overseas Investment Act 2005 (NZ) and the Overseas Investment Regulations 2005 (NZ) for the implementation of the Takeover Bid and such consents, approvals or clearances (as the case may be) have not been withdrawn, suspended, revoked or adversely amended before the close of the Offer Period; and

(4)	ASIC and ASX: ASIC and ASX issue or provide all reliefs, waivers confirmations, exemptions, consents or approvals, and do all other acts, necessary or desirable, to implement the Takeover Bid (including for the avoidance of doubt the relief referred to in paragragh (f) below) and such reliefs, waivers confirmations, exemptions, consents, approvals or other acts (as the case may be) have not been withdrawn, suspended or revoked before the close of the Offer Period.

(b)	No Asciano Prescribed Occurrence: no Asciano Prescribed Occurrence occurs between (and including) the date of this deed and the close of the Offer Period.

(c)	No Asciano Material Adverse Change: no Asciano Material Adverse Change occurs or is reasonably likely to occur, or is discovered, announced, disclosed or otherwise becomes known to Brookfield between (and including) the date of this deed and the close of the Offer Period.

(d)	New BIP Interests–TSX & NYSE/ASX:

Schedule 7 Bid Conditions

(1)	the issue of any New BIP Interests underlying the New BIP CDIs to be issued pursuant to the Takeover Bid has been approved by the Toronto Stock Exchange and the New York Stock Exchange, and those New BIP Interests have received listing approval from each of the Toronto Stock Exchange and the New York Stock Exchange subject to customary conditions (including notice of official issuance) by, and such approvals remain in full force and effect in all respects at the close of the Offer Period; and

(2)	Brookfield is approved for admission to the official list of ASX (as a foreign exempt listing) and the New BIP CDIs to be issued pursuant to the Takeover Bid are approved for official quotation by ASX, subject to customary conditions by, and such approvals remain in full force and effect in all respects at the close of the Offer Period.

(e)	Minimum acceptance: at the end of the Offer Period, Brookfield Sub has (together with its associates) relevant interests in at least 50.1% of the Asciano Shares (on a fully diluted basis).

(f)	Minimum bid price: the value of a BIP Interest (when valued for the purposes of the Offer for the purposes of section 621(3) of the Corporations Act, as modified by ASIC Class Order 00/2338 and further ASIC relief to allow the value of BIP Interests quoted on the NYSE to be regarded as the value of BIP CDIs over BIP Interests and to allow market prices in US dollars to be converted to Australian dollars at appropriate rates) does not fall below the Reference Price.

(g)	Scheme fails: Asciano Shareholders (other than Excluded Shareholders) at the Scheme Meeting do not agree to the Scheme by the requisite majorities under subparagraph 411(4)(a)(ii) of the Corporations Act.

(h)	Restraints: between (and including) the date of this deed and the close of the Offer Period:

(1)	there is not in effect any temporary, preliminary or final order, injunction, decision or decree issued by any court of competent jurisdiction or Government Agency;

(2)	no action or investigation is announced or commenced by a Government Agency,

in consequence of, or in connection with, the Offer which:

(3)	restrains or prohibits (or could restrain or prohibit), or otherwise materially adversely impacts on, the making of the Offers or the completion of any transaction contemplated by the Bidder’s Statement (whether subject to conditions or not) or the rights of Brookfield or Brookfield Sub in respect of Asciano and the Asciano Shares to be acquired pursuant to the Offer; or

(4)	requires the divestiture by Brookfield or Brookfield Sub of any Asciano Shares, or the divestiture of any assets of Asciano or its Related Bodies Corporate, BIP or its Related Bodies Corporate or otherwise.

(i)	Third party consents: all approvals and consents of a third party that are listed in Schedule 5 are obtained (including approvals or consents to avoid breach of any change of control provisions) and such approvals and consents have not been withdrawn, suspended or revoked before the end of the Offer Period.

Schedule 8

Agreed Bid Terms

1	Consideration

The consideration under the Offer is the Standard Consideration.

2	Offer Period

(a)	The Offer Period shall initially last for at least one month.

(b)	Brookfield Sub reserves the right, exercisable in its sole discretion, to extend the Offer Period in accordance with the Corporations Act, and must do so (up to a date not later than the earlier of the End Date and the date of termination of this deed) if the Bid Conditions have not been satisfied (unless any of the Bid Conditions have become incapable of being satisfied, including without limitation because Asciano Shareholders (other than the Excluded Shareholders) have agreed to the Scheme at the Scheme Meeting by the requisite majorities under subparagraph 411(4)(a)(ii) of the Corporations Act).

3	Bid Conditions

The Takeover Bid will be subject to the Bid Conditions.

4	Other

The Offer terms will provide that Shareholders can continue to exercise all voting rights attached to their Asciano Shares while the Takeover Offer remains unconditional.

The Offer will also contain provisions determined by Brookfield, acting reasonably, in relation to the treatment of Asciano Shareholders with addresses outside Australia.

Signing page

Executed as a deed

Signed and delivered for
Brookfield Infrastructure Partners L.P. by its general partner Brookfield Infrastructure Partners Limited

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Company Secretary/Director

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Signed sealed and delivered by Asciano Limited

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Company Secretary/Director

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Director

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Attachment 1

Part 1–Indicative Scheme Timetable

The Indicative Scheme Timetable will be as agreed by Brookfield and Asciano having regard to the principles set out in this deed.

Scheme implementation deed

Attachment 1 Part 2–Indicative Takeover Bid Timetable

Part 2–Indicative Takeover Bid Timetable

The Takeover Bid Timetable will be as agreed by Brookfield and Asciano having regard to the principles set out in this deed but, in any event, will have the objective that the Offers are made no later than 18 December 2015.

Scheme implementation deed        page 2

Attachment 2

Scheme of arrangement

[Attached]

Scheme implementation deed

Scheme of arrangement

Asciano Limited

Scheme Shareholders

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia	T +61 2 9225 5000 F +61 2 9322 4000
GPO Box 4227 Sydney NSW 2001 Australia	herbertsmithfreehills.com DX 361 Sydney

Scheme of arrangement

This scheme of arrangement is made under section 411 of the Corporations Act 2001 (Cth)

Between the parties

Asciano	Asciano Limited ACN 123 652 862 of Level 6, 15 Blue Street, North Sydney, NSW 2060

The Scheme Shareholders

1	Definitions, interpretation and scheme components

1.1	Definitions

Schedule 1 contains definitions used in this Scheme.

1.2	Interpretation

Schedule 1 contains interpretation rules for this Scheme.

1.3	Scheme components

This Scheme includes any schedule to it.

2	Preliminary matters

(a)	Asciano is a public company limited by shares, registered in Victoria, and has been admitted to the official list of the ASX. Asciano Shares are quoted for trading on the ASX.

(b)	As at 18 August 2015:

(1)	975,385,664 Asciano Shares were on issue; and

(2)	it is anticipated that up to 2,850,233 Asciano Rights will vest and become Asciano Shares prior to the Scheme becoming Effective.

(c)	BIP is a Bermudan exempted limited partnership and its BIP Interests trade on the New York Stock Exchange and the Toronto Stock Exchange.

(d)	Acquirer, an entity controlled by BIP, is a company limited by shares registered in Victoria.

(e)	If this Scheme becomes Effective:

3 Conditions

(1)	BIP and Acquirer must provide or procure the provision of the Scheme Consideration to the Scheme Shareholders in accordance with the terms of this Scheme and the Deed Poll; and

(2)	subject to provision of the Scheme Consideration, all the Scheme Shares, and all the rights and entitlements attaching to them as at the Implementation Date, must be transferred to Acquirer and Asciano will enter the name of Acquirer in the Share Register in respect of the Scheme Shares.

(f)	Asciano and BIP have agreed, by executing the Implementation Deed, to implement this Scheme.

(g)	This Scheme attributes actions to BIP and Acquirer but does not itself impose an obligation on them to perform those actions. BIP and Acquirer have agreed, by executing the Deed Poll, to perform the actions attributed to them under this Scheme, including provision or procuring the provision of the Scheme Consideration to the Scheme Shareholders.

3	Conditions

3.1	Conditions precedent

This Scheme is conditional on and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a)	all the conditions in clause 3.1 of the Implementation Deed (other than the condition in the Implementation Deed relating to Court approval of this Scheme) having been satisfied or waived in accordance with the terms of the Implementation Deed by 8.00am on the Second Court Date;

(b)	neither the Implementation Deed nor the Deed Poll having been terminated in accordance with their terms before 8.00am on the Second Court Date;

(c)	approval of this Scheme by the Court under paragraph 411(4)(b) of the Corporations Act, including with any alterations made or required by the Court under subsection 411(6) of the Corporations Act and agreed to by BIP and Asciano;

(d)	such other conditions made or required by the Court under subsection 411(6) of the Corporations Act in relation to this Scheme and agreed to by BIP and Asciano having been satisfied or waived; and

(e)	the orders of the Court made under paragraph 411(4)(b) (and, if applicable, subsection 411(6)) of the Corporations Act approving this Scheme coming into effect, pursuant to subsection 411(10) of the Corporations Act, on or before the End Date.

3.2	Certificate

(a)	Asciano and BIP will provide to the Court on the Second Court Date a certificate, or such other evidence as the Court requests, confirming (in respect of matters within their knowledge) whether or not all of the conditions precedent in clauses 3.1(a) and 3.1(b) have been satisfied or waived as at 8.00am on the Second Court Date.

(b)	The certificate referred to in clause 3.2(a) constitutes conclusive evidence that such conditions precedent were satisfied, waived or taken to be waived.

4 Implementation of this Scheme

3.3	End Date

This Scheme will lapse and be of no further force or effect if:

(a)	the Effective Date does not occur on or before the End Date; or

(b)	the Implementation Deed or the Deed Poll is terminated in accordance with its terms, unless Asciano and BIP otherwise agree in writing.

4	Implementation of this Scheme

4.1	Lodgement of Court orders with ASIC

If the conditions precedent set out in clause 3.1 of this Scheme (other than the condition precedent in clause 3.1(e) of this Scheme) are satisfied, Asciano must lodge with ASIC, in accordance with subsection 411(10) of the Corporations Act, an office copy of the Court order approving this Scheme as soon as possible after the Court approves this Scheme and in any event by 5.00pm on the first Business Day after the day on which the Court approves this Scheme.

4.2	Transfer of Scheme Shares

On the Implementation Date:

(a)	subject to the provision of the Scheme Consideration in the manner contemplated by clause 5 and BIP having provided Asciano with written confirmation thereof, the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, must be transferred to Acquirer, without the need for any further act by any Scheme Shareholder (other than acts performed by Asciano as attorney and agent for Scheme Shareholders under clause 8.5), by:

(1)	Asciano delivering to Acquirer a duly completed Scheme Transfer, executed on behalf of the Scheme Shareholders by Asciano, for registration; and

(2)	Acquirer duly executing the Scheme Transfer, attending to the stamping of the Scheme Transfer (if required) and delivering it to Asciano for registration; and

(b)	immediately following receipt of the Scheme Transfer in accordance with clause 4.2(a)(2), but subject to the stamping of the Scheme Transfer (if required), Asciano must enter, or procure the entry of, the name of Acquirer in the Share Register in respect of all the Scheme Shares transferred to Acquirer in accordance with this Scheme.

5	Scheme Consideration

5.1	Election

(a)	A Scheme Shareholder may make an election (Election) to receive one of:

(1)	Standard Consideration;

5 Scheme Consideration

(2)	Maximum Cash Consideration; or

(3)	Maximum Scrip Consideration,

for all of their Scheme Shares by completing the Election Form, such Election being subject to the terms of this Scheme including without limitation clauses 5.5, 5.6, 5.7, and 5.11.

(b)	A Scheme Shareholder:

(1)	may elect (as part of their Election, by completing the relevant part of the Election Form) to have a number of BIP CDIs (up to a maximum of 400) included in the Scheme Consideration to which it will become entitled in accordance with the terms of this Scheme sold on its behalf pursuant to the Sale Facility; and

(2)	will be deemed to have elected to have the total scrip component of the Scheme Consideration to which it will become entitled in accordance with the terms of this Scheme sold on its behalf pursuant to the Sale Facility, if:

(A)	that total scrip component comprises a number of BIP CDIs that is a Small Parcel; and

(B)	the Scheme Shareholder has not completed the appropriate section of the Election Form indicating that they wish to receive their total scrip component even where it comprises a number of BIP CDIs that a Small Parcel.

(c)	Subject to clause 5.1(j), for an Election to be valid:

(1)	the Scheme Shareholder must complete and sign the Election Form in accordance with the instructions in the Scheme Booklet and on the Election Form; and

(2)	the Election Form must be received by the Asciano Registry before the Election Time at the address specified by Asciano in the Scheme Booklet and on the Election Form.

(d)	An Election made by a Scheme Shareholder, whether valid or not, will be irrevocable unless BIP in its discretion agrees to the revocation of the Election (such discretion to be exercised fairly and equitably having regard to the circumstances at the time).

(e)	If:

(1)	a valid Election is not made by a Scheme Shareholder; or

(2)	no Election is made by a Scheme Shareholder,

then that Scheme Shareholder will be deemed to have elected to receive Standard Consideration in respect of all of their Scheme Shares.

(f)	Subject to clause 5.1(g) (and except to the extent that a Scheme Shareholder has made an Election to sell BIP CDIs to which it is entitled under the Sale Facility in accordance with clause 5.1(b)(1)), an Election made or deemed to be made by a Scheme Shareholder under this clause 5.1 will be deemed to apply in respect of the Scheme Shareholder’s entire registered holding of Scheme Shares at the Scheme Record Date, regardless of whether the Scheme Shareholder’s holding of Scheme Shares at the Scheme Record Date is greater or less than the Scheme Shareholder’s holding at the time it made its Election.

(g)	A Scheme Shareholder who is noted on the Share Register as holding one or more parcels of Asciano Shares as trustee or nominee for, or otherwise on account of, another person, may in the manner considered appropriate by

5 Scheme Consideration

Asciano and BIP (acting reasonably including after consultation with the Asciano Registry), make separate Elections under this clause 5.1 in relation to each of those parcels of Asciano Shares (subject to it providing to Asciano and BIP any substantiating information they reasonably require), and an Election made in respect of any such parcel, or an omission to make an Election in respect of any such parcel, will not be taken to extend to the other parcels.

(h)	Subject to clauses 5.1(i) and 5.1(j), an Election Form will not be valid unless it is completed and received in accordance with the procedures set out in clause 5.1(c).

(i)	BIP will determine, in its sole discretion, all questions as to the correct completion of an Election Form, and time of receipt of an Election Form. BIP is not required to communicate with any Scheme Shareholder prior to making this determination. The determination of BIP will be final and binding on the Scheme Shareholder.

(j)	Notwithstanding clause 5.1(c), BIP may, in its sole discretion, at any time and without further communication to Scheme Shareholder, deem any Election Form it receives from a Scheme Shareholder to be a valid Election in respect of the relevant Scheme Shares, even if a requirement for a valid Election has not been complied with.

5.2	Standard Consideration

If a Scheme Shareholder elects or is deemed to have elected to receive Standard Consideration then, subject to clauses 5.5, 5.6 and 5.7, the Scheme Shareholder will be entitled to receive for each Scheme Share held by that Scheme Shareholder at the Scheme Record Date:

(a)	a cash amount equal to $6.9439 less the Special Dividend Amount; and

(b)	0.0387 BIP CDIs.

5.3	Maximum Cash Consideration

(a)	If a Scheme Shareholder elects to receive Maximum Cash Consideration, the Scheme Shareholder will be entitled to receive for each Scheme Share held by that Scheme Shareholder at the Scheme Record Date:

(1)	if the Available Cash Consideration is not required by clause 5.3(b) to be pro rated amongst Scheme Shareholders who elect Maximum Cash Consideration, the Ex-Dividend Implied Offer Value in cash per Scheme Share; and

(2)	if the Available Cash Consideration is required by clause 5.3(b) to be pro rated amongst Scheme Shareholders who elect Maximum Cash Consideration:

(A)	an amount of cash per Scheme Share calculated as follows (which shall include any fraction of a cent arising from the calculation), provided that such amount is not to exceed the Ex-Dividend Implied Offer Value per Scheme Share:

A ÷ B

Where:

A = the Available Cash Consideration;

5 Scheme Consideration

B = the total number of Scheme Shares held at the Record Date by all Scheme Shareholders who elect Maximum Cash Consideration; and

(B)	a number of BIP CDIs per Scheme Share calculated as follows (which shall include any fraction of a BIP CDI arising from the calculation):

(Ex-Dividend Implied Offer Value – X) ÷ Y

Where:

X = the amount of cash per Scheme Share determined in accordance with clause 5.3(a)(2)(A); and

Y = the Fixed AUD Value of a BIP CDI.

(b)	For the purpose of this clause 5.3, the Available Cash Consideration is required to be pro rated amongst Scheme Shareholders who elect Maximum Cash Consideration if the amount determined by multiplying the Ex-Dividend Implied Offer Value by the total number of Scheme Shares held by all Scheme Shareholders who elect Maximum Cash Consideration exceeds the Available Cash Consideration.

5.4	Maximum Scrip Consideration

(a)	If a Scheme Shareholder elects to receive Maximum Scrip Consideration then, subject to clauses 5.5, 5.6 and 5.7, the Scheme Shareholder will be entitled to receive for each Scheme Share held by that Scheme Shareholder at the Scheme Record Date:

(1)	if the Available Scrip Consideration is not required to be pro rated by clause 5.4(b) amongst Scheme Shareholders who elect Maximum Scrip Consideration, a number of BIP CDIs per Scheme Share equal to the Scrip Equivalent of Ex-Dividend Implied Offer Number; and

(2)	if the Available Scrip Consideration is required by clause 5.4(b) to be pro rated amongst Scheme Shareholders who elect Maximum Scrip Consideration:

(A)	a number of BIP CDIs per Scheme Share calculated as follows (which shall include any fraction of a BIP CDI arising from the calculation), provided that such number is not to exceed the Scrip Equivalent of Ex-Dividend Implied Offer Number:

A ÷ B

Where:

A = the Available Scrip Consideration;

B = the total number of Scheme Shares held at the Record Date by all Scheme Shareholders who elect Maximum Scrip Consideration; and

(B)	an amount of cash per Scheme Share calculated as follows (which shall include any fraction of a cent arising from the calculation):

Ex-Dividend Implied Offer Value – (X × Y)

Where:

5 Scheme Consideration

X = the number of BIP CDIs per Scheme Share determined in accordance with clause 5.4(a)(2)(A); and

Y = the Fixed AUD Value of a BIP CDI.

(b)	For the purpose of this clause 5.4, the Available Scrip Consideration is required to be pro rated amongst Scheme Shareholders who elect Maximum Scrip Consideration if the number of BIP CDIs determined by multiplying the Scrip Equivalent of Ex-Dividend Implied Offer Number by the total number of Scheme Shares held by all Scheme Shareholders who elect Maximum Scrip Consideration exceeds the Available Scrip Consideration.

5.5	Fractions and splitting

(a)	Subject to clause 5.5(b), any entitlement of a Scheme Shareholder under this Scheme (including under clause 5.3(a)(2)(B) or clause 5.4(a)(2)(A)) to be provided a fraction of a BIP CDI will be rounded down to the nearest whole number of BIP CDIs (but only after applying the Scheme Shareholder’s entitlement (prior to rounding) to its entire holding of Scheme Shares). The total number of BIP CDIs represented by all fractions of BIP CDIs that, but for this clause 5.5(a), Scheme Shareholders would have been entitled to under this Scheme must be dealt with in accordance with clause 5.7.

(b)	Fractions of BIP CDIs which a Scheme Shareholder would have been provided but for an Election, or deemed election, under clause 5.1(b), or but for clause 5.6, will be dealt with, along with the rest of that Scheme Shareholder’s entitlement to BIP CDIs in respect of which it has made an Election or been deemed to have made an election (if any), in accordance with clause 5.7.

(c)	Any cash amount payable to a Scheme Shareholder under this Scheme must be rounded to the nearest whole cent (but only after applying the Scheme Shareholder’s entitlement (prior to rounding) to its entire holding of Scheme Shares).

(d)	If BIP is of the opinion, formed reasonably, that several Scheme Shareholders, each of which holds a holding of Asciano Shares have, before the Scheme Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage by reference to the rounding provided for in the calculation of each Scheme Shareholder’s entitlement to the Scheme Consideration, or otherwise in connection with the Scheme (including the maximum number of BIP CDIs in respect of which an Election under clause 5.1(b)(1) may be made), BIP may direct Asciano to give notice to those Scheme Shareholders:

(1)	setting out the names and Registered Addresses of all of them;

(2)	stating that opinion; and

(3)	attributing to one of them specifically identified in the notice the Asciano Shares held by all of them,

and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of this Scheme, be taken to hold all those Asciano Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of this Scheme, be taken to hold no Asciano Shares.

5.6	Ineligible Foreign Shareholders

BIP will be under no obligation to provide or cause to be provided, and must not provide, any BIP CDIs under this Scheme to any Ineligible Foreign Shareholder and, instead,

5 Scheme Consideration

subject to clause 5.11, must procure that those BIP CDIs (including fractions of BIP CDIs) which, but for this clause 5.6, would be required to be so provided are dealt with on behalf of the Ineligible Foreign Shareholders in accordance with clause 5.7.

5.7	Sale Facility

(a)	BIP CDIs:

(1)	to which a Scheme Shareholder is entitled, but in respect of which an Election, or deemed Election, under clause 5.1(b) has been made or otherwise operates;

(2)	that are required to be dealt with under this clause by clause 5.5(a); or

(3)	that are required to be dealt with under this clause by clause 5.6,

must not be provided to the relevant Scheme Shareholder and, instead, must be provided to the Sale Agent by BIP, or caused to be provided to the Sale Agent by BIP, on or before the Implementation Date (rounded down after being aggregated, if necessary, to the nearest whole number) (together, the Sale Securities) and subsequently sold in accordance with this clause 5.7. For the avoidance of doubt, if a Scheme Shareholder makes an Election under clause 5.1(b)(1) in respect of a greater number of BIP CDIs than that number of BIP CDIs that the Scheme Shareholder is entitled to receive under this Scheme (in the absence of the operation of that Election), then that Election will be taken to apply to all of those BIP CDIs that the Scheme Shareholder is entitled to receive under this Scheme.

(b)	The Sale Facility will only be available in respect of BIP CDIs provided to the Sale Agent in the circumstances referred to in clause 5.7(a). Any purported election by a Scheme Shareholder to participate in the Sale Facility in any other circumstance will, unless BIP elects otherwise, be invalid and not recognised for any purpose.

(c)	BIP must procure that as soon as practicable after the Implementation Date and, in any event, not more than 15 Business Days after the Implementation Date, the Sale Agent, in consultation with BIP, sells or procures the sale of all the Sale Securities in the ordinary course of trading on ASX in such manner, at such price or prices and on such other terms as the Sale Agent determines in good faith (and so that the Sale Agent may in its sole discretion convert BIP CDIs to BIP Interests and sell those BIP Interests in the ordinary course of trading on the Toronto Stock Exchange, rather than selling some or all of the BIP CDIs on ASX, if it considers that doing so may achieve a better sale price net of any applicable costs, and any such sales will be treated as sales of BIP CDIs for the purposes of the Sale Facility), and remits to Asciano the proceeds of the sale (if applicable, converted into Australian dollars in such manner, at such price or prices and on such other terms as the Sale Agent determines in good faith) (Gross Proceeds).

(d)	Promptly after receiving the Gross Proceeds in respect of the sale of all of the BIP CDIs referred to in clause 5.7(a), Asciano must pay, or procure the payment, to each Selling Scheme Shareholder (in accordance with this clause 5.7) an amount calculated as follows:

A ÷ B × C

Where:

A = the Gross Proceeds (less any applicable brokerage, taxes, duty, currency conversion costs and other costs and charges);

5 Scheme Consideration

B = the total number of BIP CDIs provided to the Sale Agent under clause 5.7(a); and

C = the number of BIP CDIs provided to the Sale Agent under clause 5.7(a) in respect of that Selling Scheme Shareholder (which, for the avoidance of doubt, may be or include a fraction of a BIP CDI).

(e)	None of BIP, Asciano or the Sale Agent gives any assurance as to the price that will be achieved for the sale of BIP CDIs described in clause 5.7(a). The sale of BIP CDIs under this clause 5.7 will be at the risk of the Selling Scheme Shareholder.

(f)	Asciano must make or procure the making of payments to Selling Scheme Shareholders under clause 5.7(d) by either (in the absolute discretion of Asciano):

(1)	where a Selling Scheme Shareholder has, before the Scheme Record Date, made a valid election in accordance with the requirements of the Asciano Registry to receive dividend payments from Asciano by electronic funds transfer to a bank account nominated by the Selling Scheme Shareholder, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means in accordance with that election; or

(2)	otherwise, whether or not the Selling Scheme Shareholder has made an election referred to in clause 5.7(f)(1), dispatching, or procuring the dispatch of, a cheque for the relevant amount in Australian currency to the Selling Scheme Shareholder by prepaid post to their Registered Address (as at the Scheme Record Date), such cheque being drawn in the name of the Selling Scheme Shareholder (or in the case of joint holders, in accordance with the procedures set out in clause 5.11).

(g)	If Asciano receives professional advice that any withholding or other tax is required by law to be withheld from a payment to a Selling Scheme Shareholder, Asciano is entitled to withhold the relevant amount before making the payment to the Selling Scheme Shareholder (and payment of the reduced amount shall be taken to be full payment of the relevant amount for the purposes of this Scheme, including clause 5.7(d)). Asciano must pay any amount so withheld to the relevant taxation authorities within the time permitted by law, and, if requested in writing by the relevant Selling Scheme Shareholder, provide a receipt or other appropriate evidence of such payment (or procure the provision of such receipt or other evidence) to the relevant Selling Scheme Shareholder.

(h)	Payment of an amount to a Selling Scheme Shareholder in accordance with this clause 5.7 will be in full satisfaction of the obligations of BIP, Acquirer and Asciano to the Selling Scheme Shareholder under the Scheme in respect of:

(1)	in the case of an Ineligible Foreign Shareholder or a Scheme Shareholder who is deemed to have made the election in clause 5.1(b)(2), the scrip component of that Selling Scheme Shareholder’s Scheme Consideration;

(2)	in the case of a Scheme Shareholder who has made the Election in clause 5.1(b)(1), the BIP CDIs of that Selling Scheme Shareholder the subject of that Election; and

(3)	otherwise, any entitlement to a fraction of a BIP CDI comprising part of the scrip component of that Selling Scheme Shareholders’ Scheme Consideration.

5 Scheme Consideration

(i)	Where the provision of BIP CDIs to which a Scheme Shareholder would otherwise be entitled under this Scheme would result in a breach of law:

(1)	BIP will provide the maximum possible number of BIP CDIs to the Scheme Shareholder without giving rise to such a breach; and

(2)	any further BIP CDIs to which that Scheme Shareholder is entitled, but the provision of which BIP CDIs to the Scheme Shareholder would give rise to such a breach, will instead be provided to the Sale Agent and dealt with under the preceding provisions in this clause 5.7, as if a reference to Selling Scheme Shareholders also included that Scheme Shareholder and references to that person’s BIP CDIs in that clause were limited to the BIP CDIs provided to the Sale Agent under this clause.

5.8	Provision of Scheme Consideration

(a)	The Scheme Consideration in respect of each Scheme Share is either:

(1)	Standard Consideration;

(2)	Maximum Cash Consideration; or

(3)	Maximum Scrip Consideration,

(b)	Each Scheme Shareholder is entitled to receive one of Standard Consideration, Maximum Cash Consideration or Maximum Scrip Consideration in respect of each Scheme Share held by that Scheme Shareholder, subject to the terms of this Scheme (including the operation of the Sale Facility).

5.9	Provision of cash component of Scheme Consideration

(a)	BIP must, and Asciano must use its best endeavours to procure that BIP does, by no later than the Business Day before the Implementation Date, deposit in cleared funds an amount equal to the aggregate amount of the cash component of the Scheme Consideration payable to Scheme Shareholders in an Australian dollar denominated trust account operated by Asciano as trustee for the Scheme Shareholders (provided that any interest on the amounts deposited (less bank fees and other charges) will be credited to BIP’s account).

(b)	On the Implementation Date, subject to funds having been deposited in accordance with clause 5.9(a), Asciano must pay or procure the payment, from the trust account referred to in clause 5.9(a), to each Scheme Shareholder such amount of cash from the cash component of the Scheme Consideration as that Scheme Shareholder is entitled under this clause 5 (if any).

(c)	The obligations of Asciano under clause 5.9(b) will be satisfied by Asciano (in its absolute discretion):

(1)	where a Scheme Shareholder has, before the Scheme Record Date, made a valid election in accordance with the requirements of the Asciano Registry to receive dividend payments from Asciano by electronic funds transfer to a bank account nominated by the Scheme Shareholder, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means in accordance with that election; or

(2)

otherwise, whether or not the Scheme Shareholder has made an election referred to in clause 5.9(c)(1), dispatching, or procuring the dispatch of, a cheque for the relevant amount in Australian currency to the Scheme Shareholder by prepaid post to their Registered Address

5 Scheme Consideration

(as at the Scheme Record Date), such cheque being drawn in the name of the Scheme Shareholder (or in the case of joint holders, in accordance with the procedures set out in clause 5.11).

(d)	To the extent that, following satisfaction of Asciano’s obligations under clause 5.9(b), there is a surplus in the amount held by Asciano as trustee for the Scheme Shareholders in the trust account referred to in that clause (after taking into account any funds required to satisfy any outstanding cheques issued in accordance with this clause 5.9 and any obligations under clause 5.12), that surplus shall be paid by Asciano to BIP.

5.10	Provision of scrip component of Scheme Consideration in the form of BIP CDIs

BIP must, subject to clauses 5.5, 5.6, 5.7 and 5.11:

(a)	on or before the Implementation Date:

(1)	issue, and provide or cause to be provided to CDN, to be held on trust that number of New BIP Interests that will enable BIP CDIs to be provided to Scheme Shareholders as envisaged by clause 5.10(b) on the Implementation Date;

(2)	procure that the name and address of CDN is entered in the BIP Registry in respect of those New BIP Interests; and

(3)	procure that a share certificate or holding statement (or equivalent document) in the name of CDN is sent to CDN representing those New BIP Interests;

(b)	procure that on the Implementation Date:

(1)	the BIP CDIs to which each Scheme Shareholder is entitled under this clause 5 (if any, and taking into account the impact of the Sale Facility) are provided to such Scheme Shareholder; and

(2)	the name and address of each such Scheme Shareholder is entered in the CDI Registry as the holder of the BIP CDIs issued to that Scheme Shareholder on the Implementation Date; and

(c)	procure that on or before the date that is two Business Days after the Implementation Date, a holding statement (or equivalent document) is sent to the Registered Address of each Scheme Shareholder to whom BIP CDIs are provided in accordance with clause 5.10(b) representing the number of BIP CDIs provided to that Scheme Shareholder pursuant to this Scheme, except that in the case of BIP CDIs comprising Sale Securities, to be issued under this clause 5 in respect of Scheme Consideration due to Selling Scheme Shareholders, BIP must:

(d)	on or before the Implementation Date provide or procure the provision of the Sale Securities to the Sale Agent and procure that the name and address of the Sale Agent is entered in the CDI Registry in respect of those Sale Securities;

(e)	procure that on or before the date that is two Business Days after the Implementation Date, a share certificate or holding statement (or equivalent document) is sent to the Sale Agent representing the number of Sale Securities provided it pursuant to this Scheme; and

(f)	procure that the Sale Agent sells those Sale Securities on behalf of the Selling Scheme Shareholders in accordance with clause 5.7.

5 Scheme Consideration

5.11	Joint holders

In the case of Scheme Shares held in joint names:

(a)	subject to clause 5.9(c), any amount comprising the cash component of the Scheme Consideration payable in respect of those Scheme Shares is payable to the joint holders and any cheque required to be sent under this Scheme will be made payable to the joint holders and sent to either, at the sole discretion of Asciano, the holder whose name appears first in the Share Register as at the Scheme Record Date or to the joint holders;

(b)	any BIP CDIs to be provided under this Scheme must be provided to and registered in the names of the joint holders; and

(c)	any other document required to be sent under this Scheme, will be forwarded to either, at the sole discretion of Asciano, the holder whose name appears first in the Share Register as at the Scheme Record Date or to the joint holders.

5.12	Unclaimed monies

(a)	Asciano may cancel a cheque issued under this clause 5 if the cheque:

(1)	is returned to Asciano; or

(2)	has not been presented for payment within six months after the date on which the cheque was sent.

(b)	During the period of 12 months commencing on the Implementation Date, on request in writing from a Scheme Shareholder to Asciano (or the Asciano Registry) (which request may not be made until the date which is 20 Business Days after the Implementation Date), Asciano must reissue a cheque that was previously cancelled under this clause 5.12.

(c)	The Unclaimed Money Act 2008 (Vic) will apply in relation to any Scheme Consideration which becomes ‘unclaimed money’ (as defined in section 3 of the Unclaimed Money Act 2008 (Vic)).

5.13	Orders of a court or Government Agency

If written notice is given to Asciano (or the Asciano Registry) of an order or direction made by a court of competent jurisdiction or by another Government Agency that:

(a)	requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Shares held by a particular Scheme Shareholder, which would otherwise be payable or required to be provided to that Scheme Shareholder by Asciano in accordance with this clause 5, then Asciano shall be entitled to procure that provision of that consideration is made in accordance with that order or direction; or

(b)	prevents Asciano from providing consideration to any particular Scheme Shareholder in accordance with clause 5, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Asciano shall be entitled to (as applicable):

(1)	retain an amount, in Australian dollars, equal to the cash component of the Scheme Consideration to which that Scheme Shareholder would otherwise be entitled to under this clause 5; and

(2)

direct BIP not to issue to CDN such number of New BIP Interests as underlie the BIP CDIs that Scheme Shareholder would otherwise be entitled to under this clause 5, and to use its reasonable endeavours

5 Scheme Consideration

to prevent CDN from issuing those BIP CDIs to that Scheme Shareholder,

until such time as provision of the consideration in accordance with this clause 5 is permitted by that order or direction or otherwise by law.

5.14	Status of New BIP Interests and BIP CDIs

Subject to this Scheme becoming Effective, BIP must:

(a)	issue the New BIP Interests required to be issued by it under this Scheme on terms such that each such New BIP Interest will rank equally in all respects with each existing BIP Interest (provided that they will not carry any entitlement to the BIP Permitted Distributions);

(b)	ensure that each such New BIP Interest is duly and validly issued in accordance with all applicable laws and BIP’s constituent documents, fully paid and free from any mortgage, charge, lien, encumbrance or other security interest (except for any lien arising under BIP’s constituent documents);

(c)	cause CDN to provide BIP CDIs in respect of such New BIP Interests and ensure that each such BIP CDI is duly and validly issued in accordance with all applicable laws; and

(d)	use all reasonable endeavours to ensure that:

(1)	such New BIP Interests are approved for listing and trading on the New York Stock Exchange and the Toronto Stock Exchange and that trading in them commences on the New York Stock Exchange and the Toronto Stock Exchange on the first trading day of each exchange following the date this Scheme becomes Effective (or such later date as the New York Stock Exchange or the Toronto Stock Exchange requires); and

(2)	such BIP CDIs are, from the Business Day following the date this Scheme becomes Effective (or such later date as ASX requires), quoted for trading on the ASX initially on a deferred settlement basis and thereafter on an ordinary settlement basis.

5.15	Total Scheme Consideration

(a)	Subject to clause 5.15 (b), to avoid doubt and notwithstanding any other provision of this Scheme, no more than a total of the Total Cash Pool and a total of the Total Scrip Pool (collectively, the Total Scheme Consideration) will be provided by BIP and Acquirer as Scheme Consideration, and if for any reason a greater total amount or total number of BIP CDIs would (but for this clause 5.15) be required to be provided by BIP or Acquirer under this Scheme, the requirement (or requirements) for provision of the same will be reduced (in such manner as Asciano and BIP consider equitable) to ensure that no more than the Total Scheme Consideration is provided.

(b)	The limitation in clause 5.15(a) will not apply to the extent that a greater total amount of cash or total number of BIP CDIs than the Total Scheme Consideration would be required to be provided by BIP or Acquirer under this Scheme due to any rounding applied in the application of the formulae contained in the definitions of Fixed AUD Value of a BIP CDI, Ex-Dividend Implied Offer Value or Scrip Equivalent of Ex-Dividend Implied Offer Number or in accordance with clause 5.5 and the requirement (or requirements) for provision of Scheme Consideration will be increased (in such manner as Asciano and BIP consider equitable) to take account of such issues.

6 Dealings in Asciano Shares

6	Dealings in Asciano Shares

6.1	Determination of Scheme Shareholders

To establish the identity of the Scheme Shareholders, dealings in Asciano Shares or other alterations to the Share Register will only be recognised by Asciano if:

(a)	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Share Register as the holder of the relevant Asciano Shares on or before the Scheme Record Date; and

(b)	in all other cases, registrable transfer or transmission applications in respect of those dealings, or valid requests in respect of other alterations, are received on or before the Scheme Record Date at the place where the Share Register is kept, and Asciano must not accept for registration, nor recognise for any purpose (except a transfer to Acquirer pursuant to this Scheme and any subsequent transfer by Acquirer or its successors in title), any transfer or transmission application or other request received after such times, or received prior to such times but not in registrable or actionable form, as appropriate.

6.2	Register

(a)	Asciano must register registrable transmission applications or transfers of the Scheme Shares in accordance with clause 6.1(b) before the Scheme Record Date provided that, for the avoidance of doubt, nothing in this clause 6.2(a) requires Asciano to register a transfer that would result in an Asciano Shareholder holding a parcel of Asciano Shares that is less than a ‘marketable parcel’ (for the purposes of this clause 6.2(a) ‘marketable parcel’ has the meaning given in the Operating Rules).

(b)	If this Scheme becomes Effective, a holder of Scheme Shares (and any person claiming through that holder) must not dispose of, or purport or agree to dispose of, any Scheme Shares or any interest in them on or after the Scheme Record Date otherwise than pursuant to this Scheme, and any attempt to do so will have no effect and Asciano shall be entitled to disregard any such disposal.

(c)	For the purpose of determining entitlements to the Scheme Consideration, Asciano must maintain the Share Register in accordance with the provisions of this clause 6.2 until the Scheme Consideration has been paid to the Scheme Shareholders. The Share Register in this form will solely determine entitlements to the Scheme Consideration.

(d)	All statements of holding for Asciano Shares (other than statements of holding in favour of Acquirer) will cease to have effect after the Scheme Record Date as documents of title in respect of those shares and, as from that date, each entry current at that date on the Share Register (other than entries on the Share Register in respect of Acquirer) will cease to have effect except as evidence of entitlement to the Scheme Consideration in respect of the Asciano Shares relating to that entry.

(e)	As soon as possible on or after the Scheme Record Date, and in any event within one Business Day after the Scheme Record Date, Asciano will ensure that details of the names, Registered Addresses and holdings of Asciano Shares for each Scheme Shareholder as shown in the Share Register are available to BIP in the form BIP reasonably requires.

7 Quotation of Asciano Shares

7	Quotation of Asciano Shares

(a)	Asciano must apply to ASX to suspend trading on the ASX in Asciano Shares with effect from the close of trading on the Effective Date.

(b)	On a date after the Implementation Date to be determined by BIP, Asciano must apply:

(1)	for termination of the official quotation of Asciano Shares on the ASX; and

(2)	to have itself removed from the official list of the ASX.

8	General Scheme provisions

8.1	Consent to amendments to this Scheme

If the Court proposes to approve this Scheme subject to any alterations or conditions:

(a)	Asciano may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which BIP has consented; and

(b)	each Scheme Shareholder agrees to any such alterations or conditions which Asciano has consented to.

8.2	Scheme Shareholders’ agreements and warranties

(a)	Each Scheme Shareholder:

(1)	agrees to the transfer of their Asciano Shares together with all rights and entitlements attaching to those Asciano Shares in accordance with this Scheme;

(2)	agrees to the variation, cancellation or modification of the rights attached to their Asciano Shares constituted by or resulting from this Scheme;

(3)	agrees to, on the direction of BIP, destroy any holding statements or share certificates relating to their Asciano Shares;

(4)	who is issued BIP CDIs under this Scheme agrees to become a holder of BIP CDIs; and

(5)	acknowledges that this Scheme binds Asciano and all Scheme Shareholders (including those who do not attend the Scheme Meeting and those who do not vote, or vote against this Scheme, at the Scheme Meeting).

(b)

Each Scheme Shareholder is taken to have warranted to Asciano and Acquirer on the Implementation Date, and appointed and authorised Asciano as its attorney and agent to warrant to Acquirer on the Implementation Date, that all their Asciano Shares (including any rights and entitlements attaching to those shares) which are transferred under this Scheme will, at the date of transfer, be fully paid and free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any ‘security interests’ within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind, and that they have full power and capacity to transfer their Asciano

8 General Scheme provisions

Shares to Acquirer together with any rights and entitlements attaching to those shares. Asciano undertakes that it will provide such warranty to Acquirer as agent and attorney of each Scheme Shareholder.

8.3	Title to and rights in Scheme Shares

(a)	To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Acquirer will, at the time of transfer of them to Acquirer, vest in Acquirer free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any ‘security interests’ within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise and free from any restrictions on transfer of any kind.

(b)	Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5, Acquirer will be beneficially entitled to the Scheme Shares to be transferred to it under this Scheme pending registration by Asciano of Acquirer in the Share Register as the holder of the Scheme Shares.

8.4	Appointment of sole proxy

Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5, and until Asciano registers Acquirer as the holder of all Scheme Shares in the Share Register, each Scheme Shareholder:

(a)	is deemed to have appointed Acquirer as attorney and agent (and directed Acquirer in each such capacity) to appoint any director, officer, secretary or agent nominated by Acquirer as its sole proxy and, where applicable or appropriate, corporate representative to attend shareholders’ meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any shareholders’ resolution or document;

(b)	must not attend or vote at any of those meetings or sign any resolutions, whether in person, by proxy or by corporate representative (other than pursuant to clause 8.4(a));

(c)	must take all other actions in the capacity of a registered holder of Scheme Shares as Acquirer reasonably directs; and

(d)	acknowledges and agrees that in exercising the powers referred to in clause 8.4(a), Acquirer and any director, officer, secretary or agent nominated by Acquirer under clause 8.4(a) may act in the best interests of Acquirer as the intended registered holder of the Scheme Shares.

8.5	Authority given to Asciano

Each Scheme Shareholder, without the need for any further act:

(a)	on the Effective Date, irrevocably appoints Asciano and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of enforcing the Deed Poll against BIP and Acquirer, and Asciano undertakes in favour of each Scheme Shareholder that it will enforce the Deed Poll against BIP and Acquirer on behalf of and as agent and attorney for each Scheme Shareholder; and

9 General

(b)	on the Implementation Date, irrevocably appoints Asciano and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of executing any document or doing or taking any other act necessary, desirable or expedient to give effect to this Scheme and the transactions contemplated by it, including (without limitation) executing the Scheme Transfer, and Asciano accepts each such appointment. Asciano as attorney and agent of each Scheme Shareholder, may sub-delegate its functions, authorities or powers under this clause 8.5 to all or any of its directors, officers, secretaries or employees (jointly, severally or jointly and severally).

8.6	Instructions and elections

If not prohibited by law (and including where permitted or facilitated by relief granted by a Government Agency), all instructions, notifications or elections by a Scheme Shareholder to Asciano binding or deemed binding between the Scheme Shareholder and Asciano relating to Asciano or Asciano Shares, including instructions, notifications or elections relating to:

(a)	whether dividends are to be paid by cheque or into a specific bank account;

(b)	payments of dividends on Asciano Shares; and

(c)	notices or other communications from Asciano (including by email),

will be deemed from the Implementation Date (except to the extent determined otherwise by BIP in its sole discretion), by reason of this Scheme, to be made by the Scheme Shareholder to BIP and to be a binding instruction, notification or election to, and accepted by, BIP in respect of the BIP CDIs provided to that Scheme Shareholder until that instruction, notification or election is revoked or amended in writing addressed to BIP at its registry.

8.7	Binding effect of Scheme

This Scheme binds Asciano and all of the Scheme Shareholders (including those who did not attend the Scheme Meeting to vote on this Scheme, did not vote at the Scheme Meeting, or voted against this Scheme at the Scheme Meeting) and, to the extent of any inconsistency, overrides the constitution of Asciano.

9	General

9.1	Stamp duty

BIP will:

(a)	pay all stamp duty and any related fines, penalties and interest in respect of this Scheme and the Deed Poll, the performance of the Deed Poll and each transaction effected by or made under this Scheme and the Deed Poll; and

(b)	indemnify each Scheme Shareholder against any liability arising from failure to comply with clause 9.1(a).

9 General

9.2	Consent

Each of the Scheme Shareholders consents to Asciano doing all things necessary or incidental to the implementation of this Scheme, whether on behalf of the Scheme Shareholders, Asciano or otherwise.

9.3	Notices

(a)	If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Asciano, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Asciano’s registered office or at the office of the Asciano Registry.

(b)	The accidental omission to give notice of the Scheme Meeting or the non-receipt of such notice by an Asciano Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

9.4	Governing law

(a)	This Scheme is governed by the laws in force in New South Wales.

(b)	The parties irrevocably submit to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this Scheme. The parties irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

9.5	Further action

Asciano must do all things and execute all documents necessary to give full effect to this Scheme and the transactions contemplated by it.

9.6	No liability when acting in good faith

Each Scheme Shareholder agrees that neither Asciano, BIP nor Acquirer nor any director, officer, secretary or employee of any of those companies shall be liable for anything done or omitted to be done in the performance of this Scheme or the Deed Poll in good faith.

Schedule 1

Definitions and interpretation

1	Definitions

The meanings of the terms used in this Scheme are set out below.

	Term	Meaning

	Acquirer	Nitro Corporation Pty Ltd ACN 607 605 701.

	Asciano	Asciano Limited ACN 123 652 862 of Level 6, 15 Blue Street, North Sydney, NSW 2060.

	Asciano Rights	either:

		1	a performance right or deferred right granted pursuant to the Asciano Executive Incentive Plan Rules; or

		2	a performance right granted pursuant to the Asciano Long Term Incentive Plan Rules.

	Asciano Registry	Computershare Investor Services Pty Ltd ACN 078 279 277.

	Asciano Share	a fully paid ordinary share in the capital of Asciano.

	Asciano Shareholder	a person who is registered as the holder of an Asciano Share in the Share Register.

	ASIC	the Australian Securities and Investments Commission.

	ASX	ASX Limited ABN 98 008 624 691 and, where the context requires, the financial market that it operates.

Available Cash Consideration

the amount of cash determined by subtracting from the Total Cash Pool the aggregate amount of cash consideration payable by BIP under this Scheme to Scheme Shareholders who elect, or are deemed to have elected, Standard Consideration.

Schedule 1 Definitions and interpretation

Available Scrip Consideration

the number of BIP CDIs determined by subtracting from the Total Scrip Pool the aggregate number of BIP CDIs to which Scheme Shareholders who elect, or are deemed to have elected, Standard Consideration are entitled under this Scheme.

BIP CDI	a CHESS Depository Interest issued under this Scheme, being a unit of beneficial ownership in a BIP Interest registered in the name of CDN.

BIP Interest	a fully paid limited partnership interest in Brookfield Infrastructure Partners L.P.

BIP Permitted Distribution	has the meaning given in the Implementation Deed.

BIP	Brookfield Infrastructure Partners Limited in its capacity as general partner of Brookfield Infrastructure Partners L.P. or, where appropriate, Brookfield Infrastructure Partners L.P.

BIP Registry	the register of BIP Interest holders maintained by BIP or its agent.

Business Day	a day that is not a Saturday, Sunday or public holiday or bank holiday in Sydney.

CDI Registry	the register of BIP CDI holders maintained by BIP or its agent.

CDN	means CHESS Depository Nominees Pty Limited ACN 071 346 506.

CHESS	the Clearing House Electronic Subregister System operated by ASX Settlement Pty Ltd and ASX Clear Pty Limited.

Corporations Act	the Corporations Act 2001 (Cth).

Corporations Regulations	the Corporations Regulations 2001 (Cth).

Court	the Supreme Court of New South Wales or such other court of competent jurisdiction under the Corporations Act agreed to in writing by BIP and Asciano.

Schedule 1 Definitions and interpretation

Deed Poll

the deed poll substantially in the form of Attachment 1 under which BIP and Acquirer each covenants in favour of the Scheme Shareholders to perform the obligations attributed to them under this Scheme.

Effective

when used in relation to this Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the Court order made under paragraph 411(4)(b) of the Corporations Act in relation to this Scheme, but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date	the date on which this Scheme becomes Effective.

Election	has the meaning in clause 5.1.

Election Form

the election form provided with the Scheme Booklet under which each Asciano Shareholder (other than Acquirer) may elect to receive either Standard Consideration, Maximum Cash Consideration or Maximum Scrip Consideration in respect of all of their Asciano Shares.

Election Time	the date which is 2 Business Days prior to the Scheme Record Date (unless ASIC requires an earlier date, in which case such earlier date shall apply) or any other date agreed between the parties.

End Date	the date which is 6 months after the date of the Implementation Deed, or any later date as Asciano and BIP agree in writing.

Ex-Dividend Implied Offer Value	$6.9439 plus the result of multiplying 0.0387 by the Fixed AUD Value of a BIP CDI, less the Special Dividend Amount.

Fixed AUD Value of a BIP CDI	the result of dividing 42.05 by 0.7374.

Government Agency

any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity, including a stock or other securities exchange, or any minister of the Crown in right of the Commonwealth of Australia or any state, or any other federal, state, provincial, local or other government, whether foreign or Australian.

Gross Proceeds	has the meaning given in clause 5.7(c).

Implementation Date	the tenth Business Day after the Scheme Record Date, or such other date after the Scheme Record Date as the parties agree in writing.

Schedule 1 Definitions and interpretation

Implementation Deed	the scheme implementation deed dated 17 August 2015 between BIP and Asciano relating to the implementation of this Scheme.

Ineligible Foreign Shareholder

a Scheme Shareholder whose address shown in the Share Register on the Scheme Record Date is a place outside Australia and its external territories, New Zealand, the United States or Canada, unless BIP determines that it is lawful and not unduly onerous or impracticable to provide that Scheme Shareholder with BIP CDIs when the Scheme becomes Effective.

Listing Rules	the official listing rules of ASX.

Maximum Cash Consideration	the consideration determined in accordance with clause 5.3.

Maximum Scrip Consideration	the consideration determined in accordance with clause 5.4.

New BIP Interest	a BIP Interest to be provided to CDN under this Scheme.

Operating Rules	the official operating rules of ASX.

Registered Address	in relation to an Asciano Shareholder, its address shown in the Share Register as at the Scheme Record Date.

Sale Agent

the sale agent appointed to sell the Sale Securities pursuant to clause 5.7 of this Scheme (and where appropriate in relation to holdings by it of securities, includes a nominee or custodian holding for it).

Sale Facility	the facility provided for in clause 5.7.

Sale Securities	has the meaning given in clause 5.7(a).

Scheme

this scheme of arrangement under Part 5.1 of the Corporations Act between Asciano and the Scheme Shareholders subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to BIP and Asciano.

Scheme Booklet	the scheme booklet published by Asciano and dated on or about 29 September 2015.

Schedule 1 Definitions and interpretation

Scheme Consideration	for each Asciano Share held by a Scheme Shareholder as at the Scheme Record Date, an amount of

	1	the Standard Consideration;

	2	the Maximum Cash Consideration; or

	3	the Maximum Scrip Consideration,

subject to the terms of this Scheme.

Scheme Meeting

the meeting of the Asciano Shareholders ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on this Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Record Date	5.00pm on the tenth Business Day after the Effective Date or such other time and date as the parties agree in writing.

Scheme Shares	all Asciano Shares held by the Scheme Shareholders as at the Scheme Record Date.

Scheme Shareholder	a holder of Asciano Shares recorded in the Share Register as at the Scheme Record Date (other than Acquirer).

Scheme Transfer

a duly completed and executed proper instrument of transfer in respect of the Scheme Shares for the purposes of section 1071B of the Corporations Act, in favour of Acquirer as transferee, which may be a master transfer of all or part of the Scheme Shares.

Scrip Equivalent of Ex-Dividend Implied Offer Number	Ex-Dividend Implied Offer Value divided by the AUD Value of a BIP CDI.

Second Court Date

the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving this Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard.

Selling Scheme Shareholder	a Scheme Shareholder in respect of whom BIP CDIs are provided to the Sale Agent in the circumstances referred to in clause 5.7(a).

Share Register	the register of members of Asciano maintained by Asciano or the Asciano Registry in accordance with the Corporations Act.

Schedule 1 Definitions and interpretation

Small Parcel

is a parcel of BIP CDIs having a value of less than $500 based on the closing price of BIP Interests on the New York Stock Exchange on the day prior to the Scheme Record Date (New York time), and the USD/AUD Reference Rate on the Scheme Record Date (and, for the avoidance of doubt, assuming BIP Interests and BIP CDIs to be of equivalent value).

Special Dividend Amount	the per share amount of up to $0.90 per Asciano Share actually paid by Asciano as a special dividend pursuant to its discretion under clause 4.7 of the Implementation Deed.

Standard Consideration	the consideration described in clause 5.2.

Subsidiary	has the meaning given in Division 6 of Part 1.2 of the Corporations Act but so that:

	1	an entity will also be deemed to be a ‘Subsidiary’ of an entity if that entity is required by the accounting standards to be consolidated by that entity;

	2	a trust or fund may be a ‘Subsidiary’, for the purposes of which any units or other beneficial interests will be deemed to be shares; or

	3	a corporation or trust or fund may be a ‘Subsidiary’ of a trust or fund if it would have been a Subsidiary if that trust or fund were a corporation.

Total Cash Pool	$6,772,980,512.30:

	1	less the Total Special Dividend Amount; and

	2	less the result of multiplying the number (if any) of Asciano Shares held by Acquirer on the Record Date by (A$6.9439 less the Special Dividend Amount); and

	3	plus the result of multiplying the number (if any) of Asciano Rights which are satisfied by the issue of new Asciano Shares by $6.9439.

Total Scrip Pool	37,747,426 BIP CDIs:

	1	less the result of multiplying the number (if any) of Asciano Shares held by Acquirer on the Record Date by 0.0387; and

	2	plus the result of multiplying the number (if any) of Asciano Rights which are satisfied by the issue of new Asciano Shares by 0.0387.

Total Special Dividend Amount	the aggregate of all Special Dividend Amounts paid to Asciano Shareholders.

USD/AUD Reference Rate	the USD/AUD Hedge Settlement Rate WM/Reuters USD/AUD (HSRA) with a specified time of 10.00 a.m. Sydney time.

Schedule 1 Definitions and interpretation

2	Interpretation

In this Scheme:

(a)	headings and bold type are for convenience only and do not affect the interpretation of this Scheme;

(b)	the singular includes the plural and the plural includes the singular;

(c)	words of any gender include all genders;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this Scheme have a corresponding meaning;

(e)	a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual;

(f)	a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Scheme;

(g)	a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them (whether passed by the same or another Government Agency with legal power to do so);

(h)	a reference to a document (including this Scheme) includes all amendments or supplements to, or replacements or novations of, that document;

(i)	a reference to ‘$’, ‘A$’ or ‘dollar’ is to Australian currency and, unless the context requires otherwise, a reference to ‘cash’ is to an amount of Australian currency;

(j)	a reference to any time is, unless otherwise indicated, a reference to that time in Sydney;

(k)	a term defined in or for the purposes of the Corporations Act, and which is not defined in clause 1 of this Schedule 1, has the same meaning when used in this Scheme;

(l)	a reference to a party to a document includes that party’s successors and permitted assignees;

(m)	no provision of this Scheme will be construed adversely to a party because that party was responsible for the preparation of this Scheme or that provision;

(n)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(o)	any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(p)	a reference to a body, other than a party to this Scheme (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

Schedule 1 Definitions and interpretation

(q)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(r)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(s)	if an act prescribed under this Option Scheme to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day; and

(t)	a reference to the Listing Rules and the Operating Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

3	Interpretation of inclusive expressions

Specifying anything in this Scheme after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

4	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

Attachment 1

Deed Poll

Scheme of arrangement            page 1

Attachment 3

Deed poll

[Attached]

Deed

Share scheme deed poll

Brookfield Infrastructure Partners Limited as general

partner of Brookfield Infrastructure Partners L.P.

Nitro Corporation Pty Ltd

ANZ Tower 161 Cestlereagh Street Sydney NSW 2000 Australia	T +61 2 9225 5000 F +61 2 9322 4000
GPO Box 4227 Sydney NSW 2001 Australia	herbertsmithfreehills.com DX 361 Sydney

Share scheme deed poll Date ▶ This deed poll is made
By

Brookfield Infrastructure Partners Limited as general partner of

Brookfield Infrastructure Partners L.P.

of Cannon’s Court

22 Victoria Street

Hamilton, HM 12, Bermuda

(Brookfield)

and

Nitro Corporation Pty Ltd

ACN 607 605 701 of Level 22, 135 King Street, Sydney NSW 2000

(Acqulrer)

in favour of	each person registered as a holder of fully paid ordinary shares in Asciano in the Asciano Share Register as at the Scheme Record Date (other than the Excluded Shareholders).
Recitals

1   Asciano and BIP entered into the Implementation Deed.

2   In the Implementation Deed, BIP agreed to make this deed poll and to procure that Acquirer make this deed poll.

3   BIP and Acquirer are making this deed poll for the purpose of covenanting in favour of the Scheme Shareholders to perform their obligations under the Implementation Deed and the Scheme.

This deed poll provides as follows:

1	Definitions and interpretation

1.1	Definitions

(a)	The meanings of the terms used in this deed poll are set out below.

Term	Meaning

First Court Date	the first day on which an application made to the Court for an order

2 Conditions to obligations

Term	Meaning

under subsection 411(1) of the Corporations Act convening the Scheme Meeting to consider the Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.

Implementation Deed	the scheme implementation deed entered into between Asciano and Brookfield dated 18 August 2015.

Scheme

the scheme of arrangement under Part 5.1 of the Corporations Act between Asciano and the Scheme Shareholders, the form of which is set out in Attachment 1, subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to by BIP, Acquirer and Asciano.

(b)	Unless the context otherwise requires, terms defined in the Scheme have the same meaning when used in this deed poll.

1.2	Interpretation

Sections 2, 3 and 4 of Schedule 1 of the Scheme apply to the interpretation of this deed poll, except that references to ‘this Scheme’ are to be read as references to ‘this deed poll’.

1.3	Nature of deed poll

BIP and Acquirer acknowledge that:

(a)	this deed poll may be relied on and enforced by any Scheme Shareholder in accordance with its terms even though the Scheme Shareholders are not party to it; and

(b)	under the Scheme, each Scheme Shareholder irrevocably appoints Asciano and each of its directors, officers and secretaries (jointly and each of them severally) as its agent and attorney to enforce this deed poll against BIP and Acquirer.

2	Conditions to obligations

2.1	Conditions

This deed poll and the obligations of Brookfield and Acquirer under this deed poll are subject to the Scheme becoming Effective.

2.2	Termination

The obligations of BIP and Acquirer under this deed poll to the Scheme Shareholders will automatically terminate and the terms of this deed poll will be of no force or effect if:

3 Scheme obligations

(a)	the Implementation Deed is terminated in accordance with its terms; or

(b)	the Scheme is not Effective on or before the End Date,

unless BIP, Acquirer and Asciano otherwise agree in writing.

2.3	Consequences of termination

If this deed poll terminates under clause 2.2, in addition and without prejudice to any other rights, powers or remedies available to Scheme Shareholders:

(a)	BIP and Acquirer are released from their obligations to further perform this deed poll except those obligations contained in clause 7.1 and any other obligations which by their nature survive termination; and

(b)	each Scheme Shareholder retains the rights they have against BIP and Acquirer in respect of any breach of this deed poll which occurred before it was terminated.

3	Scheme obligations

3.1	Scheme Consideration

Subject to clause 2, each of BIP and Acquirer undertakes in favour of each Scheme Shareholder to:

(a)	provide, or procure the provision of, the Scheme Consideration to each Scheme Shareholder in accordance with the terms of the Scheme, including by:

(1)	depositing, or procuring the deposit of, in cleared funds, by no later than the Business Day before the Implementation Date, an amount equal to the aggregate amount of the cash component of the Scheme Consideration payable to all Scheme Shareholders under the Scheme into an Australian dollar denominated trust account operated by Asciano as trustee for the Scheme Shareholders, except that any interest on the amounts deposited (less bank fees and other charges) will be credited to BIP’s account; and ‘

(2)	issuing, on or before the Implementation Date, the New BIP Interests required to be issued under the Scheme and providing such New BIP Interests to CDN and procuring that the name and address of CDN is entered in the BIP Registry in respect of those New BIP Interests; and

(3)	procuring that, on the Implementation Date, the BIP CDIs to which each Scheme Shareholder is entitled (if any, and taking into account the impact of the Sale Facility) are provided to such Scheme Shareholders; and

(b)	undertake all other actions attributed to it under the Scheme,

subject to and in accordance with the terms of the Scheme.

3.2	Shares to rank equally

BIP covenants in favour of each Scheme Shareholder that the New BIP Interests which are issued to CDN in accordance with the Scheme will:

4 Warranties

(a)	rank equally with all existing BIP Interests (provided that they will not carry entitlement to the Brookfield Permitted Distributions); and

(b)	be issued fully paid and free from any mortgage, charge, lien, encumbrance or other security interest (except for any lien arising under BIP’s constituent documents applying equally to all existing BIP Interests).

4	Warranties

Each of BIP and Acquirer represents and warrants in favour of each Scheme Shareholder, in respect of itself, that:

(a)	in the case of BIP, BIPL is incorporated and existing and in compliance under the laws of the place of its incorporation and BIP is formed and existing and in good standing as an exempted limited partnership under the laws of Bermuda;

(b)	in the case of Acquirer, it is a corporation validly existing under the laws of its place of registration;

(c)	it has the corporate power to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll;

(d)	it has taken all necessary corporate action to authorise its entry into this deed poll and has taken or will take all necessary corporate action to authorise the performance of this deed poll and to carry out the transactions contemplated by this deed poll;

(e)	this deed poll is valid and binding on it and enforceable against BIP and Acquirer, respectively, it in accordance with its terms;

(f)	in the case of BIP, this deed poll does not conflict with, or result in the breach of or default under, any provision of BIPL’s or BIP’s memorandum of association, by-laws, partnership agreement or other constituent documents (as appropriate), or any writ, order or injunction, judgment, law, rule or regulation to which BIPL or BIP is a party or subject or by which either is bound; and

(g)	in the case of Acquirer, this deed poll does not conflict with, or result in the breach of or default under, any provision of its constitution, or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or subject or by which it is bound.

5	Continuing obligations

This deed poll is irrevocable and, subject to clause 2, remains in full force and effect until:

(a)	BIP and Acquirer have fully performed their obligations under this deed poll; or

(b)	the earlier termination of this deed poll under clause 2.

6	Notices

6.1	Form of Notice

A notice or other communication in respect of this deed poll (Notice) must be:

7 General

(a)	in writing and in English and signed by or on behalf of the sending party; and

(b)	addressed to BIP and Acquirer in accordance with the details set out below (or any alternative details nominated by BIP or Acquirer by Notice).

Attention	Michael Ryan

Address	Level 22,135 King Street, Sydney NSW 2000

Email address	michael.ryan@au.brookfield.com

6.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice Is regarded as given and received

By hand to the nominated address	When delivered to the nominated address

By pre-paid post to the nominated address	At 9.00am (addressee’s time) on the second Business Day after the date of posting

By fax email to the nominated email address	When a delivery confirmation report is received by the sender or, if no such delivery confirmation report is received, when the email (including any attachment) comes to the attention of the recipient party or a person acting on its behalf.

6.3	Notice must not be given by email or other electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 6.2).

7 General

7	General

7.1	Stamp duty

BIP and Acquirer:

(a)	will pay all stamp duty and any related fines, penalties and interest in respect of the Scheme and this deed poll, the performance of this deed poll and each transaction effected by or made under the Scheme and this deed poll; and

(b)	indemnify each Scheme Shareholder against any liability arising from failure to comply with clause 7.1(a).

7.2	Governing law and jurisdiction

(a)	This deed poll is governed by the law in force in New South Wales, Australia.

(b)	BIP and Acquirer irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed poll. BIP and Acquirer irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

7.3	Waiver

(a)	BIP and Acquirer may not rely on the words or conduct of any Scheme Shareholder as a waiver of any right unless the waiver is in writing and signed by the Scheme Shareholder granting the waiver.

(b)	No Scheme Shareholder may rely on words or conduct of BIP or Acquirer as a waiver of any right unless the waiver is in writing and signed by the BIP or Acquirer, as appropriate.

(c)	The meanings of the terms used in this clause 7.3 are set out below.

Term	Meaning

conduct	includes a failure or delay in the exercise, or partial exercise, of a right.

right	any right arising under or in connection with this deed poll (including a breach of, or default under this deed poll) and includes the right to rely on this clause.

waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

7 General

7.4	Variation

A provision of this deed poll or any right created under it may only be varied, altered or otherwise amended if:

(a)	before the First Court Date, the variation is agreed to by Asciano in writing; or

(b)	on or after the First Court Date, the variation is agreed to by Asciano in writing and the Court indicates that the variation would not of itself preclude approval of the Scheme,

in which event BIP and Acquirer will enter into a further deed poll in favour of the Scheme Shareholders giving effect to the variation, alteration or amendment.

7.5	Cumulative rights

The rights, powers and remedies of BIP, Acquirer and the Scheme Shareholders under this deed poll are cumulative and are in addition to, and do not exclude any other rights, powers or remedies provided by law independently of this deed poll.

7.6	Assignment

(a)	The rights and obligations created by this deed poll are personal to the BIP, Acquirer and each Scheme Shareholder and must not be dealt with at law or in equity without the prior written consent of BIP or Asciano (as appropriate).

(b)	Any purported dealing in contravention of clause 7.6(a) is invalid.

7.7	Joint and several obligations

BIP and Acquirer are jointly and severally liable for each obligation imposed on both of them by the terms of this deed poll.

7.8	Further action

BIP and Acquirer must, at their own expense, do all things and execute all documents (on its own behalf or on behalf of each Scheme Shareholder) necessary to give full effect to this deed poll and the transactions contemplated by it.

7.9	Service of process

Without preventing any other mode of service, any document in a legal action, suit or other proceeding in the courts of New South Wales or courts of appeal from them (including any writ of summons or other originating process or any third or other party notice) may be served on BIP by being delivered to or left for BIP at the address shown for Acquirer in the Details.

Attachment 1

Scheme [Attached]

Signing page

Executed as a deed poll
Signed and delivered for Brookfield Infrastructure Partners by its general partner Brookfield Infrastructure Partners Limited by:

sign here ▶
Director/Company Secretary
print name	Jane Sheere
Secretary

Signed sealed and delivered by Nitro Corporation Pty Ltd by
sign here ▶
Company Secretary/Director

print name

sign here ▶
Director

print name

Signing page

Executed as a deed poll
Signed and delivered for Brookfield Infrastructure Partners by its general partner Brookfield Infrastructure Partners Limited by:

sign here ▶
Director/Company Secretary
print name

Signed sealed and delivered by Nitro Corporation Pty Ltd by
sign here ▶
Company Secretary/Director

print name	Michael John Ryan

sign here ▶
Director

print name	Bill Powell

Signing page

Executed as a deed
Signed and delivered for Brookfield Infrastructure Partners, L.P. by its general partner Brookfield Infrastructure Partners Limited sign here ▶
Company Secretary/Director
print name	Jane Sheere
Secretary

SIGNED by JOHN PATRICK MULLEN as attorney for ASCIANO LIMITED under power of attorney dated 19 March 2014 in the presence of:	) ) ) ) ) ) ) ) ) ) )

Signature of witness

JACQUELINE MULLEN
Name of witness (block letters)
By executing this document the attorney states that the attorney has received no notice of revocation of the power of attorney